     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 1999

                                                      REGISTRATION NO. 333-76843
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                             NETSCOUT SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          7373                  04-2837575
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                            ------------------------

                             NETSCOUT SYSTEMS, INC.
                            4 TECHNOLOGY PARK DRIVE
                         WESTFORD, MASSACHUSETTS 01886
                                 (978) 614-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

       ANIL K. SINGHAL, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
             NARENDRA POPAT, PRESIDENT AND CHIEF OPERATING OFFICER
                             NETSCOUT SYSTEMS, INC.
                            4 TECHNOLOGY PARK DRIVE
                         WESTFORD, MASSACHUSETTS 01886
                                 (978) 614-4000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

        JOHN A. MELTAUS, ESQ.                    PHILIP P. ROSSETTI, ESQ.
         MIGUEL J. VEGA, ESQ.                     MICHAEL D. BAIN, ESQ.
   TESTA, HURWITZ & THIBEAULT, LLP                  HALE AND DORR LLP
           125 High Street                           60 State Street
     Boston, Massachusetts 02110               Boston, Massachusetts 02109
            (617) 248-7000                            (617) 526-6000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.
                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    DESCRIPTION OF INSIDE COVER OF THE PROSPECTUS FOR NETSCOUT SYSTEMS, INC.



    Application Flow Management



    Aligns computer network resources with the business



    [The inside cover of the Prospectus (before unfolding) shows a stylized representation of the interdependencies between the information technology infrastructure (consisting of the 'devices' and the 'connectivity' layers) and a company's business carried out by the business applications (represented by the two upper layers: 'applications' and 'business processes'.]



DESCRIPTION OF GATEFOLD



    NetScout [with NetScout logo]



    Because the network is the business-TM-.



    Proactive Network and Application Performance Management Solutions



    Application Response Time Measurement provides detailed, current information on application response time which can be used to optimize network configuration and prioritize software applications.



    Monitoring and Troubleshooting allows current monitoring and trend analysis of network usage, performance and error conditions which helps network managers prevent network malfunctions and expedite troubleshooting.



    Capacity Planning measures trends in network usage by individual software application to enable informed spending decisions.



    Policy Enforcement allows network managers to identify inappropriate or wasteful usage of the computer network to ensure adherence to corporate policies and guidelines.



    Accounting and Charge-Back provides network usage information by user, department, or application, which can be used to charge for internal network usage.



    [The graphic in the center of the two-page inside spread consists of multiple servers labeled "ERP", "eMail" and "Custom Applications", desktops representing clients in another grouping, two remote routers accessing the internet (represented by a cloud symbol) and a customer support extranet (represented by another cloud symbol). The central interconnection of all these segments of the network is represented by a symbolic network center. On each part of the networks are NetScout Probes, designated as such, indicating likely placement of probes in a real network. Additional elements of the graphic are stylized computer screens for the following products: NetScout Manager Plus-TM-console software, AppScout-TM- application flow monitor and NetScout WebCast-TM-network and trend reports. NetScout's software products.]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 20, 1999



                                4,000,000 Shares


                                     [LOGO]

                                  Common Stock

                                 -------------


    We are selling all of the shares of common stock offered. Prior to this offering, there has been no public market for the common stock. The initial public offering price is expected to be between $14.00 and $16.00 per share.



    The selling stockholders identified on page 54 have granted the underwriters an option to purchase a maximum of 600,000 additional shares of common stock to cover over-allotments of shares. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.


    Application has been made to list the common stock on The Nasdaq Stock Market's National Market under the symbol "NTCT."


    Investing in the common stock involves risks. See "Risk Factors" beginning on page 7.



                                                                                 Underwriting
                                                                    Price to    Discounts and      Proceeds to
                                                                     Public      Commissions         NetScout
                                                                    ---------  ----------------  ----------------
Per Share.........................................................  $          $                 $
Total.............................................................  $          $                 $


    Delivery of the shares of common stock will be made on or about
             , 1999.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Deutsche Banc Alex. Brown

                  Bear, Stearns & Co. Inc.

                                   Dain Rauscher Wessels

                                                                    a division
of Dain Rauscher Incorporated

                The date of this prospectus is            , 1999

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------
Prospectus Summary............................          5
Risk Factors..................................          7
Special Note Regarding Forward-Looking
  Statements..................................         17
Use Of Proceeds...............................         18
Dividend Policy...............................         18
Capitalization................................         19
Dilution......................................         20
Selected Consolidated Financial Data..........         21
Management's Discussion And Analysis Of
  Financial Condition And Results Of
  Operations..................................         22

                                                  PAGE
                                                ---------

Business......................................         34
Management....................................         45
Certain Transactions..........................         52
Principal And Selling Stockholders............         54
Description Of Capital Stock..................         57
Shares Eligible For Future Sale...............         61
Underwriting..................................         63
Legal Matters.................................         65
Experts.......................................         65
Where You Can Find More Information...........         65
Index To Consolidated Financial Statements....        F-1


                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.
                            ------------------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION


    Until             , 1999 (25 days after the commencement of this offering),
all dealers that effect transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.


                             NETSCOUT SYSTEMS, INC.



    We design, develop, manufacture, market and support a family of products that enable businesses and network service providers to manage the performance of their computer networks and software applications. Our Application Flow Management solution tracks and provides information regarding the flow of software applications, such as e-mail, order entry and Web-based applications, across the network and the performance of the underlying computer network. Application Flow Management consists of data collection products as well as analysis and presentation software. Our data collection products collect, aggregate and analyze network and application data from a wide range of network technologies. Using this data, our presentation and analysis software products provide current information to computer network managers and business executives in an easy-to-use, graphical format.


    Business enterprises increasingly rely on their software applications and computer networks as strategic assets that are essential to business operations. Even minor computer network malfunctions can result in significant business interruptions, lost revenue, decreased productivity and customer dissatisfaction. As a result, businesses are recognizing the critical importance of effective network and application performance management.

    To support the growing number of users and demand for faster and more reliable computer network access, new network technologies and products have been introduced. This has resulted in highly-complex computer networks, which are more difficult to manage.


    Our solution provides a proactive approach to network and application performance management that enables businesses to anticipate and address network and application performance problems and align their computer resources with their business strategies. Application Flow Management provides the following key functions:


    - APPLICATION RESPONSE TIME MEASUREMENT-Provides detailed, current information on application response time which can be used to optimize network configuration and prioritize software applications.

    - MONITORING AND TROUBLESHOOTING-Allows current monitoring and trend analysis of network usage, performance and error conditions which helps network managers prevent network malfunctions and expedite troubleshooting.

    - CAPACITY PLANNING-Measures trends in network usage by individual software application to enable informed network spending decisions.

    - POLICY ENFORCEMENT-Allows network managers to identify inappropriate or wasteful usage of the computer network to ensure adherence to corporate policies and guidelines.

    - ACCOUNTING AND CHARGE-BACK-Provides network usage information by user, department or application, which can be used to charge for internal network usage.


    Our Application Flow Management solution is used by businesses and organizations with large and medium-sized computer networks, as well as service providers that offer computer network and software application management services. We sell our products through indirect distribution channels and a direct sales force. Cisco Systems, Inc. is our largest indirect channel partner and sells our products under its private label.


    NetScout was incorporated in Massachusetts in June 1984 under the name Frontier Software Development, Inc. We were primarily an engineering consulting company until 1992 when we began developing the NetScout family of products. In April 1993, we reincorporated in Delaware and, in March 1997, we changed our name to NetScout Systems, Inc. Our principal offices are located at 4 Technology Park Drive, Westford, Massachusetts 01886, and our telephone number is (978) 614-4000.

                                  THE OFFERING


Common stock offered by NetScout...................  4,000,000 shares
Common stock to be outstanding after the             26,588,637 shares
  offering.........................................
Use of proceeds....................................  For general corporate purposes, including working capital.
Proposed Nasdaq National Market symbol.............  NTCT



Common stock outstanding is based on 22,588,637 shares of common stock outstanding as of June 30, 1999 and excludes 3,239,451 shares issuable upon the exercise of outstanding stock options as of June 30, 1999 and 4,712,250 shares available for future grant under our stock plans.


                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The pro forma data in the tables below gives effect to the conversion of all shares of Series A Preferred Stock, Class B Convertible Common Stock and Non-Voting Common Stock into common stock upon the closing of this offering. The pro forma as adjusted balance sheet data as of June 30, 1999 also give effect to the sale of 4,000,000 shares of common stock that we are offering under this prospectus at an assumed initial public offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses. See "Capitalization."


                                                                                                            THREE MONTHS
                                                                 YEAR ENDED MARCH 31,                      ENDED JUNE 30,
                                                 -----------------------------------------------------  --------------------
                                                   1995       1996       1997       1998       1999       1998       1999
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Total revenue..................................  $   5,877  $  15,683  $  30,648  $  42,829  $  67,551  $  15,263  $  19,071
Total cost of revenue..........................      1,962      6,035      9,955     13,422     20,485      4,636      5,227
Gross margin...................................      3,915      9,648     20,693     29,407     47,066     10,627     13,844
Total operating expenses.......................      3,214      6,287     11,596     21,662     32,005      7,555      9,218
Income from operations.........................        701      3,361      9,097      7,745     15,061      3,072      4,626
Provision for income taxes.....................        136      1,355      3,640      3,056      5,715      1,178      1,764
Net income.....................................  $     555  $   2,003  $   5,918  $   5,432  $  10,272  $   2,094  $   3,134

Basic net income per share.....................  $    0.03  $    0.11  $    0.31  $    0.28  $    0.55  $    0.11  $    0.22
Diluted net income per share...................  $    0.03  $    0.09  $    0.26  $    0.23  $    0.43  $    0.09  $    0.13
Shares used in computing:
  Basic net income per share...................     18,043     18,542     19,010     19,289     18,586     19,304     14,331
  Diluted net income per share.................     19,321     22,460     22,919     23,166     23,706     23,578     24,909
Pro forma basic net income per share...........                                              $    0.46             $    0.14
Pro forma diluted net income per share.........                                              $    0.43             $    0.13
Shares used in computing:
  Pro forma basic net income per share.........                                                 22,301                22,572
  Pro forma diluted net income per
    share......................................                                                 23,706                24,909



                                                                                          JUNE 30, 1999
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------
                                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....................................................  $  22,918   $  22,918    $  78,207
Working capital..............................................................     26,483      26,483       81,483
Total assets.................................................................     43,748      43,748       98,748
Class B redeemable convertible common stock..................................     44,161          --           --
Total stockholders' equity (deficit).........................................     (9,830)     34,331       89,331

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT. PLEASE ALSO SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                         RISKS RELATED TO OUR BUSINESS


A REDUCTION IN ORDERS FROM     Our operating results and financial condition for a
CISCO SYSTEMS, INC. WOULD      particular fiscal period would be materially adversely
MATERIALLY ADVERSELY AFFECT    affected if there is a substantial reduction in orders
OUR BUSINESS                   from Cisco Systems, Inc. or if we are unable to complete
                               one or more Cisco orders planned for that period. We
                               derive a significant portion of our revenue from Cisco,
                               which distributes some of our products under its private
                               label and incorporates some of our software in its
                               products. Cisco accounted for 24%, 40% and 51% of our
                               total revenue for the fiscal years ended March 31, 1997,
                               1998 and 1999, and 44% of our total revenue for each of
                               the three months ended June 30, 1998 and 1999. Our future
                               performance is significantly dependent upon Cisco's
                               continued promotion of our products. Cisco has no
                               obligation to purchase any products from us. Further, we
                               do not control Cisco's distribution of our products,
                               whether incorporated into Cisco's products or sold under
                               private label. Finally, Cisco may decide to internally
                               develop products that compete with our solution or partner with our competitors or bundle or resell competitors'
                               solutions, possibly at lower prices. If our relationship
                               with Cisco were terminated or adversely affected for any
                               reason, our business, operating results and financial
                               condition would be materially adversely affected.

DISAPPOINTING QUARTERLY        Our quarterly revenue and operating results are difficult
OPERATING RESULTS COULD CAUSE  to predict and may fluctuate significantly from quarter to
OUR COMMON STOCK PRICE TO      quarter. If our quarterly revenue or operating results
DECREASE                       fall below the expectations of investors or securities
                               analysts, the price of our common stock could decrease
                               substantially. Most of our expenses, such as employee
                               compensation and rent, are relatively fixed in the short
                               term. Moreover, our expense levels are based, in part, on
                               our expectations regarding future revenue levels. As a
                               result, if revenue for a particular quarter is below our
                               expectations, we may not be able to reduce operating
                               expenses proportionately for that quarter, and therefore
                               this revenue shortfall would have a disproportionately
                               negative effect on our operating results for that quarter.

                               Our quarterly revenue may fluctuate as a result of a
                               variety of factors, many of which are outside our control, including the following:

                               -  the market for network and application performance
                                  management solutions is in an early stage of
                                  development and therefore demand for our solutions may
                                  be uneven;
                               -  the timing and receipt of orders from customers,
                                  particularly Cisco, especially in light of our lengthy
                                  sales cycle;
                               -  the timing and market acceptance of new products or
                                  product enhancements by us or our competitors;
                               -  distribution channels through which our products are
                                  sold could change;
                               -  the timing of hiring sales personnel and the speed at
                                  which such personnel become productive;
                               -  we may not be able to anticipate or adapt effectively
                               to developing markets and rapidly changing technologies;
                                  and
                               -  our prices or the prices of our competitors' products
                               may change.

                               We operate with minimal backlog because our products
                               typically are shipped shortly after orders are received.
                               Therefore, product revenue in any quarter is substantially dependent on orders booked and shipped in that quarter,
                               and revenue for any future quarter is not predictable to
                               any degree of certainty. Therefore, any significant
                               deferral of orders for our products would cause a
                               shortfall in revenue for that quarter.

OUR RELIANCE ON SOLE SOURCE    Many components that are necessary for the assembly of our
SUPPLIERS COULD ADVERSELY      probes are obtained from separate sole source suppliers or
AFFECT OUR BUSINESS            a limited group of suppliers. These components include
                               some of our network interface cards, which are produced
                               for us solely by SDL Communications, Inc. Our reliance on
                               sole or limited suppliers involves several risks,
                               including a potential inability to obtain an adequate
                               supply of required components and reduced control over
                               pricing, quality and timely delivery of components. We do
                               not generally maintain long-term agreements with any of
                               our suppliers or large volumes of inventory. Our inability to obtain adequate deliveries or the occurrence of any
                               other circumstance that would require us to seek
                               alternative sources of these components would affect our
                               ability to ship our products on a timely basis. This could damage relationships with current and prospective
                               customers, cause shortfalls in expected revenue and
                               materially adversely affect our business, operating
                               results and financial condition.

OUR CONTINUED GROWTH DEPENDS   We must increase the size of our sales force in order to
ON OUR ABILITY TO EXPAND OUR   increase our direct sales and support our indirect sales
SALES FORCE                    channels. Because our products are very technical, sales
                               people require a long period of time to become productive, typically three to six months. This lag in productivity,
                               as well as the challenge of attracting qualified
                               candidates, may make it difficult to meet our sales force
                               growth targets. Further, we may not generate sufficient
                               sales to offset the increased expense resulting from
                               growing our sales force or we may be unable to manage a
                               larger sales force. If we are unable to successfully
                               expand our sales capability, our business, operating
                               results and financial condition could be materially
                               adversely affected.

OUR SUCCESS DEPENDS ON OUR     To increase our sales, we must further expand and manage
ABILITY TO EXPAND AND MANAGE   our indirect distribution channels, including original
INDIRECT DISTRIBUTION          equipment manufacturers, distributors, resellers, systems
CHANNELS                       integrators and service providers. Sales to our indirect
                               distribution channels accounted for 73%, 76% and 81% of
                               our total revenue for the fiscal years ended March 31,
                               1997, 1998 and 1999, and 82% of our total revenue for each of the three months ended June 30, 1998 and 1999. Sales to
                               Cisco accounted for 24%, 40% and 51% of our total revenue
                               for the fiscal years ended March 31, 1997, 1998 and 1999,
                               and 44% of our total revenue for each of the three months
                               ended June 30, 1998 and 1999. Our indirect channel
                               partners have no obligation to purchase any products from
                               us. In addition, they could internally develop products
                               which compete with our solutions or partner with our
                               competitors or bundle or resell competitors' solutions,
                               possibly at lower prices. Our inability to expand and
                               manage our relationships with our partners, the inability
                               or unwillingness of our partners to effectively market and sell our products or the loss of existing partnerships
                               could have a material adverse effect on our business,
                               operating results and financial condition.

IF WE FAIL TO INTRODUCE NEW    The market for network and application performance
PRODUCTS AND ENHANCE OUR       management solutions is relatively new and is
EXISTING PRODUCTS TO KEEP UP   characterized by rapid changes in technology, evolving
WITH RAPID TECHNOLOGICAL       industry standards, changes in customer requirements and
CHANGE, DEMAND FOR OUR         frequent product introductions and enhancements. Our
PRODUCTS MAY DECLINE           success is dependent upon our ability to meet our
                               customers' needs, which are driven by changes in computer
                               networking technologies and the emergence of new industry
                               standards. In addition, new technologies may shorten the
                               life cycle for our products or could render our existing
                               or planned products obsolete. If we are unable to develop
                               and introduce new network and application performance
                               management products or enhancements to existing products
                               in a timely and successful manner, it would have a
                               material adverse effect on our business, operating results and financial condition.

WE FACE SIGNIFICANT            The market for network and application performance
COMPETITION FROM OTHER         management solutions is intensely competitive. We believe
TECHNOLOGY COMPANIES           customers make network management system purchasing
                               decisions based primarily upon the following factors:

                               -  product performance, functionality and price;
                               -  name and reputation of vendor;
                               -  distribution strength; and
                               -  alliances with industry partners.

                               We compete with probe vendors, such as Hewlett-Packard
                               Company, providers of network performance management
                               solutions, such as Concord Communications, Inc. and
                               Micromuse, Inc., providers of application performance
                               management solutions, such as International Network
                               Services, and providers of portable network traffic
                               analyzers, such as Network Associates, Inc. In addition,
                               leading network equipment providers could offer their own
                               or competitors' solutions in the future. Many of our
                               current and potential competitors have longer operating
                               histories, greater name recognition and substantially
                               greater financial, management, marketing, service,
                               support, technical, distribution and other resources than
                               we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities,
                               technologies, standards or customer requirements.

                               As a result of these and other factors, we may not be able to compete effectively with current or future competitors, which would have a material adverse effect on our
                               business, operating results and financial condition.

THE SUCCESS OF OUR BUSINESS    We derive all of our revenue from the sale of products and
DEPENDS ON THE CONTINUED       services that are designed to allow our customers to
GROWTH IN THE MARKET FOR AND   manage the performance of computer networks and software
COMMERCIAL ACCEPTANCE OF       applications. The market for network and application
NETWORK AND APPLICATION        performance management solutions is in an early stage of
PERFORMANCE MANAGEMENT         development. Therefore, we cannot accurately assess the
SOLUTIONS                      size of the market and may be unable to predict the
                               appropriate features and prices for products to address
                               the market, the optimal distribution strategy and the
                               competitive environment that will develop. In order for us to be successful, our potential customers must recognize
                               the value of more sophisticated network and application
                               performance management solutions, decide to invest in the
                               management of their networks and the performance of
                               software applications and, in particular, adopt our
                               management solution. Any failure of this market to
                               continue to develop would materially adversely affect our
                               business, operating results and financial condition.

                               Businesses may choose to outsource the management of their networks and applications to service providers. Our
                               business may depend on our ability to develop
                               relationships with these service providers and
                               successfully market our products to them.

FAILURE TO PROPERLY MANAGE     We have been experiencing a period of rapid growth over
GROWTH COULD ADVERSELY AFFECT  the past several years. We plan to continue to expand our
OUR BUSINESS                   business by hiring additional personnel. The growth in
                               size and complexity of our business and our customer base
                               has been and will continue to be a significant challenge
                               to our management and operations.

                               To manage future growth effectively we must enhance our
                               financial and accounting systems and controls, integrate
                               new personnel and manage expanded operations. We
                               anticipate that our financial and accounting systems will
                               be upgraded during the third calendar quarter in 1999. If
                               we are unable to successfully integrate these systems and
                               controls and to effectively manage our growth, our costs,
                               the quality of our products, the effectiveness of our
                               sales organization, our ability to retain key personnel
                               and our business, operating results and financial
                               condition could be materially adversely affected.

LOSS OF KEY PERSONNEL COULD    Our future success depends to a significant degree on the
ADVERSELY AFFECT OUR BUSINESS  skills, experience and efforts of Anil Singhal, our
                               Chairman of the Board, Chief Executive Officer and
                               co-founder, and Narendra Popat, our President, Chief
                               Operating Officer and co-founder. We also depend on the
                               ability of our other executive officers and senior
                               managers to work effectively as a team. The loss of one or more of our key personnel could have a material adverse
                               effect on our business, operating results and financial
                               condition.

WE MUST HIRE AND RETAIN        Qualified personnel are in great demand throughout the
SKILLED PERSONNEL IN A TIGHT   computer software, hardware and networking industries. The
LABOR MARKET                   demand for qualified personnel is particularly acute in
                               the New England area due to the large number of software
                               and other high technology companies and the low
                               unemployment in the region. Our success depends in large
                               part upon our ability to attract, train, motivate and
                               retain highly-skilled employees, particularly sales and
                               marketing personnel, software engineers, and technical
                               support personnel. We have had difficulty hiring and
                               retaining these highly-skilled employees in the past. If
                               we are unable to attract and retain the highly-skilled
                               technical personnel that are integral to our sales,
                               marketing, product development and customer support teams, the rate at which we can generate sales and develop new
                               products or product enhancements may be limited. This
                               inability could have a material adverse effect on our
                               business, operating results and financial condition.

OUR SUCCESS DEPENDS ON OUR     Our business is heavily dependent on our intellectual
ABILITY TO PROTECT OUR         property. We rely upon a combination of copyright,
INTELLECTUAL PROPERTY RIGHTS   trademark and trade secret laws and non-disclosure and
                               other contractual arrangements to protect our proprietary
                               rights. The reverse engineering, unauthorized copying or
                               other misappropriation of our intellectual property could
                               enable third parties to benefit from our technology
                               without compensating us. Legal proceedings to enforce our
                               intellectual property rights could be burdensome and
                               expensive and could involve a high degree of uncertainty.
                               In addition, legal proceedings may divert management's
                               attention from growing our business. There can be no
                               assurance that the steps we have taken to protect our
                               intellectual property rights will be adequate to deter
                               misappropriation of proprietary information, or that we
                               will be able to detect unauthorized use by third parties
                               and take appropriate steps to enforce our intellectual
                               property rights. Further, we also license software from
                               third parties for use as part of our products, and if any
                               of these licenses were to terminate, we may experience
                               delays in product shipment until we develop or license
                               alternative software.

OTHERS MAY CLAIM THAT WE       We may be subject to claims by others that our products
INFRINGE ON THEIR              infringe on their intellectual property rights. These
INTELLECTUAL PROPERTY RIGHTS   claims, whether or not valid, could require us to spend
                               significant sums in litigation, pay damages, delay product shipments, reengineer our products or acquire licenses to
                               such third-party intellectual property. We may not be able to secure any required licenses on commercially reasonable terms or at all. We expect that these claims will become
                               more frequent as more companies enter the market for
                               network and application performance management solutions.
                               Any of these claims or resulting events could have a
                               material adverse effect on our business, operating results and financial condition.

IF OUR PRODUCTS CONTAIN        Despite testing by us and our customers, errors may be
ERRORS, THEY MAY BE COSTLY TO  found in our products after commencement of commercial
CORRECT, REVENUE MAY BE        shipments. If errors are discovered, we may not be able to
DELAYED, WE COULD GET SUED     successfully correct them in a timely manner or at all. In
AND OUR REPUTATION COULD BE    addition, we may need to make significant expenditures of
HARMED                         capital resources in order to eliminate errors and
                               failures. Errors and failures in our products could result in loss of or delay in market acceptance of our products
                               and could damage our reputation. If one or more of our
                               products fails, a customer may assert warranty and other
                               claims for substantial damages against us. The occurrence
                               or discovery of these types of errors or failures could
                               have a material adverse effect on our business, operating
                               results and financial condition.

OUR SUCCESS DEPENDS ON OUR     Sales outside North America accounted for 12% of our total
ABILITY TO EXPAND AND MANAGE   revenue for each of the three fiscal years ended March 31,
OUR INTERNATIONAL OPERATIONS   1997, 1998 and 1999, and 14% and 19% of our total revenue
                               for the three months ended June 30, 1998 and 1999. We
                               currently expect international revenue to continue to
                               account for a significant percentage of total revenue in
                               the future. We believe that we must continue to expand our international sales activities in order to be successful.
                               Our international sales growth will be limited if we are
                               unable to:

                               -  expand international indirect distribution channels;
                               -  hire additional sales personnel;
                               -  adapt products for local markets; or
                               -  manage geographically dispersed operations.

                               The major countries outside of North America in which we
                               do, or intend to do, business are the United Kingdom,
                               Germany and Japan. Our international operations, including our operations in the United Kingdom, Germany and Japan,
                               are generally subject to a number of risks, including:

                               -  failure of local laws to provide the same degree of
                                  protection against infringement of our intellectual
                                  property;
                               -  protectionist laws and business practices that favor
                               local competitors;
                               -  dependence on local indirect channel partners;
                               -  multiple, conflicting and changing governmental laws
                               and regulations;
                               -  longer sales cycles;
                               -  greater difficulty in collecting accounts receivable;
                               -  foreign currency exchange rate fluctuations; and
                               -  political and economic instability.

OUR BUSINESS MAY BE AFFECTED   Many existing computer systems and software products do
BY UNEXPECTED YEAR 2000        not properly recognize dates after December 31, 1999. This
PROBLEMS                       year 2000 problem could result in miscalculations, data
                               corruption, system failures or disruptions of operations.
                               Our products, our internal systems, our customers'
                               systems, our distributors' systems and our suppliers'
                               systems may experience year 2000 problems, any of which
                               could have a material adverse effect on our business,
                               operating results and financial condition. Under the
                               reasonably, likely worst case scenario:

                               -  we may not be able to deliver year 2000 compliant
                                  products;
                               -  our indirect channel partners, our customers or we may
                                  not be able to process orders; or
                               -  our suppliers may not be able to supply us with
                               critical components needed to make our products.

                               Year 2000 errors or defects in our products could give
                               rise to warranty and other claims by our customers. In
                               addition, there can be no assurance that year 2000 errors
                               or defects will not be discovered in our internal software systems and, if errors or defects are present, there can
                               be no assurance that the costs of making such systems year
                               2000 compliant will not be material. We have determined
                               that some of our products and internal systems are not
                               year 2000 compliant, and other of our products or internal systems may contain undetected errors or defects. If we
                               are unable to make our products and internal systems year
                               2000 compliant in a timely manner, our business, operating results and financial condition could be materially
                               adversely affected.

                               Changing purchasing patterns of customers impacted by year
                               2000 issues may result in reduced purchases of our
                               solutions. Any year 2000 errors or defects in our
                               distributors' systems or the products of our original
                               equipment manufacturer partners could cause a reduction in their orders from us. Finally, year 2000 errors or defects in the internal systems of our suppliers, including our
                               sole and limited source suppliers, could require us to
                               incur significant unanticipated expenses to remedy any
                               problems or replace affected vendors and could cause
                               cancellations or delays in product shipments.

                 RISKS ASSOCIATED WITH THIS OFFERING OF OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK  Prior to this offering, there has been no public market
AFTER THIS OFFERING MAY BE     for our common stock. After this offering, an active
LOWER THAN THE PRICE YOU PAY   trading market in our common stock might not develop or
IN THIS OFFERING               continue. If you purchase shares of our common stock in
                               the offering, you will pay a price that was not
                               established in a competitive market. Rather, you will pay
                               a price that we negotiated with the representatives of the underwriters based upon several factors. See
                               "Underwriting." The price of our common stock that will
                               prevail in the market after the offering may be higher or
                               lower than the price you pay.

                               The stock market in general has recently experienced
                               extreme price and volume fluctuations. In addition, the
                               market prices of securities of technology companies have
                               been extremely volatile, and have experienced fluctuations that often have been unrelated or disproportionate to the
                               operating performance of these companies. These broad
                               market fluctuations could adversely affect the market
                               price of our common stock.

                               Recently, when the market price of a stock has been
                               volatile, holders of that stock have occasionally
                               instituted securities class action litigation against the
                               company that issued the stock. If any of our stockholders
                               brought such a lawsuit against us, even if the lawsuit is
                               without merit, we could incur substantial costs defending
                               the lawsuit. The lawsuit could also divert the time and
                               attention of our management.

OUR EXECUTIVE OFFICERS AND     After this offering, our executive officers and directors
DIRECTORS WILL BE ABLE TO      and their affiliates will together control approximately
CONTROL ALL MATTERS REQUIRING  48.2% of the outstanding common stock. As a result, these
STOCKHOLDER APPROVAL           stockholders, if they act together, will be able to
                               control all matters requiring stockholder approval,
                               including the election of directors and approval of
                               significant corporate transactions. This concentration of
                               ownership may have the effect of delaying, preventing or
                               deterring a change in control of NetScout, could deprive
                               our stockholders of an opportunity to receive a premium
                               for their common stock as part of a sale of NetScout and
                               might affect the market price of our common stock.

CERTAIN PROVISIONS OF OUR      Our corporate documents and Section 203 of the Delaware
CHARTER AND OF DELAWARE LAW    General Corporation Law could discourage, delay or prevent
MAKE A TAKEOVER OF NETSCOUT    a third party or a significant stockholder from acquiring
MORE DIFFICULT                 control of NetScout. In addition, provisions of our
                               certificate of incorporation may have the effect of
                               discouraging, delaying or preventing a merger, tender
                               offer or proxy contest involving NetScout. Any of these
                               anti-takeover provisions could lower the market price of
                               the common stock and could deprive our stockholders of the opportunity to receive a premium for their common stock
                               that they might otherwise receive from the sale of
                               NetScout.

FUTURE SALES BY EXISTING       If our existing stockholders sell a large number of shares
SECURITY HOLDERS COULD         of our common stock or the public market perceives that
DEPRESS THE MARKET PRICE OF    existing stockholders might sell shares of common stock,
THE COMMON STOCK               the market price of the common stock could significantly
                               decline. All of the shares offered under this prospectus
                               will be freely tradable in the open market, and

                               -  95,400 additional shares may be sold immediately after
                               this offering;
                               -  711,023 additional shares may be sold 90 days after the effective date of this offering; and
                               -  23,618,047 additional shares may be sold upon the
                                  expiration of 180-day lock-up agreements.

                               Deutsche Bank Securities Inc., as representative of the
                               underwriters, may release any or all shares from the
                               lock-up agreements at any time and without notice.

                               Existing stockholders holding an aggregate of 6,977,254
                               shares of common stock have the right to require us to
                               register their shares of common stock with the Securities
                               and Exchange Commission. If we register their shares of
                               common stock, they can sell those shares in the public
                               market.

                               After this offering, we intend to register approximately
                               7,951,701 shares of our common stock that we have issued
                               or may issue under our stock plans. Once we register these shares, they can be freely sold in the public market upon
                               issuance, subject to the "lock-up" agreements described
                               above.

WE WILL HAVE BROAD DISCRETION  We have not identified specific uses for our proceeds from
IN USING OUR PROCEEDS FROM     this offering, and we will have broad discretion in how we
THIS OFFERING                  use them. You will not have the opportunity to evaluate
                               the economic, financial or other information on which we
                               base our decisions on how to use these proceeds.

INVESTORS WILL EXPERIENCE      If you purchase shares of our common stock in this
IMMEDIATE AND SUBSTANTIAL      offering, you will experience immediate and substantial
DILUTION IN THE BOOK VALUE OF  dilution of $11.64 in the pro forma net tangible book
THEIR INVESTMENT               value per share of common stock. You will experience
                               additional dilution upon the exercise of outstanding stock options to purchase common stock. See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and are identified by terminology such as "may," "will," "could," "should," "expects," "plans," "intends," "seeks," "anticipates," "believes," "estimates," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on these forward-looking statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various important factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.
                            ------------------------


    EXCEPT AS SET FORTH IN THE CONSOLIDATED FINANCIAL STATEMENTS OR AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS:



    - ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED;



    - REFLECTS THE CONVERSION OF ALL OUTSTANDING SHARES OF OUR SERIES A PREFERRED STOCK, NON-VOTING COMMON STOCK AND CLASS B CONVERTIBLE COMMON STOCK INTO SHARES OF OUR COMMON STOCK UPON THE CLOSING OF THIS OFFERING; AND



    - REFLECTS THE FILING, AS OF THE CLOSING OF THIS OFFERING, OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE ADOPTION OF OUR AMENDED AND RESTATED BY-LAWS IMPLEMENTING CERTAIN PROVISIONS DESCRIBED BELOW UNDER "DESCRIPTION OF CAPITAL STOCK," AND THE RECEIPT OF STOCKHOLDER APPROVAL THEREFOR.



OUR VOTING COMMON STOCK WILL BE RENAMED UPON THE CLOSING OF THIS OFFERING, AND IS REFERRED TO HEREIN AS COMMON STOCK. SEE "MANAGEMENT--STOCK PLANS," "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

                            ------------------------


    NetScout is a registered trademark and the NetScout logo, AppScout, WebCast, NetScout Server, NetFlow Monitor, Resource Monitor, VLAN Monitor, NetScout Manager Plus and ART MIB are trademarks of NetScout. TrafficDirector and SwitchProbe are trademarks of Cisco Systems, Inc. All other trade names and trademarks referred to in this prospectus are the property of their respective owners.

                                USE OF PROCEEDS


    We estimate that our net proceeds from the sale of the 4,000,000 shares of common stock that we are offering hereby will be approximately $55,000,000, at an assumed initial public offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses. We will not receive any proceeds from the sale of common stock by the selling stockholders. See "Principal and Selling Stockholders."


    The principal purposes of this offering are to:

    - obtain additional working capital;

    - create a public market for our common stock;

    - increase our visibility in the marketplace;

    - facilitate future access to public capital markets; and

    - provide liquidity to existing stockholders.

    We intend to use our net proceeds for:

    - general corporate purposes, including working capital, product development and expansion of our international operations; and

    - sales and marketing capabilities.

    We may also use a portion of our net proceeds to:

    - acquire or invest in complementary businesses or products; and

    - obtain the right to use complementary technologies.

    We have no specific understandings, commitments or agreements with respect to any such acquisition or investment. Pending such uses, we intend to invest our net proceeds from this offering in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the foreseeable future. In addition, the terms of our bank loan agreement prohibit the payment of cash dividends on our capital stock. We currently intend to retain future earnings, if any, to fund the expansion and growth of our business. Payment of future cash dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of June 30, 1999:


    - on an actual basis;

    - on a pro forma basis giving effect to the conversion of all shares of Series A Preferred Stock, Class B Convertible Common Stock and Non-Voting Common Stock into common stock upon the closing of this offering; and


    - on a pro forma as adjusted basis to reflect the sale by us of 4,000,000 shares of common stock offered under this prospectus at an assumed initial public offering price of $15.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses.



This information should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This information also gives effect to the filing of a certificate of amendment to our Second Amended and Restated Certificate of Incorporation. This information excludes 3,239,451 shares of common stock issuable upon exercise of outstanding options as of June 30, 1999, of which options to purchase 1,384,533 shares were then exercisable. An additional 4,712,250 shares of common stock have been reserved for issuance under our 1999 Stock Option and Incentive Plan and our 1999 Employee Stock Purchase Plan. See "Management--Stock Plans" and Note 9 to the Consolidated Financial Statements.


                                                                                         JUNE 30, 1999
                                                                              ------------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                              ----------  -----------  -----------

                                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Redeemable convertible common stock:
  Class B redeemable convertible common stock, $0.001 par value; 6,977,254 shares authorized, issued and outstanding, actual; no shares issued or
    outstanding, pro forma and pro forma as adjusted........................  $   44,161   $      --    $      --
                                                                              ----------  -----------  -----------
Stockholders' equity (deficit):
  Series A convertible preferred stock, $0.001 par value; 631,579 shares authorized and issued and 315,790 shares outstanding, actual; no shares
    issued or outstanding, pro forma and pro forma as adjusted..............       5,964          --           --
  Common stock, $0.001 par value:
    Voting, 121,798,382 shares authorized, 16,000,000 shares issued and
      11,250,502 shares outstanding, actual; 29,565,891 shares issued and
      22,588,637 shares outstanding, pro forma; and 29,565,891 shares issued
      and 26,588,637 shares outstanding, pro forma as adjusted..............          16          30           30
    Non-voting, 21,224,364 shares authorized, 4,062,321 shares issued and
      3,097,721 shares outstanding, actual; no shares issued or outstanding,
      pro forma and pro forma as adjusted...................................           4          --           --
    Additional paid-in capital..............................................       2,211      52,326       81,875
  Deferred compensation.....................................................      (1,220)     (1,220)      (1,220)
  Treasury stock............................................................     (44,394)    (44,394)     (18,943)
  Retained earnings.........................................................      27,589      27,589       27,589
                                                                              ----------  -----------  -----------
    Total stockholders' equity (deficit)....................................      (9,830)     34,331       89,331
                                                                              ----------  -----------  -----------
        Total capitalization................................................  $   34,331   $  34,331    $  89,331
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

                                    DILUTION


    The pro forma net tangible book value of NetScout at June 30, 1999 was $34,331,000, or $1.52 per share of common stock, assuming the conversion of all shares of Series A Preferred Stock, Class B Convertible Common Stock and Non-Voting Common Stock into shares of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma number of outstanding shares of common stock. After giving effect to the sale of 4,000,000 shares of common stock offered hereby by NetScout at an assumed initial public offering price of $15.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, NetScout's pro forma net tangible book value as of June 30, 1999 would have been approximately $89,331,000, or $3.36 per share. This represents an immediate increase in pro forma net tangible book value of $1.84 per share to existing stockholders and an immediate dilution of $11.64 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:



Assumed initial public offering price per share..............             $   15.00
    Pro forma net tangible book value per share
      at June 30, 1999.......................................  $    1.52
    Increase attributable to this offering...................       1.84
Pro forma net tangible book value per share after this
  offering...................................................                  3.36
                                                                          ---------
Net tangible book value dilution per share to new investors
  in this offering...........................................             $   11.64
                                                                          ---------
                                                                          ---------



    The following table summarizes, as of June 30, 1999, on the pro forma basis described above, the total number of shares of common stock purchased, and the consideration paid to NetScout and the average price per share paid by the existing stockholders for their shares and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, before deducting estimated underwriting discounts and commissions and offering expenses payable by us:



                                    SHARES PURCHASED           TOTAL CONSIDERATION
                                -------------------------  ---------------------------  AVERAGE PRICE
                                   NUMBER       PERCENT        AMOUNT        PERCENT      PER SHARE
                                ------------  -----------  --------------  -----------  -------------
Existing stockholders.........    22,588,637        85.0%  $   47,415,000        44.1%    $    2.10
New investors.................     4,000,000        15.0       60,000,000        55.9     $   15.00
                                ------------       -----   --------------       -----
      Totals..................    26,588,637       100.0%  $  107,415,000       100.0%
                                ------------       -----   --------------       -----
                                ------------       -----   --------------       -----



    If the underwriters' over-allotment option is exercised in full, the sales by the selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to 21,988,637, or approximately 82.7% of the total shares of common stock outstanding immediately after this offering, and will increase the number of shares of common stock held by new investors to 4,600,000, or 17.3% of the total number of shares of common stock outstanding immediately after this offering. See "Principal and Selling Stockholders."



    The foregoing discussion and tables assume no exercise of any stock options after June 30, 1999. As of June 30, 1999, there were 3,239,451 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $4.21 per share. To the extent that these options are exercised, there will be further dilution to new investors. In addition, in April 1999, we adopted our 1999 Stock Option and Incentive Plan, pursuant to which 4,500,000 shares of common stock are reserved for issuance, and our 1999 Employee Stock Purchase Plan, pursuant to which 500,000 shares of common stock are reserved for issuance. See "Management-Stock Plans" and Note 9 to the Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of income data for the years ended March 31, 1997, 1998 and 1999, and the consolidated balance sheet data as of March 31, 1998 and 1999, are derived from and are qualified by reference to the audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of income data for the years ended March 31, 1995 and 1996, and the consolidated balance sheet data as of March 31, 1995, 1996 and 1997, have been derived from audited consolidated financial statements of NetScout that do not appear in this prospectus. The consolidated statement of income data for the three months ended June 30, 1998 and 1999 and the consolidated balance sheet data as of June 30, 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The historical results are not necessarily indicative of the operating results to be expected in the future.


    The pro forma data in the following tables give effect to the conversion of all shares of Series A Preferred Stock, Class B Convertible Common Stock and Non-Voting Common Stock into common stock upon the closing of this offering.


                                                                                                                THREE
                                                                                                             MONTHS ENDED
                                                                  YEAR ENDED MARCH 31,                         JUNE 30,
                                                  -----------------------------------------------------  --------------------
                                                    1995       1996       1997       1998       1999       1998       1999
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenue:
  Product.......................................  $   4,035  $  13,276  $  25,159  $  34,990  $  50,374  $  11,547  $  12,814
  Service.......................................        341      1,521      3,888      5,143      8,710      1,873      2,465
  License and royalty...........................      1,501        886      1,601      2,696      8,467      1,843      3,792
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenue...............................      5,877     15,683     30,648     42,829     67,551     15,263     19,071
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Cost of revenue:
  Product.......................................      1,962      5,897      9,427     12,638     19,250      4,340      4,814
  Service.......................................         --        138        528        784      1,235        296        413
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total cost of revenue.......................      1,962      6,035      9,955     13,422     20,485      4,636      5,227
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross margin....................................      3,915      9,648     20,693     29,407     47,066     10,627     13,844
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development......................      1,008      1,208      3,003      5,129      7,526      1,732      2,241
  Sales and marketing...........................      1,765      4,384      6,778     13,583     20,375      5,008      6,040
  General and administrative....................        441        695      1,815      2,950      4,104        815        937
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses....................      3,214      6,287     11,596     21,662     32,005      7,555      9,218
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations..........................        701      3,361      9,097      7,745     15,061      3,072      4,626
Interest income (expense), net..................        (10)        (3)       461        743        926        200        272
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes........        691      3,358      9,558      8,488     15,987      3,272      4,898
Provision for income taxes......................        136      1,355      3,640      3,056      5,715      1,178      1,764
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income......................................  $     555  $   2,003  $   5,918  $   5,432  $  10,272  $   2,094  $   3,134
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic net income per share......................  $    0.03  $    0.11  $    0.31  $    0.28  $    0.55  $    0.11  $    0.22
Diluted net income per share....................  $    0.03  $    0.09  $    0.26  $    0.23  $    0.43  $    0.09  $    0.13
Shares used in computing:
  Basic net income per share....................     18,043     18,542     19,010     19,289     18,586     19,304     14,331
  Diluted net income per share..................     19,321     22,460     22,919     23,166     23,706     23,578     24,909
Pro forma basic net income per share............                                              $    0.46             $    0.14
Pro forma diluted net income per share..........                                              $    0.43             $    0.13
Shares used in computing:
  Pro forma basic net income per share..........                                                 22,301                22,572
  Pro forma diluted net income per share........                                                 23,706                24,909



                                                                    MARCH 31,                            JUNE 30, 1999
                                              -----------------------------------------------------  ----------------------
                                                1995       1996       1997       1998       1999      ACTUAL     PRO FORMA
                                              ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................  $     346  $   7,797  $   6,514  $   6,341  $  25,477  $  22,918   $  22,918
Working capital.............................        324      7,837     11,140     14,163     24,489     26,483      26,483
Total assets................................      2,781     14,328     21,703     31,220     43,974     43,748      43,748
Class B redeemable convertible common
  stock.....................................         --         --         --         --     44,161     44,161          --
Total stockholders' equity (deficit)........        878      8,848     14,809     20,400    (13,124)    (9,830)     34,331

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NETSCOUT SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND NETSCOUT'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN IMPORTANT FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    NetScout designs, develops, manufactures, markets and supports a family of products that enable businesses and network service providers to manage the performance of their computer networks and software applications. Our products include data collection devices, consisting of probes and software agents, which collect, aggregate and perform detailed analysis of computer network and application data, and analytical and presentation software, which provides current network and application performance information in an easy-to-use, graphical format.

    We were incorporated in 1984 and primarily provided consulting services until 1992, when we began to develop and market our first computer network performance management products. Our operations have been financed principally through cash provided by operations and we have been profitable for each of the last six years.

    Product revenue consists of sales of our hardware products and licensing our software products. Product revenue is recognized upon shipment, provided that fees are fixed and determinable and collection of the related receivable is probable. Sales to indirect channel partners that are subject to return privileges are recognized upon shipment, net of an allowance for estimated product returns which is based on our return policy and historical experience. Customer payments received in advance of product shipments are recorded as customer deposits.

    Service revenue consists primarily of customer fees from support agreements, installation and training. We generally provide three-months software and service support and 12-months hardware support as part of our product sales. Revenue from software and service support is deferred and recognized over the three-month support period. Revenue from hardware support is deferred and recognized over the 12-month support period. In addition, customers can elect to purchase extended support agreements, typically for 12-month periods. Revenue from these agreements is deferred and recognized ratably over the support period. Revenue from installation and training is recognized as the work is performed.

    License and royalty revenue consists primarily of royalties paid under license agreements by original equipment manufacturers who incorporate components of our data collection technology in their own products or who reproduce and sell our software products. License revenue is recognized when delivery has occurred and when we become contractually entitled to receive license fees, provided that such fees are fixed and determinable and collection is probable. Royalty revenue is recognized based upon product shipment by the license holder.


    Revenue from indirect distribution channels, including original equipment manufacturers, distributors, resellers, system integrators and service providers, represented 73%, 76% and 81% of total revenue for the fiscal years ended March 31, 1997, 1998 and 1999, and 82% of total revenue for each of the three months ended June 30, 1998 and 1999. Cisco resells our products to customers under its own private label and incorporates components of our technology into its products. Our revenue from Cisco represented 24%, 40% and 51% of our total revenue in the fiscal years ended March 31, 1997,

1998 and 1999, and 44% of our total revenue for each of the three months ended June 30, 1998 and 1999. We expect revenue from Cisco to account for a significant portion of our revenue for the foreseeable future. Network Associates, a reseller, accounted for 12% of our total revenue in the fiscal year ended March 31, 1998. No other customer or indirect channel partner accounted for 10% or more of our total revenue during the fiscal years ended March 31, 1997, 1998 or 1999 or during the three months ended June 30, 1999.



    Revenue from sales outside North America represented 12% of our total revenue in each of the fiscal years ended March 31, 1997, 1998 and 1999, and 14% and 19% for the three months ended June 30, 1998 and 1999. Sales outside North America are primarily to indirect channel partners, which are generally responsible for importing products and providing installation and technical support and service to customers within their territory. Our reported international revenue does not include any revenue from sales to customers outside North America made by any of our North American-based indirect channel partners, including Cisco. We expect revenue from sales outside North America to continue to account for a significant portion of our revenue in the future.


RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of total revenue of certain line items included in our statement of income:


                                                                                                                 THREE
                                                                                                              MONTHS ENDED
                                                                              YEAR ENDED MARCH 31,              JUNE 30,
                                                                         -------------------------------  --------------------
                                                                           1997       1998       1999       1998       1999
                                                                         ---------  ---------  ---------  ---------  ---------
Revenue:
  Product..............................................................       82.1%      81.7%      74.6%      75.7%      67.2%
  Service..............................................................       12.7       12.0       12.9       12.3       12.9
  License and royalty..................................................        5.2        6.3       12.5       12.0       19.9
                                                                         ---------  ---------  ---------  ---------  ---------
    Total revenue......................................................      100.0      100.0      100.0      100.0      100.0
                                                                         ---------  ---------  ---------  ---------  ---------
Cost of revenue:
  Product..............................................................       30.8       29.5       28.5       28.4       25.2
  Service..............................................................        1.7        1.8        1.8        2.0        2.2
                                                                         ---------  ---------  ---------  ---------  ---------
    Total cost of revenue..............................................       32.5       31.3       30.3       30.4       27.4
                                                                         ---------  ---------  ---------  ---------  ---------
Gross margin...........................................................       67.5       68.7       69.7       69.6       72.6
                                                                         ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development.............................................        9.8       12.0       11.1       11.4       11.8
  Sales and marketing..................................................       22.1       31.7       30.2       32.8       31.7
  General and administrative...........................................        5.9        6.9        6.1        5.3        4.9
                                                                         ---------  ---------  ---------  ---------  ---------
    Total operating expenses...........................................       37.8       50.6       47.4       49.5       48.4
                                                                         ---------  ---------  ---------  ---------  ---------
Income from operations.................................................       29.7       18.1       22.3       20.1       24.2
Interest income, net...................................................        1.5        1.7        1.4        1.3        1.4
                                                                         ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes...............................       31.2       19.8       23.7       21.4       25.6
Provision for income taxes.............................................       11.9        7.1        8.5        7.7        9.2
                                                                         ---------  ---------  ---------  ---------  ---------
Net income.............................................................       19.3%      12.7%      15.2%      13.7%      16.4%
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------



THREE MONTHS ENDED JUNE 30, 1998 AND 1999



REVENUE



    Total revenue increased 25% from $15.3 million for the three months ended June 30, 1998 to $19.1 million for the three months ended June 30, 1999.

    PRODUCT. Product revenue increased 11% from $11.5 million for the three months ended June 30, 1998 to $12.8 million for the three months ended June 30, 1999. This increase was due to a 21% increase in average selling price due to larger volumes of Wide Area Network and Asynchronous Transfer Mode probes.



    SERVICE. Service revenue increased 32% from $1.9 million for the three months ended June 30, 1998 to $2.5 million for the three months ended June 30, 1999. This increase was primarily due to an increase in support agreements attributable to new product sales and an increase in the sale of support agreements to new and existing customers attributable to increased sales and marketing efforts.



    LICENSE AND ROYALTY. License and royalty revenue increased 106% from $1.8 million for the three months ended June 30, 1998 to $3.8 million for the three months ended June 30, 1999. This increase was primarily due to a proportionate growth in unit sales of our software and embedded software products by Cisco, as well as the introduction of a new embedded software product by Cisco. We anticipate that license and royalty revenue will remain relatively constant in absolute dollars and will decrease as a percentage of total revenue.



COST OF REVENUE



    PRODUCT. Cost of product revenue consists primarily of components, personnel costs, media duplication, manuals, packaging materials, licensed technology fees and overhead. Cost of product revenue increased 11% from $4.3 million for the three months ended June 30, 1998 to $4.8 million for the three months ended June 30, 1999. This increase was primarily due to a 20% increase in the average cost per unit. Product gross margins were 62% for each of the three months ended June 30, 1998 and 1999.



    SERVICE. Cost of service revenue consists primarily of personnel costs. Cost of service revenue increased 40% from $296,000 for the three months ended June 30, 1998 to $413,000 for the three months ended June 30, 1999. This increase was primarily due to increased hardware repair and software updates to support the increase in our installed customer base. Service gross margins decreased from 84% for the three months ended June 30, 1998 to 83% for the three months ended June 30, 1999. This decrease was primarily due to timing of personnel replacements and additions. We anticipate that service gross margins will decrease as a percentage of service revenue as staffing reaches planned levels.



    Gross margin increased 30% from $10.6 million for the three months ended June 30, 1998 to $13.8 million for the three months ended June 30, 1999. Gross margin is primarily affected by the mix of product, service and license and royalty revenue and by the proportion of sales through direct versus indirect distribution channels. We typically realize higher gross margins on license and royalty revenue relative to product and service revenue and on direct sales relative to indirect distribution channel sales. This increase was primarily due to an increase in license and royalty revenue as a percentage of total revenue. We anticipate that gross margin will decrease as a percentage of total revenue.



OPERATING EXPENSES



    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of personnel costs, fees for outside consultants and related costs associated with the development of new products and the enhancement of existing products. Research and development expenses increased 29% from $1.7 million for the three months ended June 30, 1998 to $2.2 million for the three months ended June 30, 1999. This increase was primarily due to a 27% increase in personnel costs and to a lesser degree a 12% increase in consulting expenses. We anticipate that research and development expenses will increase in absolute dollars and as a percentage of total revenues as staffing reaches planned levels.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of personnel costs and costs associated with marketing programs such as trade shows, seminars, advertising and new product launch activities. Sales and marketing expenses increased 21% from $5.0 million for the three months ended June 30, 1998 to $6.0 million for the three months ended June 30, 1999. This increase was primarily due to an 18% increase in sales and marketing personnel costs. We anticipate that sales and marketing expenses will increase in absolute dollars and as a percentage of total revenue as we expand our sales force and marketing programs to support international expansion, increased sales efforts to major accounts, brand awareness and product launches.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of personnel costs for executive, financial, information services and human resource employees. General and administrative expenses increased 15% from $815,000 for the three months ended June 30, 1998 to $937,000 for the three months ended June 30, 1999. This increase was primarily due to a 21% increase in general and administrative personnel costs and increases in other costs associated with our growth. We expect that our general and administrative expenses will increase in absolute dollars as we continue to expand our staff to support expanded operations and facilities, and incur expenses relating to our new responsibilities as a public company.



    INTEREST INCOME, NET. Interest income, net of interest expense, increased 36% from $200,000 for the three months ended June 30, 1998 to $272,000 for the three months ended June 30, 1999. This increase was primarily due to an increase in our cash balances.



    PROVISION FOR INCOME TAXES. The provision for income taxes increased from $1.2 million for the three months ended June 30, 1998 to $1.8 million for the three months ended June 30, 1999, primarily due to higher pre-tax income. Our effective tax rate remained constant at 36% for the three months ended June 30, 1998 and for the three months ended June 30, 1999.


YEARS ENDED MARCH 31, 1998 AND 1999

REVENUE

    Total revenue increased 58% from $42.8 million for the fiscal year ended March 31, 1998 to $67.6 million for the fiscal year ended March 31, 1999.

    PRODUCT. Product revenue increased 44% from $35.0 million for the fiscal year ended March 31, 1998 to $50.4 million for the fiscal year ended March 31, 1999. This increase was primarily due to a 25% growth in unit sales attributable to a 51% increase in the number of sales personnel, an increase in shipments to existing indirect channel partners and, to a lesser extent, the addition of 50 indirect channel partners. This increase was also due to an 18% increase in average selling price due to larger volumes of Wide Area Network, Asynchronous Transfer Mode and Fast Ethernet probes.

    SERVICE. Service revenue increased 69% from $5.1 million for the fiscal year ended March 31, 1998 to $8.7 million for the fiscal year ended March 31, 1999. This increase was primarily due to an increase in support agreements attributable to new product sales and, to a lesser degree, an increase in the sale of support agreements to new and existing customers attributable to increased sales and marketing efforts. This increase was also due to a reduction of our software and service support period accompanying product sales from 12 months to three months in January 1998.

    LICENSE AND ROYALTY. License and royalty revenue increased 214% from $2.7 million for the fiscal year ended March 31, 1998 to $8.5 million for the fiscal year ended March 31, 1999. This increase was primarily due to a proportionate growth in unit sales of our software and embedded software products by Cisco.

COST OF REVENUE


    PRODUCT. Cost of product revenue increased 52% from $12.6 million for the fiscal year ended March 31, 1998 to $19.3 million for the fiscal year ended March 31, 1999. This increase was primarily due to the increase in unit sales and a 22% increase in the average cost per unit. Product gross margins decreased from 64% for the fiscal year ended March 31, 1998 to 62% for the fiscal year ended March 31, 1999. This decrease was primarily due to a shift toward indirect sales which tend to have higher discounts than direct sales and, to a lesser extent, larger direct sales transactions which also tend to have higher discounts. These factors were partially offset by an increase in operating efficiencies.



    SERVICE. Cost of service revenue increased 58% from $784,000 for the fiscal year ended March 31, 1998 to $1.2 million for the fiscal year ended March 31, 1999. This increase was primarily due to a 65% increase in service personnel costs to support the increase in our installed customer base. Service gross margins increased from 85% for the fiscal year ended March 31, 1998 to 86% for the fiscal year ended March 31, 1999. This increase was primarily due to timing of personnel replacements and additions.


OPERATING EXPENSES


    RESEARCH AND DEVELOPMENT. Research and development expenses increased 47% from $5.1 million for the fiscal year ended March 31, 1998 to $7.5 million for the fiscal year ended March 31, 1999. This increase was primarily due to a 40% increase in research and development personnel costs and a 49% increase in consulting costs.



    SALES AND MARKETING. Sales and marketing expenses increased 50% from $13.6 million for the fiscal year ended March 31, 1998 to $20.4 million for the fiscal year ended March 31, 1999. This increase was primarily due to a 53% increase in sales and marketing personnel costs and a 114% increase in marketing programs.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 39% from $3.0 million for the fiscal year ended March 31, 1998 to $4.1 million for the fiscal year ended March 31, 1999. This increase was primarily due to a 30% increase in general and administrative personnel costs and increases in other costs associated with our growth.


    INTEREST INCOME, NET. Interest income, net of interest expense, increased 25% from $743,000 for the fiscal year ended March 31, 1998 to $926,000 for the fiscal year ended March 31, 1999. This increase was primarily due to an increase in our cash balances.


    PROVISION FOR INCOME TAXES. The provision for income taxes increased from $3.1 million for the fiscal year ended March 31, 1998 to $5.7 million for the fiscal year ended March 31, 1999, primarily due to higher pre-tax income. Our effective tax rate remained constant at 36% for the fiscal year ended March 31, 1998 and for the fiscal year ended March 31, 1999.


YEARS ENDED MARCH 31, 1997 AND 1998

REVENUE

    Total revenue increased 40% from $30.6 million for the fiscal year ended March 31, 1997 to $42.8 million for the fiscal year ended March 31, 1998.

    PRODUCT. Product revenue increased 39% from $25.2 million for the fiscal year ended March 31, 1997 to $35.0 million for the fiscal year ended March 31, 1998. This increase was primarily due to 26% growth in unit sales attributable to a 27% increase in the number of sales personnel and an increase in shipments to existing indirect channel partners and, to a lesser extent, the addition of 42 indirect distribution partners. This increase was also due to an 11% increase in the average selling price attributable to an increase in the sale of Wide Area Network, Fast Ethernet and multi-port probes and the introduction of the HSSI probe.

    SERVICE. Service revenue increased 32% from $3.9 million for the fiscal year ended March 31, 1997 to $5.1 million for the fiscal year ended March 31, 1998. This increase was primarily due to an increase in support agreements attributable to new product sales and, to a lesser degree, an increase in the sale of support agreements to new and existing customers attributable to increased sales and marketing efforts.

    LICENSE AND ROYALTY. License and royalty revenue increased 68% from $1.6 million for the fiscal year ended March 31, 1997 to $2.7 million for the fiscal year ended March 31, 1998. This increase was primarily due to a proportionate growth in unit sales of our software and embedded software products by Cisco.

COST OF REVENUE

    PRODUCT. Cost of product revenue increased 34% from $9.4 million for the fiscal year ended March 31, 1997 to $12.6 million for the fiscal year ended March 31, 1998. The increase was primarily due to the increase in unit sales and a 12% increase in average cost per unit. Product gross margins increased from 63% for the fiscal year ended March 31, 1997 to 64% for the fiscal year ended March 31, 1998. This was primarily due to an increase in operational efficiencies.

    SERVICE. Cost of service revenue increased 48% from $528,000 for the fiscal year ended March 31, 1997 to $784,000 for the fiscal year ended March 31, 1998. This increase was primarily due to a 48% increase in service personnel costs to support the increase in the installed customer base. Service gross margins decreased from 86% for the fiscal year ended March 31, 1997 to 85% for the fiscal year ended March 31, 1998. This was primarily due to the increase in service personnel.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 71% from $3.0 million for the fiscal year ended March 31, 1997 to $5.1 million for the fiscal year ended March 31, 1998. This increase was primarily due to an 82% increase in research and development personnel costs and a 27% increase in consulting costs related to development of new products and enhancements to existing products.

    SALES AND MARKETING. Sales and marketing expenses increased 100% from $6.8 million for the fiscal year ended March 31, 1997 to $13.6 million for the fiscal year ended March 31, 1998. This increase was primarily due a 116% increase in sales and marketing personnel costs and an 89% increase in marketing programs, including trade shows, seminars and advertising.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 63% from $1.8 million for the fiscal year ended March 31, 1997 to $3.0 million for the fiscal year ended March 31, 1998. This increase was primarily due to an 81% increase in general and administrative personnel costs and increases in other costs to support our growth and the related move to new facilities in November 1997.

    INTEREST INCOME, NET. Interest income, net of interest expense, increased 61% from $461,000 for the fiscal year ended March 31, 1997 to $743,000 for the fiscal year ended March 31, 1998. The increase was primarily due to an increase in our cash balances.

    PROVISION FOR INCOME TAXES. The provision for income taxes decreased from $3.6 million for the fiscal year ended March 31, 1997 to $3.1 million for the fiscal year ended March 31, 1998. This decrease was primarily due to lower pre-tax income and, to a lesser degree, a decrease in our effective tax rate. Our effective tax rate decreased from 38% for the fiscal year ended March 31, 1997 to 36% for the fiscal year ended March 31, 1998 primarily due to the reinstatement of the Research and Development Tax Credit in 1998.

    INCOME FROM OPERATIONS. Income from operations decreased 15% from $9.1 million for the fiscal year ended March 31, 1997 to $7.7 million for the fiscal year ended March 31, 1998. Income from operations during the fiscal year ended March 31, 1997 was favorably impacted by higher than anticipated revenue coupled with expenses that did not increase proportionately.

QUARTERLY RESULTS OF OPERATIONS


    The following tables set forth a summary of NetScout's unaudited quarterly operating results for each of the eight quarters included in the period ended June 30, 1999. This information has been derived from unaudited interim consolidated financial statements that, in the opinion of management, have been prepared on a basis consistent with the audited consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our audited consolidated financial statements and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                             QUARTER ENDED
                                        ----------------------------------------------------------------------------------------
                                         SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,   JUNE 30,
                                           1997        1997       1998       1998       1998       1998       1999       1999
                                        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                             (IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenue:
  Product.............................   $   7,710   $   9,722  $  11,046  $  11,547  $  11,863  $  13,327  $  13,637  $  12,814
  Service.............................       1,033       1,230      1,688      1,873      2,284      2,172      2,381      2,465
  License and royalty.................         788         686        924      1,843      1,999      1,972      2,653      3,792
                                        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenue.....................       9,531      11,638     13,658     15,263     16,146     17,471     18,671     19,071
                                        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Cost of revenue:
  Product.............................       2,649       3,488      4,339      4,340      4,347      4,927      5,636      4,814
  Service.............................         152         222        274        296        320        222        397        413
                                        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total cost of revenue.............       2,801       3,710      4,613      4,636      4,667      5,149      6,033      5,227
                                        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross margin..........................       6,730       7,928      9,045     10,627     11,479     12,322     12,638     13,844
                                        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development............       1,196       1,277      1,586      1,732      1,760      1,803      2,231      2,241
  Sales and marketing.................       2,984       3,837      4,205      5,008      4,527      5,191      5,649      6,040
  General and administrative..........         586         746      1,038        815      1,213      1,030      1,046        937
                                        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses..........       4,766       5,860      6,829      7,555      7,500      8,024      8,926      9,218
                                        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations................       1,964       2,068      2,216      3,072      3,979      4,298      3,712      4,626
Interest income, net..................         176         194        188        200        243        224        259        272
                                        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before provision for income
  taxes...............................       2,140       2,262      2,404      3,272      4,222      4,522      3,971      4,898
Provision for income taxes............         771         814        865      1,178      1,520      1,629      1,388      1,764
                                        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income............................   $   1,369   $   1,448  $   1,539  $   2,094  $   2,702  $   2,893  $   2,583  $   3,134
                                        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

AS A PERCENTAGE OF TOTAL REVENUE:

                                                                             QUARTER ENDED
                                              ----------------------------------------------------------------------------
                                               SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,
                                                 1997         1997         1998         1998         1998         1998
                                              -----------  -----------  -----------  -----------  -----------  -----------
Revenue:
  Product...................................        80.9%        83.5%        80.9%        75.7%        73.5%        76.3%
  Service...................................        10.8         10.6         12.4         12.3         14.1         12.4
  License and royalty.......................         8.3          5.9          6.7         12.0         12.4         11.3
                                                   -----        -----        -----        -----        -----        -----
    Total revenue...........................       100.0        100.0        100.0        100.0        100.0        100.0
                                                   -----        -----        -----        -----        -----        -----
Cost of revenue:
  Product...................................        27.8         30.0         31.8         28.4         26.9         28.2
  Service...................................         1.6          1.9          2.0          2.0          2.0          1.3
                                                   -----        -----        -----        -----        -----        -----
    Total cost of revenue...................        29.4         31.9         33.8         30.4         28.9         29.5
                                                   -----        -----        -----        -----        -----        -----
Gross margin................................        70.6         68.1         66.2         69.6         71.1         70.5
                                                   -----        -----        -----        -----        -----        -----
Operating expenses:
  Research and development..................        12.5         11.0         11.6         11.4         10.9         10.3
  Sales and marketing.......................        31.3         33.0         30.8         32.8         28.0         29.7
  General and administrative................         6.1          6.4          7.6          5.3          7.5          5.9
                                                   -----        -----        -----        -----        -----        -----
    Total operating expenses................        49.9         50.4         50.0         49.5         46.4         45.9
                                                   -----        -----        -----        -----        -----        -----
Income from operations......................        20.7         17.7         16.2         20.1         24.7         24.6
Interest income, net........................         1.8          1.7          1.4          1.3          1.5          1.3
                                                   -----        -----        -----        -----        -----        -----
Income before provision for income taxes....        22.5         19.4         17.6         21.4         26.2         25.9
Provision for income taxes..................         8.1          7.0          6.3          7.7          9.4          9.3
                                                   -----        -----        -----        -----        -----        -----
Net income..................................        14.4%        12.4%        11.3%        13.7%        16.8%        16.6%
                                                   -----        -----        -----        -----        -----        -----
                                                   -----        -----        -----        -----        -----        -----


                                               MAR. 31,     JUNE 30,
                                                 1999         1999
                                              -----------  -----------
Revenue:
  Product...................................        73.0%        67.2%
  Service...................................        12.8         12.9
  License and royalty.......................        14.2         19.9
                                                   -----        -----
    Total revenue...........................       100.0        100.0
                                                   -----        -----
Cost of revenue:
  Product...................................        30.2         25.2
  Service...................................         2.1          2.2
                                                   -----        -----
    Total cost of revenue...................        32.3         27.4
                                                   -----        -----
Gross margin................................        67.7         72.6
                                                   -----        -----
Operating expenses:
  Research and development..................        11.9         11.8
  Sales and marketing.......................        30.3         31.7
  General and administrative................         5.6          4.9
                                                   -----        -----
    Total operating expenses................        47.8         48.4
                                                   -----        -----
Income from operations......................        19.9         24.2
Interest income, net........................         1.4          1.4
                                                   -----        -----
Income before provision for income taxes....        21.3         25.6
Provision for income taxes..................         7.5          9.2
                                                   -----        -----
Net income..................................        13.8%        16.4%
                                                   -----        -----
                                                   -----        -----



    NetScout's total revenue has increased each of the eight consecutive quarters in the period ended June 30, 1999. Product revenue increased in absolute dollars in each consecutive quarter, other than the quarter ended June 30, 1999, due to increased market acceptance of our products and diversification of our sales channels, including expansion of our sales force and relationships with indirect channel partners. Product revenue was negatively impacted in the quarter ended June 30, 1999 by the timing of sales personnel additions, as well as the restructuring of our sales force. Service revenue generally increased due to the growth in our customer base and new initiatives to sell support agreements. License and royalty revenue generally increased but fluctuated due to variability in the sales of software products by, and royalty revenue from, Cisco.



    Cost of product revenue increased in absolute dollars in each consecutive quarter, other than the quarter ended June 30, 1999, primarily due to higher unit volumes but fluctuated as a percentage of product revenue primarily due to changes in the distribution channel and, to a lesser degree, variability of component costs and the product mix. Cost of product revenue decreased in the quarter ended June 30, 1999 due to lower product revenue. Cost of service revenue generally increased in absolute dollars primarily due to the hiring of additional support personnel and related costs for customer support with the exception of the quarter ended December 31, 1998, when timing of personnel replacements and additions resulted in lower expenses. Cost of service revenue fluctuated as a percentage of service revenue primarily due to variability in staffing levels.



    Gross margin increased in absolute dollars in each consecutive quarter. Gross margin as a percentage of total revenue fluctuated due to the mix of product, service and license and royalty revenue and by the proportion of sales through direct versus indirect distribution channels. Gross margin, as a percentage of total revenue, was favorably impacted during the quarter ended June 30, 1999 as a result of an increase in license and royalty revenue as a percentage of total revenue.



    Research and development expenses increased in absolute dollars each quarter primarily due to the hiring of additional research and development personnel and higher consulting costs associated with enhancing existing products and developing new products. Research and development expenses fluctuated as a percentage of total revenue primarily due to the timing of research and development personnel additions.


    Sales and marketing expenses generally increased in absolute dollars each quarter primarily due to the hiring of additional sales and marketing personnel and an increase in marketing program activities. A reduction in marketing activities for the quarter ended September 30, 1998 resulted in a decrease in overall sales and marketing expenses for that quarter. Sales and marketing expenses fluctuated as a percentage of total revenue primarily due to variability in marketing expenditures and our internal hiring cycles for sales and marketing personnel.


    General and administrative expenses fluctuated but generally increased in absolute dollars primarily due to the hiring of additional financial, information services and human resources personnel, as well as increased use of outside services. General and administrative expenses have fluctuated as a percentage of total revenue primarily due to variability in purchases of outside services.


    Our operating results have varied on a quarterly basis during our operating history and are expected to fluctuate significantly in the future. A variety of important factors, many of which are outside of our control, may affect our quarterly operating results. See "Risk Factors--Disappointing quarterly operating results could cause our common stock price to decrease."

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, we have funded operations primarily through cash provided by operating activities. At June 30, 1999, we had cash and cash equivalents totaling $22.9 million. We have a line of credit with a bank which allows us to borrow up to $5.0 million for working capital purposes and to obtain letters of credit. The line of credit expires in March 2000. Amounts available under the line of credit are a function of eligible accounts receivable and bear interest at the bank's prime rate, which was 7.75% on June 30, 1999. At June 30, 1999, we had letters of credit outstanding under the line aggregating $561,000. The bank line of credit is secured by our inventory and accounts receivable.



    Cash provided by operating activities was $8.4 million, $6.7 million and $12.8 million for the fiscal years ended March 31, 1997, 1998 and 1999, and $1.1 million for the three months ended June 30, 1998. Cash provided by operating activities was primarily derived from net income and, to a lesser degree, increases in deferred revenue, accrued expenses, and depreciation and amortization in each period. This was partially offset by increases in accounts receivable in fiscal 1998, 1999 and the three months ended June 30, 1998, and increases in inventories in fiscal 1997 and 1998. All of these increases were due to the growth of our business.



    Cash used by operating activities was $1.0 million for the three months ended June 30, 1999. Cash used by operating activities was the result of an increase in accounts receivable and a decrease in accounts payable, which were offset by net income.



    Cash used by investing activities was $9.7 million and $6.9 million for the fiscal years ended March 31, 1997 and 1998. Cash used by investing activities in fiscal 1997 and 1998 was primarily due to purchases of marketable securities and purchases of fixed assets and, in fiscal 1997, also due to loans that were made to stockholders. Cash provided by investing activities was $6.3 million for fiscal 1999, which was primarily due to the maturity of marketable securities, partially offset by purchases of fixed assets. Cash used by investing activities was $1.6 million for the three months ended June 30, 1999 due to the purchase of fixed assets.

    Cash provided by financing activities was $2,000, $22,000 and $22,000 for the fiscal years ended March 31, 1997, 1998 and 1999, and $68,000 for the three months ended June 30, 1999, all primarily due to proceeds received upon the exercise of stock options. In January 1999, we received gross proceeds of $44.5 million from the sale of Class B Convertible Common Stock, and all of the proceeds were used to redeem shares of Series A Preferred Stock, Non-Voting Common Stock and common stock.



    As of June 30, 1999, our primary commitments consisted of obligations outstanding under operating leases. Future noncancelable minimum lease commitments are $861,000, $959,000, $1.0 million, and $683,000 for fiscal years 2000, 2001, 2002 and 2003.


    We expect to experience growth in our working capital needs for the foreseeable future in order to execute our business plan. We anticipate that operating activities, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or products. We believe that the net proceeds from this offering, together with our current cash and cash equivalents and cash generated from operations, will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for at least the next 12 months.

YEAR 2000 READINESS DISCLOSURE

    Many computers and software products accept only two digit entries in date fields which could cause problems distinguishing 21st century dates from 20th century dates. The use of computers and software products that are not year 2000 compliant could result in system failures or miscalculations causing business disruptions including the inability to process transactions, send invoices or perform other business activities. As a result, many computers and software products may need to be upgraded or replaced in order to meet year 2000 requirements.

    We believe that we have three general areas of potential exposure with respect to the year 2000 problem:

    - our own products;

    - our internal information systems and equipment-related systems; and

    - the effects of third party compliance efforts.

    We have completed our review of our products to determine whether they are year 2000 compliant. Based on this review, we believe that, except as set forth in the next sentence, our products are year 2000 compliant. The NetScout WebCast Unix and Windows NT products are not currently year 2000 compliant but are expected to be made year 2000 compliant in the next product release, which is planned for the third calendar quarter of 1999. There can be no assurance that our products will not interact with non-year 2000 compliant products, which could cause our products to malfunction. This malfunction could expose us to claims from our customers or third parties or result in the reduction in market acceptance of our products and services and increased service costs to us.

    With respect to our internal information systems, we believe our current financial and accounting system is year 2000 compliant. We anticipate that our financial and accounting systems will be upgraded during the third calendar quarter of 1999 and that such systems will also be year 2000 compliant. All other internal systems used in our daily operations, including our computers, software packages, telephones, security systems and shipping systems, have either been determined to be compliant, have been certified compliant by the commercial provider or are in the process of being tested and upgraded. We believe that our review of our internal information systems and equipment-related systems is 90% complete. We expect that our review of our internal systems and equipment related systems will be finalized prior to the end of the third calendar quarter and that such systems will be fully compliant by the end of the third calendar quarter of 1999. We do not expect the costs of making our internal information systems and equipment-related systems year 2000 compliant to be material.

    The third aspect of our year 2000 analysis involves evaluating the year 2000 efforts of third parties, including suppliers and indirect channel partners. To date, we have not conducted a year 2000 review of our suppliers or indirect channel partners. We are currently evaluating the need to conduct a review of our suppliers' and indirect channel partners' year 2000 compliance issues. Failure of our suppliers' systems to operate properly could require us to incur significant expenses to remedy problems or replace suppliers. Failure of our indirect channel partners' systems to operate properly could reduce our revenue from our indirect channel partners. Problems with our suppliers or indirect channel partners could have a material adverse effect on our business, operating results and financial condition.

    To date, we have not incurred significant costs in connection with identifying and evaluating year 2000 issues or complying with year 2000 requirements. We have not experienced any significant year 2000 problems and have not deferred the release of any of our products or any IT projects as a result of year 2000 complications. We have not used any independent verification or validation processes to support our assertions regarding year 2000 risks and cost estimates. We do not expect to incur significant costs in the foreseeable future. However, since the identification and evaluation process is ongoing and year 2000 complications are not fully known, there can be no assurance that year 2000 errors or defects will not be discovered in our products or internal software systems. If such errors or defects are discovered, there can be no assurance that the costs of making such systems year 2000 compliant will not have a material adverse effect on our business, operating results and financial condition.

    Purchasing patterns of our customers or potential customers may be affected by year 2000 issues. They may expend significant resources to correct their current systems for year 2000 compliance which could result in reduced funds available for network management products. Year 2000 complications could also disrupt the operations of our customers which could delay purchases of network management products. Reduced funds or delayed purchases could have a material adverse effect on our business, operating results and financial condition.

    Some of our products are sold to original equipment manufacturers who incorporate them into their own product offerings. We do not know whether original equipment manufacturer products incorporating our products are or will be year 2000 complaint. If such original equipment manufacturer products are not year 2000 complaint, their customers could cancel or delay orders which, in time, would affect the orders that we receive from our original equipment manufacturer partners. Therefore, the failure of our original equipment manufacturer partners to be year 2000 complaint could have a material adverse effect on our business, results of operations and financial condition.

    Under the reasonably, likely worst case scenario:

    -  we may not be able to deliver year 2000 compliant products;

    - our indirect channel partners, our customers or we may not be able to process orders; or

    - our suppliers may not be able to supply us with critical components needed to make our products.

    We do not currently have any year 2000 contingency plans. If we discover year 2000 compliance issues, we intend to evaluate the need for one or more contingency plans relating to such issues.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We consider all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents, and those with maturities greater than three months are considered to be marketable securities. Cash equivalents and marketable securities are stated at amortized cost plus accrued interest, which approximates fair value. Cash equivalents and marketable securities consist primarily of money market instruments and U.S. Treasury bills. We currently do not hedge interest rate exposure, but do not believe that an increase in interest rates would have a material effect on the value of our marketable securities.

EUROPEAN MONETARY UNION

    On January 1, 1999, eleven of the existing members of the European Union joined the European Monetary Union. Ultimately, there will be a single currency within certain countries of the European Union, known as the Euro, and one organization, the European Central Bank, responsible for setting European monetary policy. We have reviewed the impact the Euro will have on our business and whether this will give rise to a need for significant changes in our commercial operations or treasury management functions. Because our transactions are denominated in U.S. dollars, we do not believe that the Euro conversion will have any material effect on our business, financial condition or result of operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. We do not expect SOP 98-1, which is effective for us beginning April 1, 1999, to have a material effect on our financial condition or results of operations.

    In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for our fiscal year 2000 financial statements and we do not expect its adoption to have a material effect on our financial condition or results of operations.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal year quarters of fiscal years beginning after June 15, 1999. We do not expect SFAS No. 133 to have a material effect on our financial condition or results of operations.

                                    BUSINESS

INTRODUCTION


    We design, develop, manufacture, market and support a family of products that enable businesses and network service providers to manage the performance of their computer networks and software applications. Our Application Flow Management solution tracks and provides information regarding the flow of software applications, such as e-mail, order entry and Web-based applications, across the network and the performance of the underlying computer network. Application Flow Management consists of data collection products as well as analysis and presentation software. Our data collection products collect, aggregate and analyze network and application data from a wide range of network technologies. Using this data, our presentation and analysis software products provide current information to computer network managers and business executives in an easy-to-use, graphical format.


INDUSTRY BACKGROUND

    Business enterprises increasingly rely on software applications and computer networks as strategic assets that are essential to business operations. Computer networks are being expanded to deliver important software applications, such as enterprise resource planning, e-mail, order entry, accounting and Web-based applications, to employees, suppliers, distributors and customers. Because of the dramatic increase in the number of users who depend on fast and reliable computer network access, even minor computer network malfunctions can result in significant business interruptions, lost revenue, decreased productivity and customer dissatisfaction. As a result, businesses are recognizing the critical importance of effective network and application performance management.

    To support the growing number of users and demand for faster and more reliable computer network access, both business enterprises and providers of outsourced network and application management services are making significant investments in advanced networking technology. The Gartner Group, a leading networking industry research company, estimates that the world-wide enterprise networking equipment market, excluding Internet remote access equipment, was $37.4 billion in 1998. This growth has resulted in the introduction of new technologies addressing network speed and access, such as Fast Ethernet, Gigabit Ethernet, Asynchronous Transfer Mode and IP/Internet, and new network products addressing quality of service and security. The implementation of new technologies and products from a variety of vendors has resulted in highly-complex computer networks, which are more difficult to manage.

    Traditional network performance management is a reactive process in which computer network managers respond to problems only after computer network performance has been impacted. This type of network performance management is based on receiving alerts from malfunctioning computer network devices or calls from computers network users indicating that performance has degraded. Highly-skilled technicians with portable network traffic analyzers are then dispatched to diagnose and resolve the computer network problems. While this approach helps computer network managers respond to technical problems, it does not provide sufficient information to proactively manage the overall computer network, measure the performance of software applications, or address issues with computer network design. A further drawback of this approach is that network problems are often addressed by adding costly network capacity instead of identifying and correcting inefficiencies.

    A new, proactive approach is emerging that is designed to anticipate and help prevent computer network problems before performance is degraded. This approach is based on analytical software that retrieves and analyzes information from data sources located on the computer network. These data sources include existing computer network devices, such as routers, switches and hubs, data collection software agents, and dedicated data collection devices, known as probes.

    One class of proactive network management products relies on retrieving data from existing computer network devices. These products generally report on computer network utilization for use in network capacity planning and device status monitoring which can help prevent certain types of failures. Because this class of products relies on limited, predefined data, originally intended for device management, it provides minimal information regarding network users or software application performance. These solutions typically provide only historical and end-of-period reports because providing current information would significantly increase network traffic.

    A second class of proactive network management products relies on retrieving data from proprietary software installed on users' desktop computers. These solutions provide information regarding software application performance, but offer limited insight into the performance of the network. In addition, these solutions can be difficult to administer and can burden the processing power of desktop computers.

    A third class of proactive network management products relies on placing probes on key parts of the computer network to provide continuous monitoring of computer network traffic. Comprised of dedicated computer hardware and software, most probes are based on the remote monitoring standard. In contrast with approaches that utilize existing network devices, probes contain proprietary software which allows the capture of a richer set of network information. In contrast with approaches that require the installation of software on desktop computers, probes contain processors which can capture, store and analyze traffic data on a computer network segment without impacting any existing devices on the computer network. Although probes provide the most robust data about network performance, most probes are unable to provide information regarding application performance, such as response time.

    Business executives and computer network managers need a comprehensive approach to network and application performance management that enables them to anticipate and address network performance problems and align their computer resources to their business strategies. Although each of the new, proactive network management approaches provides better solutions than the traditional reactive approach, none of these approaches provides the ability to manage both network and application performance.

NETSCOUT SOLUTION


    We design, develop, manufacture, market and support a family of products to enable business managers to manage both network and application performance, which together comprise our Application Flow Management solution. Application Flow Management uses proprietary technology to deliver more functionality than other solutions. Our probes collect, aggregate and perform detailed analysis on a wide range of computer network data, including data from individual software applications. We believe that we currently offer the industry's most extensive family of probes, with models for a wide range of network technologies. In addition, our robust analytical software provides current network and application performance information in an easy-to-use, graphical format. Application Flow Management addresses the following key aspects of network management:


    - APPLICATION RESPONSE TIME MEASUREMENT-Measures and provides detailed, current information on application response time over the computer network. This information enables network managers to optimize network configuration, prioritize software applications and proactively manage the computer network.

    - MONITORING AND TROUBLESHOOTING-Allows current monitoring and trend analysis of network usage, performance and error conditions which help network managers prevent network malfunctions. When network problems do occur, detailed information expedites troubleshooting to minimize the impact.

    - CAPACITY PLANNING-Measures trends in network usage by individual software application. Helps network managers make informed network spending decisions.

    - POLICY ENFORCEMENT-Allows network managers to identify inappropriate or wasteful usage of the computer network. Network managers can use this information to ensure adherence to corporate policies and guidelines.

    - ACCOUNTING AND CHARGE-BACK-Provides network usage information by user, department or application. When used in conjunction with accounting software packages, it allows customers to charge for internal network usage.

STRATEGY

    Our objective is to enhance our leadership position in the network and application performance management market. Key elements of our strategy include:

    EXTEND TECHNOLOGY LEADERSHIP. We intend to continue to devote significant resources to the development of new and innovative products, capitalizing on our extensive experience with large computer networks and our understanding of customer needs. As computer networks evolve, we intend to incorporate new technologies and provide solutions to enable businesses to manage and optimize the performance of their computer networks and critical software applications. We have an extensive track record of innovation, including the introduction of Ethernet probes in 1992, Wide Area Network probes in 1993, switch embedded probes and CDDI/FDDI probes in 1995, Fast Ethernet probes in 1996, Wide Area Network (T3) probes in 1997, Asynchronous Transfer Mode probes in 1998, and Channelized Wide Area Network and Fast EtherChannel probes in 1999. We are currently developing a Gigabit Ethernet probe that is planned for release later in 1999.

    EXPAND REPORTING AND ANALYSIS SOFTWARE SUITE. We plan to develop new analysis, presentation and reporting software to leverage the extensive information collected by our probes. Our product family is designed to permit easy integration of enhanced analysis and reporting functions, as demonstrated by the release of Resource Monitor in 1994, NetScout Server and WebCast in 1997 and AppScout in 1999.

    LEVERAGE INSTALLED BASE OPPORTUNITIES. We have sold a majority of our products through indirect distribution channels and have also sold our products directly to over 600 customers. Our installed base consists of over 25,000 hardware probes and over 50,000 switch-embedded agents. We intend to target existing users of our products with marketing and sales programs designed to promote the more extensive use of our data collection devices throughout their computer networks and the adoption of our management software options.

    TARGET NEW MARKET OPPORTUNITIES. We market our products to potential customers in markets which we believe have the potential for growth. We have identified the following markets as having the potential for strong demand for our products:

    - network management outsourcing companies, such as Compaq and WANG Global;

    - connectivity service providers, such as MCI Worldcom and Concert Communications Company; and

    - application management outsourcing companies, which we believe is an emerging market.

    CONTINUE TO LEVERAGE CISCO RELATIONSHIP. Since 1994, we have had a strategic relationship with Cisco. Our strategy is to further synchronize our product development and marketing activities with Cisco's business strategy, and to support Cisco's distribution of our products. Through our relationship with this computer networking industry leader, we have significantly increased the sale of our products and enhanced the market acceptance of our network and application performance management solutions.

    EXPAND DISTRIBUTION CHANNELS. We plan to substantially increase the number of our field sales representatives. We also seek to develop additional indirect distribution channels to promote our products, including computer networking equipment and software application vendors, system integrators, distributors, resellers and service providers. We have strategic relationships with Paradyne Corporation, WaveTek Wandel Goltermann, Inc., FORE Systems, Inc. and Compaq Computer Corporation designed to facilitate the distribution and market acceptance of our solutions. We are striving to increase sales outside of North America through the addition of sales personnel and increased marketing activities to support our indirect channel partners, including Cisco.

    FACILITATE DEVELOPMENT OF COMPLEMENTARY THIRD-PARTY PRODUCTS. Our probes provide a rich source of data that can be used by third-party software products. As a means to increase demand for our products, we encourage the development of applications that leverage our solutions. For example, we have partnered with Concord Communications, Inc., DeskTalk Systems, Inc. and Apogee Networks, Inc. to develop interoperable, expanded solutions. We supply a developer's toolkit, which includes interfaces to our products, to enable the development of complementary products.

PRODUCTS AND TECHNOLOGY


    Our Application Flow Management solution provides computer network and application performance management through three layers of products:


   Graphic depicting the three layers of our products: Data Collection, Data
             Aggregation and Information and Presentation Analysis

    Our products are generally purchased as a complete system, consisting of multiple data sources, presentation and analysis software and optional data aggregation software for larger networks. A representative new customer would be a multinational corporation that deploys 25 to 50 probes, data aggregation software and our full suite of presentation and analysis software over a 12-month period. Depending on the type of network, such a deployment would typically cost between $100,000 and $300,000. After initial deployment of our solution, a customer can add additional probes and management software options on an individual basis. Our solution has been deployed in networks employing more than 500 probes.

DATA COLLECTION

    Our data sources are based on the remote monitoring standard and implement proprietary enhancements for additional functionality, such as application response time and switched network monitoring. We offer the following family of data sources:

        PROBES. NetScout probes are dedicated data collection devices comprised of a standard hardware platform and proprietary software. Probes contain processors that capture, store and analyze data on a computer network. Our probes are best suited for parts of the computer network that require continuous monitoring and support a wide range of computer network technologies, including the following:

       - Ethernet, Fast Ethernet, Fast EtherChannel and Token Ring;

       - Sub-rate, T1/E1, T3/E3 Wide Area Network and Frame Relay;

       - FDDI/CDDI; and

       - Oc3 Asynchronous Transfer Mode.

        SOFTWARE AGENTS. NetScout software agents are software-only data sources that run on server or desktop computers running the Windows NT operating system. This lower-cost alternative is best suited for parts of the computer network with lower traffic volume, such as branch office networks and remote user links.

        SWITCH EMBEDDED AGENTS. Switch embedded agents are data sources operating in third-party network switches. One version of our switch embedded agent consists of our software embedded into the switch operating system. Because the switch embedded agent must utilize the switch's processor, it offers only a limited subset of our data collection functionality. Another version which has been implemented with Cisco requires the installation of a dedicated interface module into the switch. Because the module has its own processor, it can offer the full range of our data collection functionality.

        DATA COLLECTION AGENT OPTIONS. Our data collection agent options are proprietary software enhancements for our probes and software agents. These options consist of:

       - NetFlow Monitor. This enhancement allows certain types of our probes to collect traffic information stored in Cisco routers in order to provide a single, consolidated view of all traffic information to the network manager.

       - Resource Monitor. With this option, our probes are enabled to collect information from network devices, including servers, to offer a more complete, end-to-end view of the network.

       - Application Response Time Management Information Base. This option enables our probes or agents to monitor application response times on a given part of the network.

       - Virtual Local Area Network Monitor. With this option, users can collect traffic information pertaining to a given subset of users within a switched network, giving additional flexibility to the network manager for troubleshooting and traffic accounting.

DATA AGGREGATION


    NETSCOUT SERVER. NetScout Server is an optional data aggregation software package that enables our Application Flow Management solution to effectively manage large computer networks. NetScout Server reduces overall computer network and application performance management traffic by aggregating, sorting, simplifying and storing data collected at remote sites. It then transmits only relevant periodic reports and real-time alarms through the wide area network to the presentation and analysis software. This reduces consumption of costly wide area network bandwidth. NetScout Server runs on the Microsoft Windows NT, Sun Solaris, HP-UNIX and IBM AIX operating platforms.


INFORMATION PRESENTATION AND ANALYSIS

    Our presentation and analysis software provides clear, meaningful, real-time displays of relevant network and application performance data to network and business managers in easy-to-read, graphical formats. We offer the following family of data presentation and analysis software:

        NETSCOUT MANAGER PLUS. NetScout Manager Plus presents management reports based on data gathered from probes, embedded agents, software agents and NetScout Server. NetScout Manager Plus provides a suite of over 40 integrated functions, which include application-level management, monitoring and troubleshooting, capacity planning, policy enforcement and accounting.

        APPSCOUT. AppScout uses our data sources to monitor the performance of applications over the network, including response time and bandwidth utilization by application or by user. AppScout is a real-time, browser-based reporting solution that is especially useful when measuring service level conformance or deploying new applications.

        WEBCAST. WebCast works in conjunction with NetScout Manager Plus and provides a portfolio of secure, easy-to-access reports viewable by authorized users from any Web browser.

SALES AND MARKETING


    We sell our products through indirect distribution channels and a direct sales force. Our indirect channel partners include original equipment manufacturers, distributors, resellers, system integrators and service providers. Revenue from indirect distribution channels represented 73%, 76% and 81% of total revenue for the fiscal years ended March 31, 1997, 1998 and 1999, and 82% of total revenue for each of the three months ended June 30, 1998 and 1999. Revenue from sales to Cisco, our largest indirect channel partner, represented 24%, 40% and 51% of total revenue for the fiscal years ended March 31, 1997, 1998 and 1999, and 44% of total revenue for each of the three months ended June 30, 1998 and 1999.



    Our direct sales force works in cooperation with our indirect channel partners and devotes significant efforts to support sales through indirect distribution channels. We plan to increase the number of our field sales representatives, which we believe will promote additional direct and indirect sales.


    We use a consultative sales approach. Our inside sales representatives pre-qualify opportunities and set up appointments for members of the field sales team. An initial sales meeting will generally consist of a review of the prospect's specific computer network and application performance management needs and a demonstration of our products' capabilities. Often, the demonstration will be followed by a product evaluation on the customer's network. Our sales representative will often encourage one of our indirect channel partners to participate in the sales process. In addition, our indirect channel partners often request that we participate in sales presentations to their customers.


    International sales are accomplished primarily through indirect distribution channels. Revenues from sales outside North America represented 12% of total revenue for each of the fiscal years ended March 31, 1997, 1998 and 1999, and 14% and 19% of total revenue for the three months ended June 30, 1998 and 1999. We believe that our North American indirect channel partners also resell a significant amount of our products internationally.



    As of June 30, 1999, our North American field sales organization consisted of 48 employees. Our international field sales organization consisted of 11 employees with an office in the United Kingdom. In addition, we had 21 employees responsible for providing telesales and sales and administrative support. In addition to our Westford, Massachusetts headquarters, we have sales offices in Maryland, North Carolina, Texas, Minnesota, Illinois, California, Oregon, and Ontario, Canada.



    A key element of our market penetration strategy is the formation of strategic relationships with industry-leading network equipment vendors and software suppliers in various complementary areas. We believe these relationships increase our market presence and generate qualified opportunities to sell our solutions. As of June 30, 1999, our business development organization consisted of 11 employees.



    Our marketing organization utilizes a variety of programs to promote the sale and acceptance of our solutions. As of June 30, 1999, our marketing organization consisted of 20 employees. Our marketing programs include:


    - advertising;

    - trade shows;

    - public relations activities;

    - direct mail;

    - seminars and speaking engagements;

    - brochures, data sheets and white papers; and

    - Web marketing.

STRATEGIC RELATIONSHIP WITH CISCO

    Cisco is a significant distributor of our products under its private label. We sell NetScout Manager and NetScout probes to Cisco, which are resold by Cisco under the names TrafficDirector and SwitchProbes. We also license versions of our software for use in a range of Cisco switches for which we receive royalty payments and we provide development services to Cisco for which we receive engineering fees. Cisco has a worldwide, non-exclusive right to market and resell our products on a stand-alone basis and to incorporate certain components of our technology into its products. This relationship is governed by a project development and license agreement dated as of January 13, 1994 and a private labeling agreement dated as of May 15, 1996. These agreements have been amended and were extended until October 2000.

    We work closely with Cisco on joint sales and marketing efforts. These include collaboration on product marketing, our participation in Cisco seminars, joint customer presentations, introductions to Cisco's international distributors and links between our web sites. We devote significant time and attention of senior management, as well as resources throughout our company, to making this partnership successful and believe that we have a strong business relationship.

CUSTOMERS

    We sell our products to businesses and organizations with large and medium-sized computer networks. We have sold a majority of our products through indirect distribution channels and have also sold our products directly to over 600 customers. Our customers operate in a wide variety of industries, such as financial services, transportation, manufacturing, insurance, retail and software development. The following is a partial list of our customers:


3M Corporation                                 Lockheed Martin Financial Services
Amoco Corporation                              Los Alamos National Laboratory
Army & Air Force Exchange Service              Lotus Development Corp.
AT&T                                           Mid America Energy Co.
Cargill Financial Services                     Merrill Corporation
CIGNA Corporation                              Morgan Stanley
Consumers Energy Company                       NationsBank
Deutsche Bank AG London                        NaviSite
Donaldson, Lufkin & Jenrette                   NCR
The GAP, Inc.                                  Northwest Airlines
Fidelity Investments                           Providian Financial Corp
GTE Service Corporation                        State Street Bank and Trust
Global One                                     Sun Microsystems, Inc.
Goldman Sachs & Co.                            Teradyne
Harvard Pilgrim Health Care                    Toys-R-Us
Lehman Brothers                                Xerox
Liberty Mutual Group

    The following are examples of selected client applications of our products:


          THE PROBLEM                  NETSCOUT'S SOLUTION                  THE RESULT
Troubleshooting

Tektronix, Inc., a               Using NetScout's solution, the   Tektronix reconfigured its
manufacturing firm with 8,400    company monitored its network    equipment and, as a result,
employees at 75 networked        and identified a design issue    order entry response times
locations in 23 countries,       that originated with the         improved.
wanted to improve order entry    wide-area network service
response times and quality of    provider.
customer service.

Capacity Planning

Charles Schwab Corporation, a    Using NetScout's Application     The company identified baseline
leading financial services       Flow Management solution, the    usage patterns, which helped
company with 10,000 employees    company was able to understand   them to intelligently plan and
at 350 sites, depended on its    current and profile future       implement infrastructure
network to process 200,000       capacity requirements for their  expenditures. Our Application
online financial trades and      network.                         Flow Management solution also
support up to 20 million Web                                      identified remnants of a
site hits a day. Knowing the                                      software test that was slowing
current and future capacity                                       down a remote server,
requirements of this vast                                         unnecessarily consuming network
network was essential to                                          capacity. As a result, the
business.                                                         company avoided purchasing
                                                                  unnecessary bandwidth capacity.

Usage-based Accounting

NCR, a large technology          Using our Application Flow       The program has just been
enterprise, had a network with   Management solution, the         implemented in Europe and is
12,500 users spanning 715        network operations center        expected to be rolled out in
sites. The CEO wanted to         designed a charge-back program   the U.S. in the summer of 1999.
economize and challenged the     for network usage. The program   The company anticipates
network operations center to     was based on quantifying         substantial reductions in
control network costs.           bandwidth usage and response     overhead with network access
                                 times by user and by             tied to business goals.
                                 application throughout the
                                 network.

Application Deployment

Lockheed Martin, a large         Using the NetScout solution to   The network team was able to
aerospace defense contractor     provide both application-level   confirm that the wide-area
wanted to move its e-mail        data and network-wide bandwidth  network had adequate capacity.
system from a local server to a  usage information, the company   Our solution minimized the
remote server. This critical     was able to determine the        risks involved in a major
application had to continue      current local server load and    application deployment.
running smoothly, and the        calculate how much data would
network team was unsure if the   flow across the wide-area
wide-area network could handle   network to the remote server.
the additional load.

SUPPORT SERVICES

    We believe that providing a high level of customer service and support is critical to achieving effective product implementation and ensuring customer satisfaction. We offer a broad range of support and training services to our customers and work closely with our indirect channel partners to provide pre-sales and post-sales support.


    We offer a toll-free technical support hotline to our customers under support agreements and to our indirect channel partners. This hotline is staffed by customer support engineers from 8:00 a.m. to 8:00 p.m., Eastern time, Monday through Friday, from our corporate headquarters in Westford, Massachusetts. As of June 30, 1999, our support services organization consisted of 13 employees.


RESEARCH AND DEVELOPMENT

    We devote substantial resources to developing new products and enhancing existing products. Our market is characterized by rapid technological change, frequent product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. We have a long record of product innovation, including:

                                                     INFORMATION AGGREGATION
CALENDAR YEAR                                                  AND
  INTRODUCED             PROBES AND AGENTS            PRESENTATION SOFTWARE
1992            Ethernet, Token Ring                 NetScout Manager
1993            --                                   --
1994            Wide Area Network                    Resource Monitor
1995            CDDI/FDDI, Switch Embedded           --
1996            Fast Ethernet                        NetScout Manager Plus
1997            Wide Area Network (T3)               NetScout Server, WebCast
1998            Asynchronous Transfer Mode           --
1999            Channelized Wide Area Network, Fast  AppScout
                EtherChannel
1999 (Planned)  Gigabit Ethernet                     --


    As of June 30, 1999, our research and development organization consisted of 57 employees. In addition, we contract with third parties to perform specific development projects. Research and development expenditures for the fiscal years ended March 31, 1997, 1998 and 1999 were approximately $3.0 million, $5.1 million and $7.5 million, and research and development expenditures for the three months ended June 30, 1998 and 1999 were approximately $1.7 million and $2.2 million. To date, all research and development expenses have been expensed as incurred.


COMPETITION

    The market for our products is new and rapidly evolving, and is expected to become increasingly competitive as current competitors expand their product offerings and new companies enter the market. Our principal competitors include a number of companies offering one or more solutions for the network and application performance management market, some of which compete directly with our products. For example, we compete with probe vendors, such as Hewlett-Packard, providers of network performance management solutions, such as Concord Communications and Micromuse, providers of application performance management solutions, such as International Network Services, and providers of portable network traffic analyzers, such as Network Associates. In addition, leading network equipment providers could offer their own or competitors' solutions in the future. We believe that the principal competitive factors in the network and applications performance management solutions market include:

    - product performance, functionality and price;

    - name and reputation of vendor;

    - distribution strength; and

    - alliances with industry partners.

    Although we believe that we currently compete favorably with respect to these factors, there can be no assurance that we can maintain our competitive position against current and potential competitors, especially those with greater financial, management, marketing, service, support, technical, distribution and other resources.

MANUFACTURING


    Our manufacturing operations consist primarily of final product assembly, configuration and testing. We purchase components and subassemblies from suppliers and construct our hardware products in accordance with individual customer requirements. We inspect, test and use process control to ensure the quality and reliability of our products. In February 1998, we obtained ISO 9001 quality systems registration, a certification showing that our procedures and manufacturing facilities comply with standards for quality assurance and manufacturing process control. As of June 30, 1999, our manufacturing organization consisted of 22 employees.


    Although we generally use standard parts and components for our products, each of the computer network interface cards used in our probes is currently available only from separate single source suppliers. We have generally been able to obtain adequate supplies of components in a timely manner from current suppliers. We have no supply commitments with our suppliers but believe that, in most cases, alternate suppliers can be identified if current suppliers are unable to fulfill our needs.

INTELLECTUAL PROPERTY RIGHTS

    Our success and competitiveness are dependent to a significant degree on the protection of our proprietary technology. We rely primarily on a combination of copyrights, trademarks, licenses, trade secret laws and restrictions on disclosure to protect our intellectual property and proprietary rights. We also enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information.

    We pursue registration of some of our trademarks in the U.S. and in other countries. We have registered the trademark NetScout in the U.S. and the European Union. We have filed applications for the NetScout trademark in Canada and Japan, and those applications are still pending. In addition, we have applications pending for the NetScout Logo and AppScout, in the U.S., Canada, Europe and Japan. We are also pursuing registration in the U.S. for the trademarks ART MIB, FrameScout and WebScout.

EMPLOYEES


    As of June 30, 1999, we had 231 employees, 172 of whom were based at our headquarters in Westford, Massachusetts. None of our employees is subject to a collective bargaining agreement. We believe that our relations with our employees are good.


FACILITIES

    We lease approximately 97,500 square feet of space in an office building in Westford, Massachusetts for our headquarters. The lease expires in November 2002, and we have an option to extend the lease for an additional five-year term. We also lease office space in nine other cities for our sales and support personnel. We believe that these existing facilities are adequate to meet our foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms.

LEGAL PROCEEDINGS

    From time to time we may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of third party trademarks and other intellectual property rights by us. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of NetScout are as follows:

NAME                                                 AGE                               POSITION
-----------------------------------------------      ---      -----------------------------------------------------------
Anil K. Singhal................................          45   Chairman of the Board, Chief Executive Officer and
                                                                Treasurer
Narendra Popat.................................          50   President, Chief Operating Officer, Secretary and Director
Charles W. Tillett.............................          42   Vice President, Finance and Administration and Chief
                                                                Financial Officer
Nathan Kalowski................................          54   Vice President, Business Development
Ashwani Singhal................................          38   Vice President, Engineering
Gerald Stabile.................................          39   Vice President, Worldwide Sales and Services
Tracy Steele...................................          39   Vice President, Manufacturing
Michael Szabados...............................          47   Vice President, Marketing
Richard J. Egan................................          63   Director
Joseph G. Hadzima, Jr..........................          47   Director
Kenneth T. Schiciano...........................          36   Director

------------------------

    ANIL K. SINGHAL co-founded NetScout in June 1984 and has served as NetScout's Chairman of the Board, Chief Executive Officer and Treasurer since July 1993. From NetScout's inception until July 1993, Mr. Singhal was President of NetScout. Mr. Singhal has served as a director of NetScout since inception. Prior to founding NetScout, he was a Senior Architect and Project Manager at Wang Laboratories, a provider of computer systems, from 1979 until June 1984. Mr. Singhal is the brother of Ashwani Singhal, NetScout's Vice President, Engineering.

    NARENDRA POPAT co-founded NetScout in June 1984 and has served as NetScout's President, Chief Operating Officer and Secretary since July 1993. From NetScout's inception until July 1993, Mr. Popat was Chairman of the Board and Treasurer of NetScout. Mr. Popat has served as a director of NetScout since inception. Prior to founding NetScout, he was a Senior Software Engineer at Wang Laboratories from 1980 until June 1984.

    CHARLES W. TILLETT has served as NetScout's Vice President, Finance and Administration since May 1995 and Chief Financial Officer since April 1999. Mr. Tillett joined NetScout in July 1991 and served as Director of Finance and Administration from July 1991 until May 1995. Prior to joining NetScout, he served Fidelity Investments, a financial services firm, in various capacities, most recently as Project Manager.

    NATHAN KALOWSKI has served as NetScout's Vice President, Business Development since August 1997. Mr. Kalowski joined NetScout in July 1993 and served as Vice President, Marketing from July 1993 until August 1997. Prior to joining NetScout, he was Vice President, Marketing for Proteon, a computer networking company, from 1988 until May 1993. He has also held various engineering, product management, marketing and executive positions at Texas Instruments, a diversified electronics company, General Electric, a diversified electronics company, and Digital Equipment Corporation, a computer hardware company.

    ASHWANI SINGHAL has served as NetScout's Vice President, Engineering since October 1998. Mr. Singhal joined NetScout in 1987 and served as a Senior Software Engineer and Project Manager from 1987 until February 1997 and as Director of Engineering from February 1997 until October 1998. Prior to joining NetScout, he was a Senior Software Engineer at Symmetrix, an artificial intelligence systems company, from 1982 until 1987. Mr. Singhal is the brother of Anil Singhal, NetScout's Chairman of the Board and Chief Executive Officer.

    GERALD STABILE has served as NetScout's Vice President, Worldwide Sales and Services since October 1998. Mr. Stabile joined NetScout in September 1997 and served as Vice President, Worldwide Sales from March 1998 until October 1998 and as Vice President, North American Sales from September 1997 until March 1998. Prior to joining NetScout, he served Olicom, formerly CrossComm Corporation, a developer of networking and infrastructure software, as Vice President, Americas from 1996 until September 1997 and as Sales Director from 1992 through 1995.

    TRACY STEELE has served as NetScout's Vice President, Manufacturing since May 1997. Mr. Steele joined NetScout in November 1995 and served as Director of Manufacturing from November 1995 until May 1997. Prior to joining NetScout, he served as Director of Manufacturing for Scope Communications, a developer of hand-held network tools, from 1993 until November 1995. He also served in various manufacturing and management positions at NBase-Xyplex, Inc., a computer networking company, from 1985 to February 1993.

    MICHAEL SZABADOS has served as NetScout's Vice President, Marketing since August 1997. Prior to joining NetScout, he served as Chief Executive Officer of Jupiter Technology, Inc., a developer of frame relay access devices, from March 1997 until August 1997. He also served as Vice President, Product Management/Marketing at UB Networks, a computer networking company, from July 1994 until March 1997 and served as Director of Marketing at SynOptics Communications, a computer networking company, from 1991 until July 1994.

    RICHARD J. EGAN has served as a director of NetScout since January 1999. Mr. Egan is a founder of EMC Corporation, a provider of computer storage systems and software. Mr. Egan has served EMC Corporation, a publicly-held company, as Chairman of the Board since January 1988, as a director since inception in 1979, as Chief Executive Officer from 1979 until January 1992 and as President from 1979 until January 1988. Mr. Egan is also a director of BEC Energy Company, a public utility.

    JOSEPH G. HADZIMA, JR. has served as a director of NetScout since July 1998. Mr. Hadzima has been a Managing Director of Technology Enabling Company, LLC, a venture capital investment and technology commercialization company, since April 1998. Since June 1996, he has also served as Of Counsel at Sullivan & Worcester LLP, a law firm where he was a partner from October 1987 until June 1996. Mr. Hadzima served as Senior Vice President and General Counsel of Quantum Energy Technologies Corporation, an energy and environmental products research and development company, from June 1996 until December 1998. Mr. Hadzima is also a Senior Lecturer at MIT Sloan School of Management.

    KENNETH T. SCHICIANO has served as a director of NetScout since January 1999. Mr. Schiciano has been a Principal of TA Associates, Inc., a venture capital firm, since December 1994. Mr. Schiciano served as a Vice President of TA Associates from August 1989 until December 1994. Prior to that, Mr. Schiciano was a member of the technical staff of AT&T Bell Laboratories, a telecommunications company. Mr. Schiciano is also a director of Galaxy Telecom L.P. and several privately-held companies.

    The Board of Directors is currently fixed at five members. NetScout's amended and restated certificate of incorporation, as in effect immediately following this offering, divides the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board of Directors is composed of:

    - one Class I director-Mr. Schiciano-whose term expires upon the election and qualification of directors at the annual meeting of stockholders to be held in 2000;

    - two Class II directors-Messrs. Singhal and Egan-whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2001; and

    - two Class III directors-Messrs. Popat and Hadzima-whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2002.

    Our executive officers are elected by and serve at the discretion of the Board of Directors. Except as noted above, there are no family relationships among any of our executive officers and directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    We have a standing Compensation Committee and Audit Committee of the Board of Directors. The current members of the Compensation Committee are Messrs. Egan, Hadzima and Popat. The Compensation Committee's duties are to review and evaluate the salaries and incentive compensation of our management and employees and administer our 1990 Stock Option Plan, 1999 Stock Option and Incentive Plan and 1999 Employee Stock Purchase Plan.

    The current members of the Audit Committee are Messrs. Hadzima and Schiciano. The Audit Committee is responsible for reviewing the results and scope of audits and other services provided by our independent public accountants and reviewing our system of internal accounting and financial controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or as may be brought to its attention.

DIRECTOR COMPENSATION


    After this offering, non-employee directors will be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or of any committee thereof. On July 14, 1998, we granted to Joseph Hadzima, a member of the board of directors, an option to purchase 60,000 shares of common stock vesting over a four-year period, at an exercise price of $4.00 per share. No director who is an employee of NetScout will receive separate compensation for services rendered as a director.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In January 1999, NetScout's Board of Directors established the Compensation Committee and appointed Messrs. Popat, Egan and Hadzima to serve on the Compensation Committee. Messrs. Popat, Egan and Hadzima each had certain transactions with NetScout which we described in the "Certain Transactions" section of this prospectus.

    The Compensation Committee evaluates the salaries and incentive compensation of management and employees of NetScout and administers our equity incentive plans. Other than Mr. Popat and as described under "Certain Transactions," no member of this committee was at any time during the past year an officer or employee of NetScout, was formerly an officer of NetScout or any of its subsidiaries, or had any relationship with NetScout. During the last year, none of our executive officers served as:

    - a member of the compensation committee, or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors, of another entity, one of whose executive officers served on the Compensation Committee of NetScout;

    - a director of another entity, one of whose executive officers served on the Compensation Committee of NetScout; or

    - a member of the compensation committee, or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors, of another entity, one of whose executive officers served as a director of NetScout.

See "Certain Transactions."

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth the total compensation paid or accrued for the fiscal year ended March 31, 1999 for the Chief Executive Officer of NetScout and the four other most highly compensated executive officers of NetScout other than the Chief Executive Officer, which are collectively referred to below as the Named Executive Officers. The dollar amounts listed in the column entitled "All other compensation" are comprised of contributions to a defined contribution plan.

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION
                                                                       --------------------       ALL OTHER
NAME AND PRINCIPAL POSITION                                            SALARY($)  BONUS($)     COMPENSATION($)
---------------------------------------------------------------------  ---------  ---------  -------------------
Anil K. Singhal......................................................    250,000    325,000           2,144
  Chairman of the Board and
  Chief Executive Officer
Narendra Popat.......................................................    250,000    325,000           2,144
  President and Chief
  Operating Officer
Charles W. Tillett...................................................    150,000    100,000           2,462
  Vice President, Finance and
  Administration and
  Chief Financial Officer
Gerald Stabile.......................................................    136,800    152,500              --
  Vice President, Worldwide
  Sales and Services
Michael Szabados.....................................................    137,500     82,500           2,452
  Vice President, Marketing

------------------------

OPTION GRANTS IN LAST FISCAL YEAR

    No stock option or stock appreciation rights were granted to any of the Named Executive Officers during the fiscal year ended March 31, 1999.

YEAR-END OPTION TABLE


    The following table sets forth information regarding exercisable and unexercisable stock options held as of March 31, 1999 by each of the Named Executive Officers. The value realized upon exercise of stock options is calculated by determining the difference between the exercise price per share and the fair market value on the date of exercise. There was no public trading market for our common stock as of March 31, 1999. Accordingly, the value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share and an assumed initial public offering price of $15.00.


                    AGGREGATED FISCAL YEAR-END OPTION VALUES


                                                            NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                SHARES                   OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END ($)
                               ACQUIRED       VALUE      ---------------------------  ---------------------------
NAME                         ON EXERCISE   REALIZED ($)  EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------  ------------  ------------  ------------  -------------  ------------  -------------
Anil K. Singhal............            --            --            --            --             --            --
Narendra Popat.............            --            --            --            --             --            --
Charles W. Tillett.........       116,875     1,043,107            --        53,125             --       757,031
Gerald Stabile.............        14,600        56,721        60,400       125,000        755,000     1,562,500
Michael Szabados...........        22,000        85,470        68,000       150,000        850,000     1,875,000


------------------------

STOCK PLANS


    1990 STOCK OPTION PLAN. The 1990 Stock Option Plan was adopted by the Board of Directors and approved by the stockholders on October 4, 1990. Under the 1990 Stock Option Plan, we are authorized to grant options to purchase shares of common stock intended to qualify as incentive stock options as defined under
Section 422 of the Internal Revenue Code of 1986, as amended, to our employees. In addition, we are authorized to grant non-qualified stock options to purchase shares of common stock to employees, consultants and directors. In general, options granted pursuant to the 1990 Stock Option Plan are exercisable within ten years of the original grant date and become exercisable over a period of four years from a specific date, and an additional 25% of the unexercisable options shall become exercisable immediately prior to the closing of a merger, acquisition, business combination or similar transaction which results in our existing stockholders owning less than 50% of NetScout's equity securities or assets. Options are not assignable or transferable except by will or the laws of descent or distribution. We have a right of repurchase for shares issued upon the exercise of options under certain circumstances, including unauthorized transfers of the shares and termination of the optionee's relationship with NetScout in certain situations. As of June 30, 1999, an aggregate of 2,951,701 shares of common stock at a weighted average exercise price of $2.78 per share were outstanding under the 1990 Stock Option Plan. No additional option grants will be made under the 1990 Stock Option Plan.



    1999 STOCK OPTION AND INCENTIVE PLAN. Our 1999 Stock Option and Incentive Plan was adopted by our Board of Directors in April 1999 and was approved by our stockholders in June 1999. The 1999 Stock Option Plan provides for the grant of stock-based awards to our employees, officers and directors, consultants or advisors. Under the 1999 Stock Option Plan, we may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, options not intended to qualify as incentive stock options, restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of NetScout. A total of 4,500,000 shares of common stock have been reserved for issuance under the 1999 Stock Option Plan. The maximum number of shares with respect to which awards may be granted to any employee under the 1999 Stock Option Plan shall not exceed 1,000,000 shares of common stock during any calendar year.

    The 1999 Stock Option Plan is administered by the Compensation Committee. Subject to the provisions of the 1999 Stock Option Plan, the Compensation Committee has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock subject to the award. Payment of the exercise price of an award may be made in cash or, if approved by the Compensation Committee, shares of common stock, a combination of cash and stock, a promissory note or by any other method approved by the Compensation Committee. Unless otherwise permitted by the Compensation Committee, awards are not assignable or transferable except by will or the laws of descent and distribution, and, during the participant's lifetime, may be exercised only by the participant.

    The 1999 Stock Option Plan provides, subject to certain conditions, that upon an acquisition of NetScout 25% of each unvested portion of any awards will accelerate and become exercisable, with the remaining 75% of each unvested portion to continue vesting throughout the term of the Award.

    The Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 1999 Stock Option Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Compensation Committee may also provide that any option shall become immediately exercisable, in full or in part, or that any restricted stock granted under the 1999 Stock Option Plan shall be free of some or all restrictions.


    As of June 30, 1999, an aggregate of 287,750 shares of common stock, each at an exercise price of $18.90 per share, were outstanding under the 1999 Stock Option Plan.



    1999 EMPLOYEE STOCK PURCHASE PLAN. The 1999 Employee Stock Purchase Plan was adopted by our Board of Directors in April 1999 and was approved by our stockholders in June 1999, to be effective upon the closing of this offering. The 1999 Purchase Plan provides for the issuance of a maximum of 500,000 shares of common stock.


    The 1999 Purchase Plan will be administered by the Compensation Committee. All employees of NetScout whose customary employment is for more than 20 hours per week and for more than three months in any calendar year are eligible to participate in the 1999 Purchase Plan. Employees who would own 5% or more of the total combined voting power or value of NetScout's stock immediately after the grant of the option may not participate in the 1999 Purchase Plan. To participate in the 1999 Purchase Plan, an employee must authorize us to deduct an amount not less than one percent nor more than 10 percent of a participant's total cash compensation from his or her pay during six-month payment periods. The first payment period will commence on the earlier to occur of October 1, 1999 and the first day of the first calendar month following the effective date of the Registration Statement on Form S-8 filed with respect to the shares issued under the 1999 Purchase Plan and shall end March 31, 2000. Thereafter, the payment periods will commence on the six-month periods commencing on April 1 and October 1, respectively, and ending on the following September 30 and March 31, respectively, of each year. In no case shall an employee be entitled to purchase more than 500 shares in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the last reported sale price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 1999 Purchase Plan may not be transferred or assigned. An employee's rights under the 1999 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1999 Purchase Plan.

401(K) PLAN

    We maintain a 401(k) plan qualified under Section 401 of the Internal Revenue Code. All of our employees who are at least 21 years of age are eligible to participate in the 401(k) plan. Under the 401(k) plan, a participant may contribute a maximum of 15% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit of $10,000 in calendar year 1999, to the 401(k) plan. The percentage elected by more highly compensated participants may be required to be lower. At the discretion of the Board of Directors, we may make matching contributions to the 401(k) plan. During the plan year ending December 31, 1998, we matched $.25 for each $1.00 of employee contributions up to 6% of salary. In addition, at the discretion of the Board of Directors, we may make profit-sharing contributions to the 401(k) plan for all eligible employees. During the plan year ending December 31, 1998, we made no profit-sharing contributions to the 401(k) plan.

EMPLOYMENT AGREEMENTS

    Anil Singhal and Narendra Popat entered into employment agreements with NetScout on June 1, 1994, which were amended on January 14, 1999. Under the terms of these employment agreements, each of Messrs. Singhal and Popat receive a base salary of at least $250,000 and a year-end, non-discretionary bonus of at least $250,000. In the event that either Mr. Singhal or Mr. Popat is terminated without cause, or either decides to terminate his own employment for "good reason" each is entitled to receive severance benefits for three years as follows:

    - for the first twelve months following termination, the greater of $175,000 or base salary as of the date of termination; and

    - for each of the following twelve month periods, an amount equal to 120% of the amount received in the immediately preceding twelve months.

"Good reason" means a change in executive responsibilities or a reduction in salary or benefits. Severance benefits will be discontinued if the executive secures alternative employment that is comparable as to position and pay. During any period in which Mr. Singhal or Mr. Popat is entitled to receive severance benefits, he shall also continue to receive all other benefits under the employment agreements including life insurance, medical insurance, and reimbursement for company car expenses. Each of Messrs. Singhal and Popat are also entitled to reimbursement of job placement expenses of up to $25,000 plus related travel expenses. If either Mr. Singhal or Mr. Popat is terminated with cause, he will not be entitled to any severance or other benefits, except as required by law. Each employment agreement provides for a five-year term commencing June 1, 1994 with automatic one-year renewals.

                              CERTAIN TRANSACTIONS


    In February 1996, NetScout issued 631,579 shares of its Series A Preferred Stock to Greylock Equity Limited Partnership, at a purchase price of $9.50 per share, for an aggregate of $6,000,000. Roger Evans, a general partner of the general partner of Greylock, served as a member of the Board of Directors of NetScout from February 1996 until January 1999. In January 1999, we redeemed 315,789 shares of Series A Preferred Stock as described below. Upon the closing of this offering, the 315,790 outstanding shares of Series A Preferred Stock will automatically convert, at a conversion price of $2.375 per share, into 1,263,160 shares of common stock.


    In January 1999, NetScout issued 6,977,254 shares of its Class B Convertible Common Stock at a purchase price of $6.388051 per share to certain affiliates of TA Associates, Inc. for an aggregate consideration of $42,571,057 and to Egan-Managed Capital, L.P. for an aggregate consideration of $1,999,997. In connection with this transaction, Kenneth Schiciano and Richard Egan were elected to the Board of Directors. Mr. Schiciano is a Principal of TA Associates, Inc., which is either the manager or the general partner of the general partner of the TA entities. Mr. Egan and his children own substantially all of the equity interests in Egan-Managed Capital, L.P. All of the proceeds from the Class B Convertible Common Stock financing were used to redeem shares of Series A Preferred Stock, Non-Voting Common Stock and common stock from the officers, directors and 5% stockholders and certain other persons as set forth below.


                                                               TYPE OF             NUMBER OF       AGGREGATE
                                                              SECURITY              SHARES      PAYMENT RECEIVED
NAME                               POSITION                   REDEEMED             REDEEMED      BY NAMED PARTY
-------------------------  -------------------------  -------------------------  -------------  ----------------
Greylock Equity Limited    5% stockholder and         Series A Preferred Stock      315,789      $    8,069,105
Partnership                formerly represented on                                (1,263,156
                           the Board of Directors                                common stock
                                                                                 equivalents)

Anil K. Singhal            Chairman of the Board,     Voting Common Stock            2,374,749   $   15,170,018
                           Chief Executive Officer
                           and Treasurer

Narendra Popat             President, Chief           Voting Common Stock            2,374,749   $   15,170,018
                           Operating Officer,
                           Secretary and Director

Charles W. Tillett         Vice President, Finance    Non-Voting Common Stock          190,000   $    1,213,730
                           and Administration and
                           Chief Financial Officer

Nathan Kalowski            Vice President, Business   Non-Voting Common Stock          190,000   $    1,213,730
                           Development

Ashwani Singhal            Vice President,            Non-Voting Common Stock          352,000   $    2,248,594
                           Engineering

Gerald Stabile             Vice President, Worldwide  Non-Voting Common Stock           14,600   $       93,266
                           Sales and Services

                                                               TYPE OF             NUMBER OF       AGGREGATE
                                                              SECURITY              SHARES      PAYMENT RECEIVED
NAME                               POSITION                   REDEEMED             REDEEMED      BY NAMED PARTY
-------------------------  -------------------------  -------------------------  -------------  ----------------
Tracy Steele               Vice President,            Non-Voting Common Stock            6,000   $       38,328
                           Manufacturing

Michael Szabados           Vice President, Marketing  Non-Voting Common Stock           22,000   $      140,537

Ralph Lowry                Former Vice President,     Non-Voting Common Stock          190,000   $    1,213,730
                           International Sales


    Anil K. Singhal and Ashwani Singhal are brothers.


    Upon closing of the offering, all of the 6,977,254 outstanding shares of Class B Convertible Common Stock will automatically convert, at a conversion price of $6.388051 per share, into an aggregate of 6,977,254 shares of common stock. The holders of shares of common stock issuable upon conversion of the Class B Convertible Common Stock have certain rights with respect to the registration by NetScout of their shares. See "Description of Capital Stock--Registration Rights."



    On June 28, 1996, Anil K. Singhal borrowed $1,100,000 and Narendra Popat borrowed $900,000 from NetScout. In connection with the loans, Mr. Singhal pledged 567,744 shares of Voting Common Stock, and Mr. Popat pledged 464,520 shares of Voting Common Stock to NetScout. Each loan is evidenced by a promissory note and bears interest at 6.48% per annum, compounded semi-annually. Accrued interest is payable on an annual basis. Each of Mr. Singhal and Mr. Popat have agreed to repay the entire outstanding principal and interest on these loans upon the closing of this offering.


    Joseph G. Hadzima, Jr., a member of the Board of Directors since July 1998, was a partner at the law firm of Sullivan & Worcester LLP until June 1996 and since June 1996 has served as Of Counsel at Sullivan & Worcester. Sullivan & Worcester was NetScout's counsel until October 1996.


    Anil K. Singhal, Narendra Popat and Shirish Deodhar each own 33.3% of the voting capital stock of Frontier Software Development Pvt. Ltd., a private company located in Bombay and Pune, India. Frontier Software Development Pvt. Ltd. provides software development services to NetScout for which we paid approximately $352,000, $315,000 and $470,000 during fiscal years 1997, 1998 and 1999. Shirish Deodhar, who oversees the day-to-day operations of Frontier Software Development Pvt. Ltd., is a holder of 200,000 shares of our Non-Voting Common Stock. In February 1999, the Board of Directors of NetScout fully accelerated the vesting schedule applicable to Mr. Deodhar's 200,000 shares of Non-Voting Common Stock. Frontier Software Development Pvt. Ltd. sold a majority of its assets to Veritas Software Corporation USA, a Delaware corporation, in February 1999.


    In May 1996, NetScout Systems (UK) Limited was organized under the laws of England and Wales to serve as a wholly-owned subsidiary of NetScout. Messrs. Popat and Singhal were issued the outstanding shares of stock of NetScout Systems (UK) Limited. The shares are currently in the process of being transferred to NetScout.

    NetScout believes that all transactions described above were made on terms no less favorable to it than would have been obtained from unaffiliated third parties. All future transactions, if any, with our executive officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties and will be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information regarding beneficial ownership of our common stock as of June 30, 1999, and as adjusted to reflect the sale of the shares of common stock offered hereby, by:


    - each beneficial owner of more than 5% of our common stock;

    - each Named Executive Officer;

    - each director;

    - all executive officers and directors as a group; and

    - the selling stockholders.

    The address of each person listed on the table is c/o NetScout Systems, Inc., 4 Technology Park Drive, Westford, MA 01886, and each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law unless otherwise noted below.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock issuable by NetScout to a person or entity named below pursuant to options which may be exercised within 60 days after June 30, 1999 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.



                                                                                               PERCENTAGE BENEFICIALLY
                                                                                                       OWNED +
                                                                           NUMBER OF SHARES    ------------------------
                                                                          BENEFICIALLY OWNED     BEFORE        AFTER
                        NAME OF BENEFICIAL OWNER                                   +            OFFERING     OFFERING
------------------------------------------------------------------------  -------------------  -----------  -----------
Anil K. Singhal(1)......................................................         5,229,501           23.2%        19.7%
  c/o NetScout Systems, Inc.
    4 Technology Park Drive
    Westford, MA 01886
Narendra Popat(2).......................................................         5,229,501           23.2         19.7
  c/o NetScout Systems, Inc.
    4 Technology Park Drive
    Westford, MA 01886
Charles W. Tillett(3)...................................................           461,125            2.0          1.7
Nathan Kalowski(4)......................................................           434,186            1.9          1.6
Ashwani Singhal(5)......................................................           848,000            3.8          3.2
Gerald Stabile(6).......................................................            72,900          *            *
Tracy Steele(7).........................................................            57,125          *            *
Michael Szabados(8).....................................................            98,000          *            *
Richard J. Egan(9)......................................................                --         --           --
  c/o Egan-Managed Capital, L.P.
  30 Federal Street
  Boston, MA 02110-2508
Joseph G. Hadzima, Jr.(10)..............................................           633,678            2.8          2.4
  c/o Technology Enabling Company, LLC
  238 Main Street, Suite 400
  Cambridge, MA 02142

                                                                                               PERCENTAGE BENEFICIALLY
                                                                                                       OWNED +
                                                                           NUMBER OF SHARES    ------------------------
                                                                          BENEFICIALLY OWNED     BEFORE        AFTER
                        NAME OF BENEFICIAL OWNER                                   +            OFFERING     OFFERING
------------------------------------------------------------------------  -------------------  -----------  -----------
Kenneth T. Schiciano(11)................................................            16,680          *            *
  c/o TA Associates, Inc.
  125 High Street
  Boston, MA 02110
TA Entities(12).........................................................         6,664,170           29.5         25.0
  c/o TA Associates, Inc.
  125 High Street
  Boston, MA 02110
Greylock Equity Limited Partnership(13).................................         1,263,160            5.6          4.6
  c/o Greylock Management Corporation
  One Federal Street
  Boston, MA 02110
All executive officers and directors as a group (11 persons)(14)........        12,944,648           56.6%        48.2%
                                                                                                      ---


------------------------

*   Less than 1% of the outstanding common stock.


+ The above table assumes no exercise of the over-allotment option to purchase up to an aggregate of 600,000 shares of common stock. If the underwriters exercise their over-allotment option in full, the stockholders identified below will sell 600,000 shares of common stock pursuant to such option.



(1) Includes an aggregate of 15,350 shares held in trust for the benefit of Mr. Singhal's children; Mr. Singhal is one of two trustees of each such trust. Includes 340,000 shares held by a family limited partnership of which Mr. and Mrs. Singhal are the general partners and trusts for the benefit of Mr. Singhal's children are the limited partners. Does not include 395,750 shares held in a grantor retained annuity trust for the benefit of Mr. Singhal.



(2) Includes 136,056 shares held in trust for the benefit of Mr. Popat's children; Mr. Popat's wife and Mr. Hadzima are the two trustees of such trust. Includes 340,000 shares held by a family limited partnership of which Mr. and Mrs. Popat are the general partners and trusts for the benefit of Mr. Popat's children are the limited partners. Does not include 395,750 shares held in a grantor retained annuity trust for the benefit of Mr. Popat; Mr. Hadzima is the sole trustee of such trust. If the underwriters' over-allotment option is exercised in full, Mr. Popat will sell 200,000 shares of common stock.



(3) Includes 21,250 exercisable within 60 days of June 30, 1999. Excludes 31,875 shares issuable upon the exercise of options that become exercisable upon the closing of this offering. If the underwriters' over-allotment option is exercised in full, Mr. Tillett will sell 35,000 shares of common stock.



(4) Does not include 58,814 shares held in trusts for the benefit of Mr. Kalowski's children. If the underwriters' over-allotment option is excercised in full, Mr. Kalowski will sell 35,000 shares of common stock.



(5) Includes 40,300 shares owned by Mr. Singhal's wife. If the underwriters' over-allotment option is excercised in full, Mr. Singhal will sell 50,000 shares of common stock.



(6) Consists of shares issuable upon the exercise of options exercisable within 60 days of June 30, 1999. Excludes 11,250 shares issuable upon the exercise of options that become exercisable upon the closing of this offering.



(7) Consists of shares issuable upon the exercise of options exercisable within 60 days of June 30, 1999.



(8) Consists of shares issuable upon the exercise of options exercisable within 60 days of June 30, 1999.

(9) Egan-Managed Capital, L.P. owns 313,084 shares. Although Mr. Egan does not have any voting or investment powers over the shares, Mr. Egan and his children own substantially all of the equity interest of Egan-Managed Capital, L.P.



(10) Includes 15,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 1999. Includes 136,056 shares held in trust for the benefit of Mr. Popat's children; Mrs. Popat and Mr. Hadzima are the two trustees of such trust. Includes 395,750 shares held in a grantor retained annuity trust for the benefit of Mr. Popat; Mr. Hadzima is the sole trustee of such trust. Mr. Hadzima disclaims beneficial ownership of all shares held in trust for the benefit of either Mr. Popat's children or Mr. Popat. The shares deemed to be beneficially owned by Mr. Hadzima does not include 53,328 shares held in trust for the benefit of Mr. Hadzima's children. If the underwriters' over-allotment option is exercised in full, Mr. Hadzima will sell 10,000 shares of common stock.



(11) Consists of shares of TA Investors, LLC beneficially owned by Mr. Schiciano. Mr. Schiciano is a Principal of TA Associates, Inc. Mr. Schiciano disclaims beneficial ownership of the shares held by the TA Entities, except to the extent of his pecuniary interest therein.



(12) Includes 5,433,480 shares held by TA/Advent VIII, L.P., of which 179,373 shares will be sold if the underwriters' over-allotment option is exercised in full; 1,018,784 shares held by Advent Atlantic & Pacific III, L.P., of which 33,631 shares will be sold if the underwriters' over-allotment option is exercised in full; 103,236 shares held by TA Executives Fund, LLC, of which 3,408 shares will be sold if the underwriters' over-allotment option is exercised in full; and 108,670 shares held by TA Investors, LLC, of which 3,588 shares will be sold if the underwriters' over-allotment option is exercised in full. TA/Advent VIII, L.P., Advent Atlantic & Pacific III, L.P., TA Executives Fund, LLC and TA Investors, LLC are part of an affiliated group of investment partnerships referred to, collectively, as the "TA Entities." The general partner of TA/Advent VIII, L.P. is TA Associates VIII, LLC. The general partner of Advent Atlantic & Pacific III, L.P. is TA Associates AAP III, L.P. TA Associates, Inc. is the general partner of TA Associates AAP III, L.P. and is the sole manager of TA Associates VIII, LLC, TA Executives Fund, LLC and TA Investors, LLC. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all shares held of record by the named investment partnerships; individually, no stockholder, director or officer of TA Associates, Inc. is deemed to have or share such voting or investment power.



(13) Messrs. Henry F. McCance, Howard E. Cox, David N. Strohm, Roger L. Evans, William W. Helman and William S. Kaiser, the general partners of the general partner of Greylock Equity Limited Partnership, exercise shared voting and investment power with respect to the 1,263,160 shares owned by Greylock Equity Limited Partnership. Each of Messrs. McCance, Cox, Strohm, Evans, Helman and Kaiser disclaims beneficial ownership of such shares except to the extent of his respective proportionate pecuniary interest therein. If the underwriters' over-allotment option is exercised in full, Greylock Equity Limited Partnership will sell 50,000 shares of common stock.



(14) Includes an aggregate of 264,275 shares issuable upon exercise of options exercisable within 60 days of June 30, 1999. Excludes 43,125 shares issuable upon exercise of options that become exercisable upon the closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK

    Effective upon the closing of this offering and the filing of NetScout's Third Amended and Restated Certificate of Incorporation, the authorized capital stock of NetScout will consist of 150,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

    The following summary description of NetScout's capital stock, as of the closing of this offering, is not intended to be complete and is qualified by reference to the provisions of applicable law and to NetScout's Third Amended and Restated Certificate of Incorporation and Amended and Restated By-laws filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK


    As of June 30, 1999, there were 22,588,637 shares of common stock outstanding and held of record by 74 stockholders, after giving effect to the conversion of all shares of Series A Preferred Stock, Class B Common Stock and Non-Voting Common Stock upon the closing of this offering. Based upon the number of shares outstanding as of June 30, 1999 and giving effect to the issuance of the shares of common stock offered by NetScout hereby, there will be 26,588,637 shares of common stock outstanding upon the closing of this offering. In addition, as of June 30, 1999, there were outstanding stock options for the purchase of a total of 3,239,451 shares of Non-Voting Common Stock which upon the closing of the offering will be automatically converted into options to purchase an aggregate of 3,239,451 shares of common stock.


    Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the Board of Directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of the affairs of NetScout, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of the remaining assets of NetScout available for distribution to its stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are fully paid and non-assessable. The shares of common stock to be issued by NetScout in this offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which NetScout may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

    The Board of Directors will be authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. The Board of Directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

    NetScout has no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding common stock of NetScout.

REGISTRATION RIGHTS


    The Amended and Restated Rights Agreement dated as of January 15, 1999, provides that the holders of 6,977,254 shares of common stock, after giving effect to the conversion of the Class B Common Stock, are entitled to certain rights with respect to the registration of such shares under the Securities Act. If NetScout proposes to register any of its securities under the Securities Act, either for its own account or for the account of another securityholder, the registration rights holders are entitled to notice of such registration and to include such registrable shares in such registration. However, in the event of a registration pursuant to an underwritten public offering of common stock, the underwriters shall have the right, subject to certain conditions, to limit the number of shares included in such registration.


    In addition, after six months after this offering, the holders of at least 40% of the then outstanding registrable shares issued are entitled to request that NetScout file a registration statement under the Securities Act covering the sale of some or all of the shares held by the requesting holder or holders. Upon the receipt of such a request, NetScout is required to use its reasonable best efforts to effect such registration, subject to certain conditions and limitations. NetScout is not required to effect more than two such demand registrations for the registration rights holders, and each such demand registration must have an offering value of at least $2,500,000.

    Once NetScout has qualified to use Form S-3 to register securities under the Securities Act, the registration rights holders have the right to request that NetScout file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of their registrable shares, provided that the reasonably anticipated aggregate price to the public of such offering would not be less than $1,000,000. NetScout is not required to effect a registration in this manner more than once in any twelve-month period.

    In general, all fees, costs and expenses of such registrations, other than underwriting discounts and commissions and fees and disbursements of counsel to the registration rights holders, will be borne by NetScout. We have agreed to indemnify the registration rights holders against, and provide contribution with respect to, certain liabilities relating to any registration in which any registrable shares of registration rights holders are sold under the Securities Act.

    The previously described registration rights shall terminate for a registration rights holder at such time as such particular holder could sell all of such holder's shares under the terms of Rule 144(k) under the Securities Act.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF NETSCOUT'S THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BY-LAWS AND DELAWARE LAW

    NetScout's Third Amended and Restated Certificate of Incorporation, known as the Charter, NetScout's Amended and Restated By-Laws and the Delaware General Corporation Law contain certain provisions that could discourage, delay or prevent a change in control of NetScout or an acquisition of NetScout at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

  THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

    The Charter provides for the division of the Board of Directors into three classes as nearly as equal in size as possible with staggered three-year terms. In addition, the Charter provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of the shares of capital stock of NetScout entitled to vote. The By-Laws provide that, except as otherwise provided by law or the Charter, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board may be filled only by:

    - a majority of the directors then in office, even though less than a quorum may then be in office; or

    - the sole remaining director.

    These provisions prevent a stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees without Board approval.

    These provisions of the By-Laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of NetScout, or attempting to change the composition or policies of the Board, even though such attempts might be beneficial to NetScout or its stockholders.

    The Charter and By-Laws provide that, unless otherwise prescribed by law, only a majority of the Board, the Chairman of the Board or the President is able to call a special meeting of stockholders. The Charter and the By-Laws also provide that, unless otherwise prescribed by law, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

    The By-Laws provide that any action required or permitted to be taken by the stockholders of NetScout at an annual meeting or special meeting of stockholders may only be taken if NetScout is given proper advance notice of the action. This notice procedure affords the Board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the Board, to inform stockholders about such matters. The notice procedure also provides a more orderly procedure for conducting annual meetings of stockholders. The By-Laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the notice procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to NetScout and its stockholders.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares issued and outstanding is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The By-Laws require the affirmative vote of the holders of at least 75% of the issued and outstanding shares of capital stock of NetScout entitled to vote to amend or repeal any of the foregoing provisions of the By-Laws. The 75% stockholder vote would be in addition to any separate class vote that might be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

  DELAWARE LAW

    NetScout is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

    Section 203 does not apply if:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

    Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

    - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

LIMITATION OF LIABILITY

    The Charter provides that no director of NetScout shall be personally liable to NetScout or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

    The Charter further provides for the indemnification of NetScout's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of NetScout's directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

STOCK TRANSFER AGENT

    The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for NetScout's stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of certain contractual and legal restrictions on resale as described below, sales of substantial amounts of common stock of NetScout in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of NetScout to raise equity capital in the future.


    Upon completion of this offering and based on shares outstanding as of June 30, 1999, NetScout will have outstanding an aggregate of 26,588,637 shares of common stock, assuming no exercise of outstanding options. Of these shares, the 4,000,000 shares sold in the offering will be freely tradable without restrictions or further registration under the Securities Act, unless such shares are purchased by an "affiliate" of NetScout as that term is defined in Rule 144 under the Securities Act.



    The remaining 22,588,637 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act or are subject to the contractual restrictions described below. Of these restricted securities:



    - 95,400 shares may be sold immediately after completion of this offering;



    - 711,023 additional shares may be sold 90 days after the effective date of this offering; and



    - 23,618,047 additional shares may be sold upon expiration of the 180-day lock-up agreement.



    All of the officers and directors and certain stockholders and optionholders of NetScout have signed lock-up agreements in favor of the underwriters. As a result, these individuals are not permitted to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock, other than shares purchased by certain securityholders of NetScout in the open market post-offering or shares sold as part of this offering, for a period of 180 days after the date of this prospectus, without the prior written consent of Deutsche Bank Securities Inc. Deutsche Bank Securities Inc. currently has no plans to release any portion of the securities subject to lock-up agreements, but may do so without notice. When determining whether or not to release shares from the lock-up agreements, Deutsche Bank Securities Inc. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.



    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except when purchased from an affiliate, would be entitled to sell a certain number of shares within any three-month period. That certain number of shares cannot exceed the greater of one percent of the number of shares of common stock then outstanding, which will equal approximately 265,886 shares immediately after the offering, or the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about NetScout. Rule 144 also provides that affiliates of NetScout who are selling shares of common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding-period requirement.


    Under Rule 144(k), a person who is not deemed to have been an affiliate of NetScout at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except when purchased from an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of this offering.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from NetScout by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. To be eligible for resale under Rule 701, shares must have been issued pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date of the offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144, and by Affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.


    NetScout has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, for a period of 180 days after the date of this prospectus, without the prior written consent of Deutsche Bank Securities Inc., subject to certain limited exceptions.



    Following the offering, NetScout intends to file registration statements under the Securities Act covering approximately 7,951,701 shares of common stock issued pursuant to the exercise of stock options, subject to outstanding options or reserved for issuance under NetScout's 1990 Stock Option Plan, 1999 Stock Option and Incentive Plan and 1999 Employee Stock Purchase Plan. Accordingly, shares registered under such registration statements will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that such shares are subject to NetScout's vesting or exercise restrictions or the contractual restrictions described above. See "Management--Stock Plans."

                                  UNDERWRITING


    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 1999, the underwriters named below, for whom
Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, are acting as representatives, have severally but not jointly agreed to purchase from NetScout and the selling stockholders the following respective number of shares of common stock:



UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Deutsche Bank Securities Inc. .............................................
Bear, Stearns & Co. Inc....................................................
Dain Rauscher Wessels......................................................
                                                                             -----------------
    Total..................................................................       4,000,000
                                                                             -----------------
                                                                             -----------------


    The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain conditions precedent and that the underwriters will be obligated to purchase all of the shares of the common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    The following table summarizes the compensation to be paid to the underwriters by NetScout and the selling stockholders and the expenses payable by NetScout:

                                                                                           TOTAL
                                                                        --------------------------------------------
                                                                               WITHOUT                 WITH
                                                         PER SHARE         OVER-ALLOTMENT         OVER-ALLOTMENT
                                                     -----------------  ---------------------  ---------------------
Underwriting discounts and commissions payable by
  NetScout.........................................
Expenses payable by NetScout.......................
Underwriting discounts and commissions payable by
  the selling stockholders.........................


    Certain of the selling stockholders have granted to the underwriters an option expiring on the 30th day after the date of this prospectus to purchase up to 600,000 additional shares of common stock at the initial public offering price, less the underwriting discounts and commissions. Such option may be exercised only to cover over-allotments in the sale of shares of common stock. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as it was obligated to purchase pursuant to the underwriting agreement.


    NetScout and the selling stockholders have been advised by the representatives that the underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and, through the representatives, to selling group
members at such price less a concession of $      per share, and the
underwriters and such selling group members may allow a discount of $      per
share on sales to certain other broker-dealers. After the offering, the public offering price and concession and discount to dealers may be changed by the representatives.

    The representatives have informed NetScout that they do not expect discretionary sales by the underwriters to exceed 5% of the shares being offered hereby.

    NetScout, its officers and directors, and certain other existing stockholders and optionholders of NetScout have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of or transfer, directly or indirectly, or, in the case of NetScout, file with the Securities and Exchange Commission a registration statement relating to, any shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock or publicly disclose the intention to do any of the foregoing without the prior written consent of Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus, except under certain circumstances.



    The underwriters have reserved for sale, at the initial public offering price, up to 200,000 shares of the common stock for employees, directors and certain other persons associated with NetScout who have expressed an interest in purchasing such shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.


    NetScout and the selling stockholders have agreed to indemnify the underwriters against liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

    NetScout has applied for listing of the common stock on The Nasdaq Stock Market's National Market under the symbol "NTCT."

    Prior to the offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between NetScout and the representatives. The principal factors to be considered in determining the initial public offering price include:

    - the information set forth in this prospectus and otherwise available to the representatives;

    - the history of, and the prospects for, NetScout and the industry in which it competes;

    - an assessment of NetScout's management;

    - the prospects for, and the timing of, future earnings of NetScout;

    - the present state of NetScout's development and its current financial condition;

    - the general condition of the securities markets at the time of the offering;

    - the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to those of NetScout;

    - market conditions for initial public offerings; and

    - other relevant factors.

There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the market subsequent to the offering at or above the initial public offering price.

    The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when shares of the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for NetScout by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Additional legal matters will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

    The consolidated financial statements of NetScout Systems, Inc. as of March 31, 1998 and 1999, and for each of the three years in the period ended March 31, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    NetScout has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to NetScout and the common stock, reference is made to the registration statement. Some of the contracts and other documents referred to in this prospectus are exhibits to the registration statement. For further information regarding these contracts and documents, reference is made to the copies filed as exhibits to the registration statement. Copies of the registration statement may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of all or any portion of the registration statement may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as NetScout, that make electronic filings with the Commission.

    NetScout intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm.

                             NETSCOUT SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-2

Consolidated Balance Sheet as of March 31, 1998 and 1999 and June 30, 1999 (unaudited).....................         F-3

Consolidated Statement of Income for the years ended March 31, 1997, 1998 and 1999 and for the three months
  ended June 30, 1998 and 1999 (unaudited).................................................................         F-4

Consolidated Statement of Redeemable Convertible Common Stock and Stockholders' Equity (Deficit) for the
  years ended March 31, 1997, 1998 and 1999 and for the three months ended June 30, 1999 (unaudited).......         F-5

Consolidated Statement of Cash Flows for the years ended March 31, 1997, 1998 and 1999 and for the three
  months ended June 30, 1998 and 1999 (unaudited)..........................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of NetScout Systems, Inc.


In our opinion, the accompanying consolidated balance sheet and the related statements of income, of redeemable convertible common stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of NetScout Systems, Inc. and its subsidiaries at March 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Boston, Massachusetts
July 14, 1999

                             NETSCOUT SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                             MARCH 31,         JUNE 30,
                                                                                        --------------------  -----------
                                                                                          1998       1999        1999
                                                                                        ---------  ---------  -----------
ASSETS
Current assets:
Cash and cash equivalents.............................................................  $   6,341  $  25,477   $  22,918
Marketable securities.................................................................      8,834         --          --
Accounts receivable, net of allowance for doubtful accounts and returns of $1,063,
  $1,036, and $1,048 at March 31, 1998 and 1999 and June 30, 1999 (unaudited),
  respectively........................................................................      4,295      6,550       8,431
Inventories...........................................................................      3,054      3,165       2,584
Refundable income taxes...............................................................        708        217          --
Deferred income taxes.................................................................      1,191      1,196       1,196
Prepaids and other current assets.....................................................        560        821         771
                                                                                        ---------  ---------  -----------
    Total current assets..............................................................     24,983     37,426      35,900

Fixed assets, net.....................................................................      3,841      4,227       5,238
Notes receivable--stockholders........................................................      2,000      2,000       2,000
Deferred income taxes.................................................................        396        321         321
Other assets..........................................................................         --         --         289
                                                                                        ---------  ---------  -----------
    Total assets......................................................................  $  31,220  $  43,974   $  43,748
                                                                                        ---------  ---------  -----------
                                                                                        ---------  ---------  -----------
LIABILITIES, REDEEMABLE CONVERTIBLE COMMON STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable......................................................................  $   2,951  $   3,945   $     500
Accrued compensation..................................................................      2,690      3,539       2,417
Accrued other.........................................................................        403      1,165       1,130
Income taxes payable..................................................................         --         --         507
Customer deposits.....................................................................      1,246         34          34
Deferred revenue......................................................................      3,530      4,254       4,829
                                                                                        ---------  ---------  -----------
    Total current liabilities.........................................................     10,820     12,937       9,417
                                                                                        ---------  ---------  -----------
Commitments and contingencies (Note 12)

Redeemable convertible common stock:
Class B redeemable convertible common stock, $0.001 par value; 6,977,254 shares authorized, issued and outstanding at March 31, 1999 and June 30, 1999 (unaudited);
  no shares issued or outstanding at June 30, 1999 pro forma (unaudited)..............         --     44,161      44,161
                                                                                        ---------  ---------  -----------
Stockholders' equity (deficit):
Series A convertible preferred stock, $0.001 par value; 631,579 shares authorized and issued at March 31, 1998 and 1999 and June 30, 1999 (unaudited), 631,579, 315,790 and 315,790 shares outstanding at March 31, 1998 and 1999 and June 30, 1999
  (unaudited), respectively; no shares issued or outstanding at June 30, 1999 pro
  forma (unaudited)...................................................................      5,964      5,964       5,964
Common stock, $0.001 par value:
    Voting, 12,640,786, 121,798,382 and 121,798,382 shares authorized at March 31,
     1998 and 1999 and June 30, 1999 (unaudited), respectively, 16,000,000 shares issued, and 16,000,000, 11,250,502 and 11,250,502 shares outstanding at March 31,
     1998 and 1999 and June 30, 1999 (unaudited), respectively; 29,565,891 shares issued and 22,588,637 shares outstanding at June 30, 1999 pro forma
     (unaudited)......................................................................         16         16          16
    Non-voting, 12,640,786, 21,224,364 and 21,224,364 shares authorized at March 31,
     1998 and 1999 and June 30, 1999 (unaudited), respectively, 3,608,000, 4,035,858 and 4,062,321 shares issued and 3,608,000, 3,071,258 and 3,097,721 shares outstanding at March 31, 1998 and 1999 and June 30, 1999 (unaudited), respectively; no shares issued or outstanding at June 30, 1999 pro forma
     (unaudited)......................................................................          4          4           4
    Additional paid-in capital........................................................        905      2,143       2,211
Deferred compensation.................................................................       (672)    (1,312)     (1,220)
Treasury stock........................................................................         --    (44,394)    (44,394)
Retained earnings.....................................................................     14,183     24,455      27,589
                                                                                        ---------  ---------  -----------
    Total stockholders' equity (deficit)..............................................     20,400    (13,124)     (9,830)
                                                                                        ---------  ---------  -----------
    Total liabilities, redeemable convertible common stock and
      stockholders' equity (deficit)..................................................  $  31,220  $  43,974   $  43,748
                                                                                        ---------  ---------  -----------
                                                                                        ---------  ---------  -----------

                                                                                         PRO FORMA
                                                                                         JUNE 30,
                                                                                           1999
                                                                                        -----------
                                                                                         (NOTE 2)
                                                                                        (UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents.............................................................   $  22,918
Marketable securities.................................................................          --
Accounts receivable, net of allowance for doubtful accounts and returns of $1,063,
  $1,036, and $1,048 at March 31, 1998 and 1999 and June 30, 1999 (unaudited),
  respectively........................................................................       8,431
Inventories...........................................................................       2,584
Refundable income taxes...............................................................          --
Deferred income taxes.................................................................       1,196
Prepaids and other current assets.....................................................         771
                                                                                        -----------
    Total current assets..............................................................      35,900
Fixed assets, net.....................................................................       5,238
Notes receivable--stockholders........................................................       2,000
Deferred income taxes.................................................................         321
Other assets..........................................................................         289
                                                                                        -----------
    Total assets......................................................................   $  43,748
                                                                                        -----------
                                                                                        -----------
LIABILITIES, REDEEMABLE CONVERTIBLE COMMON STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable......................................................................   $     500
Accrued compensation..................................................................       2,417
Accrued other.........................................................................       1,130
Income taxes payable..................................................................         507
Customer deposits.....................................................................          34
Deferred revenue......................................................................       4,829
                                                                                        -----------
    Total current liabilities.........................................................       9,417
                                                                                        -----------
Commitments and contingencies (Note 12)
Redeemable convertible common stock:
Class B redeemable convertible common stock, $0.001 par value; 6,977,254 shares authorized, issued and outstanding at March 31, 1999 and June 30, 1999 (unaudited);
  no shares issued or outstanding at June 30, 1999 pro forma (unaudited)..............          --
                                                                                        -----------
Stockholders' equity (deficit):
Series A convertible preferred stock, $0.001 par value; 631,579 shares authorized and issued at March 31, 1998 and 1999 and June 30, 1999 (unaudited), 631,579, 315,790 and 315,790 shares outstanding at March 31, 1998 and 1999 and June 30, 1999
  (unaudited), respectively; no shares issued or outstanding at June 30, 1999 pro
  forma (unaudited)...................................................................          --
Common stock, $0.001 par value:
    Voting, 12,640,786, 121,798,382 and 121,798,382 shares authorized at March 31,
     1998 and 1999 and June 30, 1999 (unaudited), respectively, 16,000,000 shares issued, and 16,000,000, 11,250,502 and 11,250,502 shares outstanding at March 31,
     1998 and 1999 and June 30, 1999 (unaudited), respectively; 29,565,891 shares issued and 22,588,637 shares outstanding at June 30, 1999 pro forma
     (unaudited)......................................................................          30
    Non-voting, 12,640,786, 21,224,364 and 21,224,364 shares authorized at March 31,
     1998 and 1999 and June 30, 1999 (unaudited), respectively, 3,608,000, 4,035,858 and 4,062,321 shares issued and 3,608,000, 3,071,258 and 3,097,721 shares outstanding at March 31, 1998 and 1999 and June 30, 1999 (unaudited), respectively; no shares issued or outstanding at June 30, 1999 pro forma
     (unaudited)......................................................................          --
    Additional paid-in capital........................................................      52,326
Deferred compensation.................................................................      (1,220)
Treasury stock........................................................................     (44,394)
Retained earnings.....................................................................      27,589
                                                                                        -----------
    Total stockholders' equity (deficit)..............................................      34,331
                                                                                        -----------
    Total liabilities, redeemable convertible common stock and
      stockholders' equity (deficit)..................................................   $  43,748
                                                                                        -----------
                                                                                        -----------


    The accompanying notes are an integral part of these consolidated financial statements.

                             NETSCOUT SYSTEMS, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                         THREE MONTHS ENDED
                                                          YEAR ENDED MARCH 31,                JUNE 30,
                                                   ----------------------------------  ----------------------
                                                      1997        1998        1999        1998        1999
                                                   ----------  ----------  ----------  ----------  ----------

                                                                                            (UNAUDITED)
Revenue:
  Product........................................  $   25,159  $   34,990  $   50,374  $   11,547  $   12,814
  Service........................................       3,888       5,143       8,710       1,873       2,465
  License and royalty............................       1,601       2,696       8,467       1,843       3,792
                                                   ----------  ----------  ----------  ----------  ----------
    Total revenue................................      30,648      42,829      67,551      15,263      19,071
                                                   ----------  ----------  ----------  ----------  ----------
Cost of revenue:
  Product........................................       9,427      12,638      19,250       4,340       4,814
  Service........................................         528         784       1,235         296         413
                                                   ----------  ----------  ----------  ----------  ----------
    Total cost of revenue........................       9,955      13,422      20,485       4,636       5,227
                                                   ----------  ----------  ----------  ----------  ----------
Gross margin.....................................      20,693      29,407      47,066      10,627      13,844
                                                   ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Research and development.......................       3,003       5,129       7,526       1,732       2,241
  Sales and marketing............................       6,778      13,583      20,375       5,008       6,040
  General and administrative.....................       1,815       2,950       4,104         815         937
                                                   ----------  ----------  ----------  ----------  ----------
    Total operating expenses.....................      11,596      21,662      32,005       7,555       9,218
                                                   ----------  ----------  ----------  ----------  ----------
Income from operations...........................       9,097       7,745      15,061       3,072       4,626
Interest income..................................         471         750         929         200         274
Interest expense.................................         (10)         (7)         (3)         --          (2)
                                                   ----------  ----------  ----------  ----------  ----------
Income before provision for income taxes.........       9,558       8,488      15,987       3,272       4,898
Provision for income taxes.......................       3,640       3,056       5,715       1,178       1,764
                                                   ----------  ----------  ----------  ----------  ----------
Net income.......................................  $    5,918  $    5,432  $   10,272  $    2,094  $    3,134
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
Basic net income per share.......................  $     0.31  $     0.28  $     0.55  $     0.11  $     0.22
Diluted net income per share.....................  $     0.26  $     0.23  $     0.43  $     0.09  $     0.13
Shares used in computing:
  Basic net income per share.....................  19,009,601  19,289,168  18,585,676  19,304,432  14,331,206
  Diluted net income per share...................  22,918,617  23,165,529  23,705,999  23,578,435  24,908,625
Unaudited pro forma basic net income per share...                          $     0.46              $     0.14
Unaudited pro forma diluted net income per
  share..........................................                          $     0.43              $     0.13
Shares used in computing:
  Unaudited pro forma basic net income per
    share........................................                          22,300,525              22,571,618
  Unaudited pro forma diluted net income per
    share........................................                          23,705,999              24,908,625


  The accompanying notes are an integral part of these consolidated financial statements.

                             NETSCOUT SYSTEMS, INC.
CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE COMMON STOCK AND STOCKHOLDERS'
                                EQUITY (DEFICIT)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                              COMMON STOCK
                                      CLASS B REDEEMABLE                           -----------------------------------
                                      CONVERTIBLE COMMON    SERIES A CONVERTIBLE
                                            STOCK             PREFERRED STOCK               VOTING           NON-VOTING
                                     --------------------  ----------------------  ------------------------  ---------
                                      SHARES     AMOUNT     SHARES      AMOUNT      SHARES      PAR VALUE     SHARES
                                     ---------  ---------  ---------  -----------  ---------  -------------  ---------
Balance, March 31, 1996............         --  $      --    631,579   $   5,964   16,000,000   $      16    3,571,200
Deferred compensation related to
  stock options granted............
Issuance of common stock pursuant
  to exercise of options...........                                                                             17,600
Amortization of deferred
  compensation.....................
Net income.........................
                                     ---------  ---------  ---------  -----------  ---------          ---    ---------
Balance, March 31, 1997............         --         --    631,579       5,964   16,000,000          16    3,588,800
Deferred compensation related to
  stock options granted............
Issuance of common stock pursuant
  to exercise of options...........                                                                             19,200
Amortization of deferred
  compensation.....................
Net income.........................
                                     ---------  ---------  ---------  -----------  ---------          ---    ---------
Balance, March 31, 1998............         --         --    631,579       5,964   16,000,000          16    3,608,000
Issuance of Class B redeemable
  convertible common stock, net of
  issuance costs of $410...........  6,977,254     44,161
Purchase of treasury stock.........
Deferred compensation related to
  stock options granted............
Issuance of common stock pursuant
  to exercise of options...........                                                                            427,858
Amortization of deferred
  compensation.....................
Net income.........................
                                     ---------  ---------  ---------  -----------  ---------          ---    ---------
Balance, March 31, 1999............  6,977,254     44,161    631,579       5,964   16,000,000          16    4,035,858
Issuance of common stock pursuant
  to exercise of options
  (unaudited)......................                                                                             26,463
Amortization of deferred
  compensation (unaudited).........
Net income (unaudited).............
                                     ---------  ---------  ---------  -----------  ---------          ---    ---------
Balance, June 30, 1999 (unaudited)   6,977,154     44,161    631,579       5,964   16,000,000          16    4,062,321
Conversion of issued shares into
  voting common stock
  (unaudited)......................  (6,977,254)   (44,161)  (631,579)     (5,964) 13,565,891          14    4,062,321
                                     ---------  ---------  ---------  -----------  ---------          ---    ---------
Balance, June 30, 1999 pro forma
  (unaudited)......................         --  $      --         --   $      --   29,565,891   $      30           --
                                     ---------  ---------  ---------  -----------  ---------          ---    ---------
                                     ---------  ---------  ---------  -----------  ---------          ---    ---------

                                                                                                           TOTAL
                                                    ADDITIONAL                                          STOCKHOLDERS'
                                                      PAID-IN      DEFERRED     TREASURY    RETAINED       EQUITY
                                       PAR VALUE      CAPITAL    COMPENSATION     STOCK     EARNINGS     (DEFICIT)
                                     -------------  -----------  -------------  ---------  -----------  ------------
Balance, March 31, 1996............    $       4     $      79     $     (47)   $      --   $   2,833    $    8,849
Deferred compensation related to
  stock options granted............                        166          (166)                                    --
Issuance of common stock pursuant
  to exercise of options...........           --             2                                                    2
Amortization of deferred
  compensation.....................                                       40                                     40
Net income.........................                                                             5,918         5,918
                                             ---    -----------  -------------  ---------  -----------  ------------
Balance, March 31, 1997............            4           247          (173)          --       8,751        14,809
Deferred compensation related to
  stock options granted............                        636          (636)                                    --
Issuance of common stock pursuant
  to exercise of options...........           --            22                                                   22
Amortization of deferred
  compensation.....................                                      137                                    137
Net income.........................                                                             5,432         5,432
                                             ---    -----------  -------------  ---------  -----------  ------------
Balance, March 31, 1998............            4           905          (672)          --      14,183        20,400
Issuance of Class B redeemable
  convertible common stock, net of
  issuance costs of $410...........
Purchase of treasury stock.........                                               (44,394)         --       (44,394)
Deferred compensation related to
  stock options granted............                        983          (983)                                    --
Issuance of common stock pursuant
  to exercise of options...........           --           255                                                  255
Amortization of deferred
  compensation.....................                                      343                                    343
Net income.........................                                                            10,272        10,272
                                             ---    -----------  -------------  ---------  -----------  ------------
Balance, March 31, 1999............            4         2,143        (1,312)     (44,394)     24,455       (13,124)
Issuance of common stock pursuant
  to exercise of options
  (unaudited)......................           --            68                                                   68
Amortization of deferred
  compensation (unaudited).........                                       92                                     92
Net income (unaudited).............                                                             3,134         3,134
                                             ---    -----------  -------------  ---------  -----------  ------------
Balance, June 30, 1999 (unaudited)             4         2,211        (1,220)     (44,394)     27,589        (9,830)
Conversion of issued shares into
  voting common stock
  (unaudited)......................           (4)       50,115                                               44,161
                                             ---    -----------  -------------  ---------  -----------  ------------
Balance, June 30, 1999 pro forma
  (unaudited)......................    $      --     $  52,326     $  (1,220)   $ (44,394)  $  27,589    $   34,331
                                             ---    -----------  -------------  ---------  -----------  ------------
                                             ---    -----------  -------------  ---------  -----------  ------------


  The accompanying notes are an integral part of these consolidated financial statements.

                             NETSCOUT SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                 THREE MONTHS ENDED
                                                                    YEAR ENDED MARCH 31,              JUNE 30,
                                                               -------------------------------  --------------------
                                                                 1997       1998       1999       1998       1999
                                                               ---------  ---------  ---------  ---------  ---------

                                                                                                    (UNAUDITED)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................................  $   5,918  $   5,432  $  10,272  $   2,094  $   3,134
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization............................      1,171      1,470      2,069        409        580
    Loss on disposal of fixed assets.........................         78        171         70         29         28
    Compensation expense associated with equity awards.......         40        137        343         49         92
    Deferred income taxes....................................       (848)      (504)        70         --         --
    Changes in assets and liabilities:
      Accounts receivable....................................      1,480     (2,103)    (2,255)    (1,928)    (1,881)
      Inventories............................................       (773)      (780)      (111)       580        581
      Refundable income taxes................................         --       (708)       491      1,085        217
      Prepaids and other assets..............................        (82)      (357)      (261)       210       (239)
      Accounts payable.......................................       (405)     1,768        994       (532)    (3,445)
      Accrued expenses.......................................      1,022        966      1,611     (1,007)    (1,157)
      Income taxes payable...................................     (1,122)       (84)        --         --        507
      Customer deposits......................................      1,227        (16)    (1,212)       (62)        --
      Deferred revenue.......................................        693      1,292        724        209        575
                                                               ---------  ---------  ---------  ---------  ---------
      Net cash provided by operating activities..............      8,399      6,684     12,805      1,136     (1,008)
                                                               ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities..........................     (5,841)    (2,993)        --      6,869         --
  Proceeds from maturity of marketable securities............         --         --      8,834         --         --
  Issuance of notes receivable--stockholders.................     (2,000)        --         --         --         --
  Purchase of fixed assets...................................     (1,844)    (3,886)    (2,525)      (598)    (1,619)
                                                               ---------  ---------  ---------  ---------  ---------
      Net cash (used) provided by investing activities.......     (9,685)    (6,879)     6,309      6,271     (1,619)
                                                               ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of non-voting common stock..........          2         22        255          3         68
  Proceeds from the issuance of Class B redeemable
    convertible common stock, net of issuance costs..........         --         --     44,161         --         --
  Purchase of treasury stock.................................         --         --    (44,394)        --         --
                                                               ---------  ---------  ---------  ---------  ---------
      Net cash provided by financing activities..............          2         22         22          3         68
                                                               ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.........     (1,284)      (173)    19,136      7,410     (2,559)
Cash and cash equivalents, beginning of year.................      7,798      6,514      6,341      6,341     25,477
                                                               ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents, end of year.......................  $   6,514  $   6,341  $  25,477  $  13,751  $  22,918
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.....................................  $      10  $       7  $       3  $     699  $       1
  Cash paid for income taxes.................................      4,340      4,351      5,158         93      1,053


  The accompanying notes are an integral part of these consolidated financial statements.

                             NETSCOUT SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

    NetScout Systems, Inc. ("NetScout") designs, develops, manufactures, markets and supports a family of products that enable businesses and network service providers to manage the performance of their computer networks and software applications. NetScout's principal markets are the domestic and international business markets. NetScout manages its business as a single segment.

    The consolidated financial statements include the accounts of NetScout and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL INSTRUMENTS

    The carrying value of NetScout's financial instruments, which include cash and cash equivalents, marketable securities, accounts receivable, notes receivable, accounts payable and accrued expenses, approximate their fair values.

CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES

    NetScout considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents, and those with maturities greater than three months are considered to be marketable securities. Cash equivalents and marketable securities are stated at amortized cost plus accrued interest, which approximates fair value. Cash equivalents and marketable securities consist primarily of money market instruments and U.S. Treasury bills.

    NetScout accounts for its investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under the provision of SFAS No. 115, NetScout has classified its investments as "available-for-sale" and any associated unrealized gains or losses, if material, are recorded as a separate component of stockholders' equity until realized. At March 31, 1998 and 1999, any unrealized gains or losses were immaterial.

    At March 31, 1999 and periodically throughout the year, NetScout has maintained cash balances in various operating accounts in excess of federally insured limits. NetScout limits the amount of credit exposure with any one financial institution by evaluating the credit worthiness of the financial institutions with which it invests.

REVENUE RECOGNITION

    Product revenue consists of sales of hardware products and licensing software products. Product revenue is recognized upon shipment, provided that fees are fixed and determinable and collection of the related receivable is probable. Sales to indirect channel partners that are subject to return privileges are recognized upon shipment, net of an allowance for estimated product returns which is based on NetScout's return policy and historical experience. Customer payments received in advance of product shipments are recorded as customer deposits.

    Service revenue consists primarily of customer fees from support agreements, installation and training. NetScout generally provides three-months software and service support and 12-months hardware support as part of our product sales. Revenue from software and service support is deferred

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and recognized over the three-month support period. Revenue from hardware support is deferred and recognized over the 12-month support period. In addition, customers can elect to purchase extended support agreements, typically for 12-month periods. Revenue from these agreements is deferred and recognized ratably over the support period. Revenue from installation and training is recognized as the work is performed.

    License and royalty revenue consists primarily of royalties paid under license agreements by original equipment manufacturers who incorporate components of NetScout's data collection technology in their own products or who reproduce and sell NetScout's software products. License revenue is recognized when delivery has occurred and when NetScout becomes contractually entitled to receive license fees, provided that such fees are fixed and determinable and collection is probable. Royalty revenue is recognized based upon product shipment by the license holder.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Management believes its credit policies are prudent and reflect normal industry terms and business risk. In addition, NetScout maintains reserves for potential credit losses, and such losses historically have been minimal and within management's expectations. At March 31, 1999, two customers accounted for approximately 23% and 12%, respectively, of NetScout's accounts receivable. NetScout does not anticipate non-performance by counterparties and, accordingly, does not require collateral.

    During the year ended March 31, 1997, one customer accounted for approximately 24% of NetScout's total revenue. During the year ended March 31, 1998, two customers accounted for approximately 40% and 12%, respectively, of NetScout's total revenue. During the year ended March 31, 1999, one customer accounted for approximately 51% of NetScout's total revenue.


(UNAUDITED)



    At June 30, 1999, one customer accounted for approximately 14% of NetScout's accounts receivable. During the three months ended June 30, 1999, one customer accounted for 44% of NetScout's total revenue.


INVENTORIES AND CONCENTRATIONS OF SUPPLIERS

    Inventories are stated at the lower of cost or market with cost being determined on the first-in, first-out method.

    NetScout purchases the majority of its product components from a limited number of vendors. Although there is a concentration of sources of supply, management believes that the nature of its business requires sourcing and marketing products from the limited number of vendors who have expertise in manufacturing the components for NetScout's products. A change in or loss of one or more of these vendors could cause a delay in filling customer orders and a possible loss of sales, which could adversely affect results of operations.

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FIXED ASSETS

    Fixed assets are stated at cost and depreciated using the straight-line method over their estimated useful lives.

RESEARCH AND DEVELOPMENT AND COMPUTER SOFTWARE DEVELOPMENT COSTS

    Costs incurred in the research and development of NetScout's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to establishment of technological feasibility (as defined by SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed") and capitalized thereafter when material to NetScout's financial position or results of operations. No software development costs were capitalized during the years ended March 31, 1997, 1998 and 1999, since costs incurred subsequent to establishment of technological feasibility were not material.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    NetScout accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. NetScout has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 9). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and, for awards made after November 16, 1998, in accordance with Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18").

ADVERTISING EXPENSE

    NetScout recognizes advertising expense as incurred. Advertising expense was approximately $70, $146 and $627 for the years ended March 31, 1997, 1998 and 1999, respectively.

UNAUDITED PRO FORMA BALANCE SHEET AND UNAUDITED PRO FORMA STATEMENT OF
  REDEEMABLE CONVERTIBLE COMMON STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)


    Upon the closing of NetScout's initial public offering, all of the outstanding shares (including shares held in treasury) of Series A Preferred Stock, Class B Convertible Common Stock and Non-Voting Common Stock will automatically convert into 2,526,316, 6,977,254 and 4,062,321 shares, respectively, of Voting Common Stock (Note 8). These transactions have been reflected in the unaudited pro forma balance sheet and unaudited pro forma statement of redeemable convertible common stock and stockholders' equity (deficit) as of June 30, 1999.


NET INCOME PER SHARE

    Basic net income per share is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to repurchase. Diluted net income per share is computed by dividing income available to common stockholders by the sum of the weighted average number of shares of

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) common stock outstanding during the period and the weighted average number of potential common stock from the assumed exercise of stock options and common stock subject to repurchase using the "treasury stock" method and the assumed conversion of the Series A Preferred Stock and the Class B Convertible Common Stock.

UNAUDITED PRO FORMA NET INCOME PER SHARE

    Pro forma basic and diluted net income per share have been computed assuming the conversion of all shares of Series A Preferred Stock, Class B Convertible Common Stock and Non-Voting Common Stock into Voting Common Stock, as if the shares had converted immediately upon their issuance.


UNAUDITED INTERIM FINANCIAL STATEMENTS



    Data and information as of June 30, 1999 and for the three months ended June 30, 1998 and 1999 is unaudited. In the opinion of NetScout's management, the June 30, 1998 and 1999 unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and result of operations for that period. The results of operations for the three month period ended June 30, 1999 are not necessarily indicative of the results of operations for the year ended March 31, 2000.


USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at March 31, 1998 and 1999 and the reported amounts of revenues and expenses during fiscal 1997, 1998 and 1999. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. NetScout does not expect SOP 98-1, which is effective for NetScout beginning April 1, 1999, to have a material effect on its financial condition or results of operations.

    In April 1998, the AcSEC issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities relating to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective for NetScout's fiscal year 2000 financial statements and NetScout does not expect its adoption to have a material effect on its financial condition or results of operations.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. NetScout does not expect SFAS No. 133 to have a material effect on its financial condition or results of operations.

3. INVENTORIES

    Inventories consist of the following:


                                                                    MARCH 31,
                                                               --------------------   JUNE 30,
                                                                 1998       1999        1999
                                                               ---------  ---------  -----------
                                                                                     (UNAUDITED)
Raw materials................................................  $   2,482  $   2,620   $   2,162
Work-in-process..............................................        259        348         228
Finished goods...............................................        313        197         194
                                                               ---------  ---------  -----------
                                                               $   3,054  $   3,165   $   2,584
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------


4. FIXED ASSETS

    Fixed assets consist of the following:


                                                                                      JUNE 30,
                                                    ESTIMATED                           1999
                                                     USEFUL         MARCH 31,        -----------
                                                      LIFE     --------------------
                                                    IN YEARS     1998       1999     (UNAUDITED)
                                                    ---------  ---------  ---------
Furniture and fixtures............................     3-7     $     788  $     890   $     925
Computer equipment and purchased software.........      3          2,815      4,556       5,200
Demonstration units...............................      2            971      1,228       1,554
Leasehold improvements............................      5          1,815      1,831       2,336
                                                               ---------  ---------  -----------
                                                                   6,389      8,505      10,015
Less--accumulated depreciation and amortization...                 2,548      4,278       4,777
                                                               ---------  ---------  -----------
                                                               $   3,841  $   4,227   $   5,238
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------


5. NOTES RECEIVABLE--STOCKHOLDERS


    In June 1996, the Board of Directors approved $1,100 and $900 loans to two voting stockholders ($2,000 in the aggregate). The loans are collateralized by 1,032,264 shares of Voting Common Stock of NetScout. The loans have five-year terms with an interest rate of 6.48%, compounded semi-annually and payable annually.

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

6. LINE OF CREDIT

    At March 31, 1999, NetScout had a revolving line of credit with a bank under which it can borrow up to $5,000 based upon a percentage of eligible accounts receivable. This line of credit expires on March 10, 2000. Borrowings under the line are payable on demand and bear interest at the bank's prime rate. Under the terms of the agreement, NetScout is required to comply with certain restrictive covenants, which require that NetScout maintain minimum amounts of profitability and liquidity. The line of credit is secured by NetScout's accounts receivable and inventory. NetScout was in compliance with all restrictive covenants at March 31, 1999. No borrowings were outstanding under the line of credit at March 31, 1999 (Note 12).

7. NET INCOME PER SHARE

    Below is a summary of the shares used in computing basic and diluted net income per share for the years indicated:


                                                                                           THREE MONTHS ENDED
                                                       YEAR ENDED MARCH 31,                     JUNE 30,
                                             ----------------------------------------  --------------------------
                                                 1997          1998          1999          1998          1999
                                             ------------  ------------  ------------  ------------  ------------
                                                                                              (UNAUDITED)
Weighted average number of shares
  outstanding..............................    19,009,601    19,289,168    18,585,676    19,304,432    14,331,206
Shares attributable to Class B Convertible
  Common Stock.............................            --            --     1,451,269            --     6,977,254
Shares attributable to Series A Preferred
  Stock....................................     2,526,316     2,526,316     2,263,579     2,526,316     1,263,158
Shares attributable to unvested Non-Voting
  Common Stock.............................       548,736       293,620        22,769       291,763            --
Stock options..............................       833,964     1,056,425     1,382,706     1,455,924     2,337,007
                                             ------------  ------------  ------------  ------------  ------------
Shares used in computing diluted net income
  per share................................    22,918,617    23,165,529    23,705,999    23,578,435    24,908,625
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------



    Stock options to purchase 123,600, 65,367, 73,985, and 205,536 shares of Non-Voting Common Stock for the years ended March 31, 1997, 1998 and 1999 and for the three months ended June 30, 1999 (unaudited), respectively, were outstanding at period end but were not included in the computation of diluted net income per share because the exercise prices of the options were greater than the average fair value of the common stock for the respective period.


8. CAPITAL STOCK


    In January 1999, NetScout issued 6,977,254 shares of Class B Redeemable Convertible Common Stock ("Class B Convertible Common Stock") to independent financial investors at $6.39 per share for net proceeds of $44,161. NetScout used the proceeds from this financing to repurchase shares of the Company's capital stock--see Treasury Stock below.


    The Class B Convertible Common Stock and Series A Convertible Preferred Stock ("Series A Preferred Stock") have the following characteristics:

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8. CAPITAL STOCK (CONTINUED)
VOTING RIGHTS

    The holders of the Class B Convertible Common Stock shall be entitled to that number of votes equal to the number of shares of Voting Common Stock into which each share could be converted with regard to any matter submitted to the shareholders for a vote. The holders of the Series A Preferred Stock have no voting rights.

DIVIDEND RIGHTS

    The holders of the Class B Convertible Common Stock and Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors and out of funds legally available, noncumulative dividends at the rate of $.64 and $.95, respectively, per share per annum, payable in preference and priority to any payment of any dividend on common stock. No dividends or other distributions shall be made with respect to the common stock, until all declared dividends on the Class B Convertible Common Stock and Series A Preferred Stock have been paid. Through March 31, 1999, no dividends have been declared or paid by NetScout.

LIQUIDATION PREFERENCE

    In the event of any liquidation, dissolution or winding up of the affairs of NetScout, the holders of the then outstanding Class B Convertible Common Stock and Series A Preferred Stock shall receive for each share an amount equal to the sum of $6.39 and $9.50 per share of Class B Convertible Common Stock and Series A Preferred Stock, respectively, plus all declared but unpaid dividends, payable in preference and priority to any payments made to the holders of the then outstanding common stock.

CONVERSION


    Each share of Class B Convertible Common Stock shall be convertible at any time, at the option of the stockholder, into one share of Voting Common Stock. Each share of Class B Convertible Common Stock shall automatically be convertible (i) into shares of Voting Common Stock upon the closing of an initial public offering in which gross proceeds are at least $40,000 and in which the price per common share to the public is at least $12.80 or (ii) into Voting Common Stock upon the written election of holders of not less than a majority of the then outstanding Class B Convertible Common Stock, voting as a class, at any other time. Each share of Series A Preferred Stock may be converted at any time, at the option of the stockholder, into four shares of Non-Voting Common Stock. Each share of Series A Preferred Stock shall automatically be converted (i) into shares of Voting Common Stock upon the closing of an initial public offering in which gross proceeds are at least $10,000, and in which the price per common share to the public is at least $4.75, or (ii) into Voting Common Stock at such time upon the election of holders of not less than two-thirds of the then outstanding Series A Preferred Stock, when NetScout's common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 or (iii) into Non-Voting Common Stock upon the election of holders of not less than two-thirds of the then outstanding Series A Preferred Stock.

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8. CAPITAL STOCK (CONTINUED)
REDEMPTION

    The holders of not less than a majority of the outstanding shares of Class B Convertible Common Stock may require NetScout to redeem 33.3%, 66.7% and 100% of their outstanding shares on January 15, 2004, 2005 and 2006, respectively. The redemption amount per share will be equal to the sum of $6.39 plus all declared but unpaid dividends. For the year ended March 31, 1999, accretion of the Class B Convertible Common Stock issuance costs was not material.

NON-VOTING COMMON STOCK

    Shares of Non-Voting Common Stock are automatically convertible into shares of Voting Common Stock upon the closing of an initial public offering.


STOCK SUBJECT TO REPURCHASE



    During the years ended March 31, 1994 and 1995, NetScout issued 3,259,720 and 104,280 shares of unvested Non-Voting Common Stock, respectively, which generally vest a portion at the date of grant and then vest yearly through 1999, to employees of NetScout. As of March 31, 1999, all shares of Non-Voting Common Stock subject to stock repurchase agreements were fully vested.



    In August 1995, NetScout issued 200,000 shares of unvested Non-Voting Common Stock to a related party in exchange for services to be performed. The shares were scheduled to vest in August 2005. The fair value ascribed to the shares was $50 which was recorded as deferred compensation and was being charged to NetScout's results of operations ratably over the service period of the related party. In February 1999, NetScout terminated the agreement allowing the shares to become vested and recognized the remaining balance of deferred compensation as a charge to operations at that time. For the year ended March 31, 1999, NetScout recorded $27 as compensation expense related to these shares.


STOCK SPLIT


    In December 1998, NetScout authorized and effected a two-for-one stock split on the voting and non-voting common stock. As a result, all common stock share and per share data included in the accompanying consolidated financial statements and notes have been retroactively restated for the split.


TREASURY STOCK


    In January 1999, NetScout repurchased 4,749,498 shares of Voting Common Stock and 964,600 shares of Non-Voting Common Stock for $6.39 per share and 315,789 shares of Series A Preferred Stock for $25.55 per share ($6.39 per common equivalent) for a total of $44,571. Of this amount, $44,394 was recorded as treasury stock and $177 was recorded as a charge to operations. The amount charged to operations was for 42,600 shares of Non-Voting Common Stock repurchased from employees who acquired the stock under NetScout's stock option plan and did not hold such stock for at least six months.

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8. CAPITAL STOCK (CONTINUED)
RESERVED SHARES


    NetScout has reserved 4,035,608 shares of Non-Voting Common Stock for issuance under the 1990 Stock Option Plan (Note 9). NetScout has also reserved 17,575,036 shares of Voting Common Stock for issuance upon conversion of NetScout's Class B Convertible Common Stock and Series A Preferred Stock and Non-Voting Common Stock. In addition, NetScout has reserved 2,526,316 shares of Non-Voting Common Stock for issuance upon conversion of NetScout's Series A Preferred Stock.


AUTHORIZED SHARES


    In April 1999, NetScout's Board of Directors approved, subject to stockholder approval, an increase in the authorized shares of Voting and Non-Voting Common Stock, $0.001 par value per share, to 121,798,382 and 21,224,364 shares, respectively.


9. STOCK PLANS

1990 STOCK OPTION PLAN


    In October 1990, NetScout adopted the 1990 Stock Option Plan (the "1990 Stock Option Plan"). The 1990 Stock Option Plan provides for the granting of incentive and non-qualified stock options to employees, directors and consultants of NetScout. The 1990 Stock Option Plan, as amended, allows for the issuance of options to purchase up to 4,514,666 shares of Non-Voting Common Stock. The Board of Directors determines the term of each option, option price, number of shares for which each option is granted and the rate at which each option is exercisable. The exercise price of incentive stock options shall not be less than 100% of the fair market value of the common stock at the date of grant (110% for incentive stock options granted to holders of more than 10% of the voting stock of NetScout). The term of options granted cannot exceed ten years (five years for incentive stock options granted to holders of more than 10% of the voting stock of NetScout).


1999 STOCK OPTION AND INCENTIVE PLAN


    In April 1999, NetScout adopted the 1999 Stock Option and Incentive Plan (the "1999 Stock Option Plan"). The 1999 Stock Option Plan provides for the grant of stock-based awards to employees, officers and directors, consultants or advisors. Under the 1999 Stock Option Plan, NetScout may grant options that are intended to qualify as incentive stock options, options not intended to qualify as incentive stock options, restricted stock and other stock-based awards. Incentive stock options may be granted only to employees of NetScout. The 1999 Stock Option Plan is administered by the compensation committee. Subject to the provisions of the 1999 Stock Option Plan, the compensation committee has the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock subject to the award. A total of 4,500,000 shares of common stock have been reserved for issuance under the 1999 Stock Option Plan.


EMPLOYEE STOCK PURCHASE PLAN


    In April 1999, NetScout adopted the 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan"), to be effective upon the closing of an initial public offering. The 1999 Purchase Plan provides for the issuance of a maximum of 500,000 shares of common stock.

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. STOCK PLANS (CONTINUED)
    Transactions under the 1990 Stock Option Plan during the years ended March 31, 1997, 1998 and 1999 are summarized as follows:


                                                                                                          WEIGHTED
                                                                                                           AVERAGE
                                                                                             NUMBER OF    EXERCISE
                                                                                               SHARES       PRICE
                                                                                             ----------  -----------
Outstanding--March 31, 1996................................................................     665,500   $     .10
  Granted (weighted average fair value of $.43 per share)..................................   1,404,500        1.41
  Exercised................................................................................     (17,600)        .12
  Canceled.................................................................................     (54,000)        .48
                                                                                             ----------
Outstanding--March 31, 1997................................................................   1,998,400        1.01
  Granted (weighted average fair value of $.79 and $1.63 per share for options with exercise prices equal to and less than the market price, respectively,
    at the date of grant)..................................................................   1,196,000        2.87
  Exercised................................................................................     (19,200)       1.31
  Canceled.................................................................................    (230,600)       2.18
                                                                                             ----------
Outstanding--March 31, 1998................................................................   2,944,600        1.67
  Granted (weighted average fair value of $.99 and $4.53 per share for options with exercise prices equal to and less than the market price, respectively, at the date of
    grant).................................................................................   1,054,000        5.00
  Exercised................................................................................    (427,858)        .58
  Canceled.................................................................................    (477,117)       2.34
                                                                                             ----------
Outstanding--March 31, 1999................................................................   3,093,625        2.85
                                                                                             ----------
                                                                                             ----------

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. STOCK PLANS (CONTINUED)
    The following tables summarize information about employee options outstanding and exercisable at March 31, 1999:


                                                                        WEIGHTED
                                                                        AVERAGE       WEIGHTED
                                                                       REMAINING       AVERAGE
                                                          NUMBER      CONTRACTUAL     EXERCISE
 RANGE OF EXERCISE PRICES                               OUTSTANDING       LIFE          PRICE
------------------------------------------------------  -----------  --------------  -----------
                                                                        (YEARS)
 $.003 to 1.50........................................   1,032,575        6.7         $     .76
  1.75 to 2.50........................................     840,363        8.2              2.49
  4.00 to 5.00........................................     848,187        9.1              4.20
  6.00 to 6.50........................................     372,500        9.8              6.40
                                                        -----------
                                                         3,093,625        8.1              2.85
                                                        -----------
                                                        -----------



                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                                           NUMBER     EXERCISE
 RANGE OF EXERCISE PRICES                                                EXERCISABLE    PRICE
-----------------------------------------------------------------------  ----------  -----------
 $.003 to 1.50.........................................................     666,501   $     .67
  1.75 to 2.50.........................................................     352,992        2.47
  4.00 to 5.00.........................................................     152,879        4.09
  6.00 to 6.50.........................................................      10,256        6.42
                                                                         ----------
                                                                          1,182,628
                                                                         ----------
                                                                         ----------



    As of March 31, 1997 and 1998, 270,760 and 690,640 options were exercisable, respectively, under the 1990 Stock Option Plan. As of March 31, 1999, there were 941,983 shares of common stock available for grant under the 1990 Stock Option Plan.


FAIR VALUE DISCLOSURES

    As discussed in Note 2, NetScout has adopted SFAS No. 123 through disclosure only. Had compensation cost for NetScout's option plan been determined based on the fair value at the grant dates, as prescribed in SFAS No. 123, NetScout's net income and basic and diluted net income per share on a pro forma basis would have been as follows:


                                                                       YEAR ENDED MARCH 31,
                                                                  -------------------------------
                                                                    1997       1998       1999
                                                                  ---------  ---------  ---------
Net income:
  As reported...................................................  $   5,918  $   5,432  $  10,272
  Pro forma.....................................................  $   5,824  $   5,208  $   9,915
Basic net income per share:
  As reported...................................................  $     .31  $     .28  $     .55
  Pro forma.....................................................  $     .31  $     .27  $     .53
Diluted net income per share:
  As reported...................................................  $     .26  $     .23  $     .43
  Pro forma.....................................................  $     .25  $     .22  $     .42

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

9. STOCK PLANS (CONTINUED)
    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions for grants in 1997, 1998 and 1999: dividend yield of 0.0%; risk-free interest rates of 6.4%, 6.0% and 5.1% for 1997, 1998 and 1999, respectively; and a weighted-average expected option term of 5 years. Because options granted after the initial filing for NetScout's initial public offering must contain a volatility factor under SFAS No. 123, additional option grants are expected to be made each year and options vest over several years, the above pro forma disclosures are not representative of pro forma effects of reported net income for future years.


    In May 1996, NetScout granted 332,000 options to purchase Non-Voting Common Stock to a consultant in exchange for services to be performed. The fair value ascribed to the shares was $166 which was recorded as deferred compensation and is being charged to NetScout's results of operations ratably over the service period. For the year ended March 31, 1999, NetScout recorded $33 of compensation expense related to these options.



    In September 1997, NetScout granted 40,000 options to purchase Non-Voting Common Stock to consultants for services to be performed. In November 1997, the EITF finalized Issue No. 96-18. Under EITF 96-18, the compensation expense that will ultimately be recognized for options issued to these consultants will be measured at the vesting dates of the underlying options. As these options vest over five years, NetScout will be required to remeasure the fair value of these options at each reporting period prior to vesting and then finally at the vesting dates of the options. Changes in the estimated fair value of these options will be recognized as compensation expense in the period of the change. In March 1999, NetScout terminated the agreement with the consultants and a total of 16,000 options vested. For the year ended March 31, 1999, NetScout recorded $105 of compensation expense related to these options.



    In September 1997, NetScout granted 518,000 options to purchase Non-Voting Common Stock at $2.50 per share to employees. At the grant date, NetScout estimated the fair value of the common stock to be $3.50 per share. In accordance with APB No. 25, NetScout recorded $518 of deferred compensation which will be charged to NetScout's results of operations over the vesting period of the options, generally four years. For the year ended March 31, 1999, NetScout recorded $138 of compensation expense related to these options.



    In February 1999, NetScout granted 305,500 options to purchase Non-Voting Common Stock at $6.50 per share to employees. At the grant date, NetScout estimated the fair value of the common stock to be $9.68 per share. In accordance with APB No. 25, NetScout recorded $968 of deferred compensation which will be charged to NetScout's results of operations over the vesting period of the options, generally four years. For the year ended March 31, 1999, NetScout recorded $40 of compensation expense related to these options.



    In April 1999, NetScout granted 287,750 options to purchase Non-Voting Common Stock at $18.90 per share, the estimated fair value of the common stock at the grant date, to employees.


10. RETIREMENT PLAN

    In 1996, NetScout established a 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, pursuant to which NetScout matches 25% of the employee's contribution up to 6% of the employee's salary. NetScout contributions vest at a rate of 20% per year

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

10. RETIREMENT PLAN (CONTINUED)
of service. NetScout made matching contributions of $57, $121 and $153 to the plan for the years ended March 31, 1997, 1998 and 1999, respectively.

11. INCOME TAXES

    The components of the provision for income taxes are as follow:


                                                                        YEAR ENDED MARCH 31,
                                                                   -------------------------------
                                                                     1997       1998       1999
                                                                   ---------  ---------  ---------
Current provision:
  Federal........................................................  $   3,438  $   2,859  $   4,938
  State..........................................................      1,050        701        674
  Foreign........................................................         --         --         33
                                                                   ---------  ---------  ---------
                                                                       4,488      3,560      5,645
                                                                   ---------  ---------  ---------
Deferred tax (benefit) provision:
  Federal........................................................       (721)      (426)       (20)
  State..........................................................       (127)       (78)        90
                                                                   ---------  ---------  ---------
                                                                        (848)      (504)        70
                                                                   ---------  ---------  ---------
                                                                   $   3,640  $   3,056  $   5,715
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------


    The components of deferred tax assets are as follows:


                                                                                  MARCH 31,
                                                                             --------------------
                                                                               1998       1999
                                                                             ---------  ---------
Deferred tax assets:
  Reserves.................................................................  $     486  $     558
  Accrued expenses.........................................................        226        542
  Fixed assets.............................................................        335        327
  Deferred revenue.........................................................        479         74
  Other....................................................................         61         16
                                                                             ---------  ---------
                                                                             $   1,587  $   1,517
                                                                             ---------  ---------
                                                                             ---------  ---------

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11. INCOME TAXES (CONTINUED)
    The income tax provision computed using the federal statutory income tax rate differs from NetScout's effective tax rate primarily due to the following:

                                                                             YEAR ENDED MARCH 31,
                                                                        -------------------------------
                                                                          1997       1998       1999
                                                                        ---------  ---------  ---------
Statutory U.S. federal tax rate.......................................       34.0%      34.0%      35.0%
State taxes, net of federal tax benefit...............................        6.4        4.8        3.1
Foreign sales corporation exempt income...............................        (.8)      (1.5)      (2.1)
Research and development tax credits..................................       (1.3)      (1.7)      (1.5)
Other.................................................................        (.2)        .4        1.3
                                                                              ---        ---        ---
                                                                             38.1%      36.0%      35.8%
                                                                              ---        ---        ---
                                                                              ---        ---        ---

12. COMMITMENTS AND CONTINGENCIES

LEASES

    NetScout leases office space under operating leases. Total rent expense under the leases was $198, $942 and $1,531 for the years ended March 31, 1997, 1998 and 1999, respectively. Future noncancelable minimum lease commitments are as follows:

YEAR ENDING MARCH 31,
-------------------------------------------------------------------------------------
2000.................................................................................  $     861
2001.................................................................................        959
2002.................................................................................      1,024
2003.................................................................................        683
2004.................................................................................         --
                                                                                       ---------
Total minimum lease payments.........................................................  $   3,527
                                                                                       ---------
                                                                                       ---------

    Under the terms of its principal office lease, NetScout is required to maintain a letter of credit totaling $561 under its $5,000 revolving line of credit (Note 6).

CONTINGENCIES


    In August 1998, a former employee made claims against NetScout and an employee stockholder and alleged unspecified damages. The former employee filed a related claim with the Massachusetts Commission Against Discrimination (the "MCAD") in December 1998. In July 1999, the former employee requested that the claim be withdrawn from the MCAD, so that the claim may be filed in state and/or federal court. Based on the information available to date, NetScout believes that the claim is without merit and intends to vigorously defend this claim. The parties have had preliminary settlement negotiations. As this matter is at a preliminary stage, NetScout is unable to predict the outcome or the amount of related expense or loss, if any.


    In addition to the matter noted above, from time to time NetScout is subject to legal proceedings and claims in the ordinary course of business. In the opinion of management, the amount of ultimate

                             NETSCOUT SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

12. COMMITMENTS AND CONTINGENCIES (CONTINUED) expense with respect to any other current legal proceedings and claims will not have a material adverse effect on NetScout's financial position or results of operations.

EMPLOYMENT AGREEMENT

    In January 1999, NetScout amended an employment agreement with two employee stockholders which provides that each employee stockholder will receive a base salary of at least $250 and a year-end, non-discretionary bonus of at least $250. The employment agreement is terminable at will, but provides that if either employee's employment is terminated by NetScout without cause, or either decides to terminate his own employment for "good reason", as defined, each is entitled to receive severance benefits for three years as follows: (i) for the first twelve months following termination, the greater of $175 or base salary as of the date of termination; and (ii) for each subsequent twelve-month period, an amount equal to 120% of the amount received in the immediately preceding twelve months. Each employment agreement provides for a five-year term commencing June 1, 1994 with automatic one-year renewals.

13. RELATED PARTY TRANSACTIONS

    For the years ended March 31, 1997, 1998 and 1999, NetScout paid approximately $352, $315 and $470, respectively, to an affiliate, which is two-thirds owned by the two voting common stockholders of NetScout, for consulting services.

14. GEOGRAPHIC INFORMATION

    Revenue was distributed geographically as follows:


                                                   YEAR ENDED              THREE MONTHS ENDED
                                                    MARCH 31,                   JUNE 30,
                                         -------------------------------  --------------------
                                           1997       1998       1999       1998       1999
                                         ---------  ---------  ---------  ---------  ---------
                                                                              (UNAUDITED)
North America..........................  $  26,823  $  37,518  $  59,619  $  13,191  $  15,442
Other international....................      3,825      5,311      7,932      2,072      3,629
                                         ---------  ---------  ---------  ---------  ---------
                                         $  30,648  $  42,829  $  67,551  $  15,263  $  19,071
                                         ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------


    Substantially all of NetScout's identifiable assets are located in the United States.

                             NETSCOUT SYSTEMS, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS


                                                            BALANCE AT                                BALANCE AT
                                                           BEGINNING OF   CHARGED TO                    END OF
DESCRIPTION                                                   PERIOD      OPERATIONS    DEDUCTIONS      PERIOD
---------------------------------------------------------  ------------  ------------  ------------  ------------
Year ended March 31, 1997
  Reserves and allowances deducted from asset accounts
    Reserve for returns..................................  $    117,000     2,868,000     1,492,000   $1,493,000
    Allowance for doubtful accounts......................  $     80,000       151,000        31,000   $  200,000
Year ended March 31, 1998
  Reserves and allowances deducted from asset accounts
    Reserve for returns..................................  $  1,493,000      (427,000)      353,000   $  713,000
    Allowance for doubtful accounts......................  $    200,000       178,000        28,000   $  350,000
Year ended March 31, 1999
  Reserves and allowances deducted from asset accounts
    Reserve for returns..................................  $    713,000      (184,000)       83,000   $  446,000
    Allowance for doubtful accounts......................  $    350,000       244,000         4,000   $  590,000
Three months ended June 30, 1999
  Reserves and allowances deducted from asset accounts
    Reserve for returns..................................  $    446,000        61,000        44,000   $  463,000
    Allowance for doubtful accounts......................  $    590,000        (4,300)          800   $  584,900

    [Picture of three different models of NetScout probes.]

                                     [LOGO]

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

SEC registration fee..............................................  $  28,773
NASD filing fee...................................................     10,850
Nasdaq National Market listing fee................................     95,000
Printing and engraving expenses...................................    120,000
Legal fees and expenses...........................................    300,000
Accounting fees and expenses......................................    225,000
Blue Sky fees and expenses (including legal fees).................      5,000
Transfer agent and registrar fees and expenses....................      5,000
Miscellaneous.....................................................     10,377
                                                                    ---------
  Total...........................................................  $ 800,000
                                                                    ---------
                                                                    ---------

    NetScout will bear all expenses shown above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and the Company's charter and by-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's charter and by-laws filed as Exhibits 3.3 and
3.5 hereto, respectively.

    The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

    In addition, the Company has an existing directors and officers liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In the three fiscal years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

    (a) Issuances of Capital Stock.


    In January 1999, the Company issued 6,977,254 shares of its Class B Convertible Common Stock, par value $0.001 per share, to certain affiliates of TA Associates, Inc. and to Egan-Managed Capital, L.P., at $6.388051 per share, for aggregate consideration of $44,571,054. All of the proceeds from the Class B Common Stock financing were used to redeem shares of the Company's Series A Preferred Stock, Non-Voting Common Stock and common stock held by certain persons, including certain officers and directors of NetScout. Upon closing of this offering, the 6,977,254 outstanding shares of Class B Convertible Common Stock will automatically convert into 6,977,254 shares of common stock.


    In February 1996, NetScout issued 631,579 shares of its Series A Preferred Stock, par value $0.001 per share, to Greylock Equity Limited Partnership, at purchase price of $9.50 per share, for an aggregate of

$6,000,000. Roger Evans, a general partner of the general partner of Greylock, served as a member of the Board of Directors of NetScout from February 1996 until January 1999. Upon closing of this offering, the 315,790 shares of outstanding Series A Preferred Stock will automatically convert into an aggregate of 1,263,160 shares of common stock.


    (b) Grants and Exercises of Stock Options


    As of June 30, 1999, the Company has outstanding options to purchase an aggregate of 3,239,451 shares of Non-Voting Common Stock under the 1990 Stock Option Plan exercisable at a weighted average exercise price of $4.21 per share. From April 1, 1996 to June 30, 1999, the Company issued 491,121 shares of Non-Voting Common Stock for an aggregate purchase price of $347,000 pursuant to exercise of employee options.


    Upon closing of this offering, each share of Non-Voting Common Stock will convert into one share of common stock.

    No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS:


EXHIBIT NO.                                                  EXHIBIT
-------------  ---------------------------------------------------------------------------------------------------

1.1*           Form of Underwriting Agreement.

3.1++          Second Amended and Restated Certificate of Incorporation of NetScout.

3.2++          Form of Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of
               NetScout.

3.3, 4.1++     Form of Third Amended and Restated Certificate of Incorporation of NetScout.

3.4++          By-laws of NetScout.

3.5, 4.2++     Form of Amended and Restated By-laws of NetScout.

4.3 TRIANGLE   Specimen Certificate for shares of NetScout's Common Stock.

5.1 TRIANGLE   Legal Opinion of Testa, Hurwitz & Thibeault, LLP.

10.1**++       1990 Stock Option Plan, as amended.

10.2** TRIANGLE 1999 Stock Option and Incentive Plan.

10.3** TRIANGLE 1999 Employee Stock Purchase Plan.

10.4++         Stock Purchase and Redemption Agreement dated December 31, 1998 by and among NetScout, Greylock
               Equity Limited Partnership, certain affiliates of TA Associates, Inc. and Egan-Managed Capital,
               L.P.

10.5++         Amended and Restated Rights Agreement entered into as of January 15, 1999 by and among NetScout,
               Greylock Equity Limited Partnership, certain affiliates of TA Associates, Inc. and Egan-Managed
               Capital, L.P.

10.6++         Lease dated August 18, 1997 between NetScout and Michelson Farm-Westford Technology Park Limited
               Partnership.

10.7++         Amended and Restated Loan and Security Agreement dated March 12, 1998 by and between NetScout and
               Silicon Valley Bank.

EXHIBIT NO.                                                  EXHIBIT
-------------  ---------------------------------------------------------------------------------------------------
10.8++         Loan Modification Agreement entered into March 11, 1999 between NetScout and Silicon Valley Bank.

+10.9++        OEM Agreement dated as of February 3, 1998 by and between SDL Communications, Inc. and NetScout.

+10.10++       Project Development and License Agreement dated as of July 13, 1994 by and between Cisco Systems,
               Inc. and NetScout.

+10.11++       Amendment No. 1 to the Project Agreement and Design License Agreement dated as of January 4, 1995 by and between Cisco and NetScout.

+10.12++       Private Label Agreement effective as of October 17, 1995 by and between Cisco and NetScout.

+10.13++       Amendment to Private Label Agreement and Project Development and License Agreement dated May 15,
               1996 by and between Cisco and NetScout.

+10.14++       Amendment No. 3 to the Private Label Agreement and Project Development and License Agreement by and
               between Cisco and NetScout.

+10.15++       Amendment No. 4 to Private Label Agreement and Project Development and License Agreement effective as of February 23, 1998 by and between Cisco and NetScout.

10.16**++      Agreement Relating to Employment dated June 1, 1994 by and between NetScout and Anil Singhal.

10.17**++      Amendment No. 1 to Agreement Relating to Employment dated January 14, 1999 by and between NetScout and Anil Singhal.

10.18**++      Agreement Relating to Employment dated June 1, 1994 by and between NetScout and Narendra Popat.

10.19**++      Amendment No. 1 to Agreement Relating to Employment dated January 14, 1999 by and between NetScout and Narendra Popat.

10.20++        Secured Term Note for $1,100,000, Partially Non-Recourse, dated June 28, 1996, Payable to NetScout by Anil Singhal.

10.21++        Stock Pledge Agreement, made as of June 28, 1996, between Anil Singhal and NetScout.

10.22++        Secured Term Note for $900,000, Partially Non-Recourse, dated June 28, 1996. Payable to NetScout by
               Narendra Popat.

10.23++        Stock Pledge Agreement, made as of June 28, 1996, between Narendra Popat and NetScout.

21.1++         Subsidiaries of NetScout.

23.1 TRIANGLE  Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit 5.1).

23.2 TRIANGLE  Consent of PricewaterhouseCoopers LLP.

24.1++         Power of Attorney.

27.1 TRIANGLE  Financial Data Schedule.

27.2 TRIANGLE  Financial Data Schedule.


------------------------

*   To be filed by amendment.

** Indicates a management contract or any compensatory plan, contract or arrangement.

+ Confidential materials omitted and filed separately with the Securities and Exchange Commission.

++  Previously filed.


 TRIANGLE  Filed herewith.

(B) FINANCIAL STATEMENT SCHEDULES.

    Schedule II--Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are either not applicable or the required information is included with the Consolidated Financial Statement and Notes thereto, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westford, Massachusetts on July 20, 1999.


                                NETSCOUT SYSTEMS, INC.

                                By:            /s/ CHARLES W. TILLETT
                                     ------------------------------------------
                                                 Charles W. Tillett
                                     VICE PRESIDENT, FINANCE AND ADMINSTRATION
                                            AND CHIEF FINANCIAL OFFICER

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                      TITLE(S)                   DATE
------------------------------  ---------------------------  -------------------
                                Chief Executive Officer and     July 20, 1999
              *                 Chairman of the Board
 ----------------------------   (Principal Executive
       Anil K. Singhal          Officer)

              *                 President, Chief Operating      July 20, 1999
 ----------------------------   Officer and Director
        Narendra Popat

                                Vice President, Finance and     July 20, 1999
    /s/ CHARLES W. TILLETT      Administration and Chief
 ----------------------------   Financial Officer
      Charles W. Tillett        (Principal Financial and
                                Accounting Officer)

              *                 Director                        July 20, 1999
 ----------------------------
    Joseph G. Hadzima, Jr.

              *                 Director                        July 20, 1999
 ----------------------------
     Kenneth T. Schiciano

              *                 Director                        July 20, 1999
 ----------------------------
       Richard J. Egan


*By:   /s/ CHARLES W. TILLETT
      -------------------------
         Charles W. Tillett
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.                                                  EXHIBIT
-------------  ---------------------------------------------------------------------------------------------------

1.1*           Form of Underwriting Agreement.

3.1++          Second Amended and Restated Certificate of Incorporation of NetScout.

3.2++          Form of Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of
               NetScout.

3.3, 4.1++     Form of Third Amended and Restated Certificate of Incorporation of NetScout.

3.4++          By-laws of NetScout.

3.5, 4.2++     Form of Amended and Restated By-laws of NetScout.

4.3 TRIANGLE   Specimen Certificate for shares of NetScout's Common Stock.

5.1 TRIANGLE   Legal Opinion of Testa, Hurwitz & Thibeault, LLP.

10.1**++       1990 Stock Option Plan, as amended.

10.2** TRIANGLE 1999 Stock Option and Incentive Plan.

10.3** TRIANGLE 1999 Employee Stock Purchase Plan.

10.4++         Stock Purchase and Redemption Agreement dated December 31, 1998 by and among NetScout, Greylock
               Equity Limited Partnership, certain affiliates of TA Associates, Inc. and Egan-Managed Capital,
               L.P.

10.5++         Amended and Restated Rights Agreement entered into as of January 15, 1999 by and among NetScout,
               Greylock Equity Limited Partnership, certain affiliates of TA Associates, Inc. and Egan-Managed
               Capital, L.P.

10.6++         Lease dated August 18, 1997 between NetScout and Michelson Farm-Westford Technology Park Limited
               Partnership.

10.7++         Amended and Restated Loan and Security Agreement dated March 12, 1998 by and between NetScout and
               Silicon Valley Bank.

10.8++         Loan Modification Agreement entered into March 11, 1999 between NetScout and Silicon Valley Bank.

+10.9++        OEM Agreement dated as of February 3, 1998 by and between SDL Communications, Inc. and NetScout.

+10.10++       Project Development and License Agreement dated as of July 13, 1994 by and between Cisco Systems,
               Inc. and NetScout.

+10.11++       Amendment No. 1 to the Project Agreement and Design License Agreement dated as of January 4, 1995 by and between Cisco and NetScout.

+10.12++       Private Label Agreement effective as of October 17, 1995 by and between Cisco and NetScout.

+10.13++       Amendment to Private Label Agreement and Project Development and License Agreement dated May 15,
               1996 by and between Cisco and NetScout.

+10.14++       Amendment No. 3 to the Private Label Agreement and Project Development and License Agreement by and
               between Cisco and NetScout.

+10.15++       Amendment No. 4 to Private Label Agreement and Project Development and License Agreement effective as of February 23, 1998 by and between Cisco and NetScout.

10.16**++      Agreement Relating to Employment dated June 1, 1994 by and between NetScout and Anil Singhal.

10.17**++      Amendment No. 1 to Agreement Relating to Employment dated January 14, 1999 by and between NetScout and Anil Singhal.

10.18**++      Agreement Relating to Employment dated June 1, 1994 by and between NetScout and Narendra Popat.

EXHIBIT NO.                                                  EXHIBIT
-------------  ---------------------------------------------------------------------------------------------------
10.19**++      Amendment No. 1 to Agreement Relating to Employment dated January 14, 1999 by and between NetScout and Narendra Popat.

10.20++        Secured Term Note for $1,100,000, Partially Non-Recourse, dated June 28, 1996, Payable to NetScout by Anil Singhal.

10.21++        Stock Pledge Agreement, made as of June 28, 1996, between Anil Singhal and NetScout.

10.22++        Secured Term Note for $900,000, Partially Non-Recourse, dated June 28, 1996. Payable to NetScout by
               Narendra Popat.

10.23++        Stock Pledge Agreement, made as of June 28, 1996, between Narendra Popat and NetScout.

21.1++         Subsidiaries of NetScout.

23.1 TRIANGLE  Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit 5.1).

23.2 TRIANGLE  Consent of PricewaterhouseCoopers LLP.

24.1++         Power of Attorney.

27.1 TRIANGLE  Financial Data Schedule.

27.2 TRIANGLE  Financial Data Schedule.


------------------------

*   To be filed by amendment.

** Indicates a management contract or any compensatory plan, contract or arrangement.

+ Confidential materials omitted and filed separately with the Securities and Exchange Commission.

++  Previously filed.


 TRIANGLE  Filed herewith.